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As filed with the Securities and Exchange Commission on March 31, 2005

Registration No. 333-121137

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UBIQUITEL OPERATING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4812 (Primary Standard Industrial Classification Code Number)	23-3024747 (I.R.S. Employer Identification No.)

        (FOR THE CO-REGISTRANT, PLEASE SEE
"CO-REGISTRANT INFORMATION" ON THE FOLLOWING PAGE)*

One West Elm Street, Suite 400 Conshohocken, Pennsylvania 19428 (610) 832-3300 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	Donald A. Harris
Chief Executive Officer and President
UbiquiTel Operating Company
One West Elm Street, Suite 400
Conshohocken, Pennsylvania 19428
(610) 832-3300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:
Patricia E. Knese
Vice President and General Counsel
UbiquiTel Operating Company
One West Elm Street, Suite 400
Conshohocken, Pennsylvania 19428
Telephone No.: (610) 832-3300
Facsimile No.: (610) 832-1076	Andrew E. Balog, Esq. Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Telephone No.: (305) 579-0500 Facsimile No.: (305) 579-0717

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        *The Co-Registrant named on the following page is the parent of the Registrant and is the guarantor of the notes to be registered hereby.

CO-REGISTRANT INFORMATION

(Exact name of Co-Registrant as Specified in its Charter)	(Primary Standard Industrial Classification Number)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

UbiquiTel Inc.	4812	Delaware	23-3017909

        The address, including zip code and telephone number, including area code, of the Co-Registrant's principal executive office is One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428, (610) 832-3300.

        The name, address, including zip code and telephone number, including area code, of the agent for service for the Co-Registrant is Donald A. Harris, President and Chief Executive Officer of UbiquiTel Operating Company, One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428, (610) 832-3300.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2005

PROSPECTUS

$150,000,000

UBIQUITEL OPERATING COMPANY

Offer to Exchange
Outstanding 9 7/8% Senior Notes due 2011
for
Registered 9 7/8% Senior Notes due 2011
The Exchange Offer

        We are offering to exchange up to $150,000,000 aggregate principal amount of our outstanding 9 7/8% senior notes due 2011 for up to a like aggregate principal amount of our registered 9 7/8% senior notes due 2011. On October 14, 2004, we completed a private placement of the outstanding notes. The outstanding notes are additional notes issued under an indenture dated as of February 23, 2004. In connection with the private placement, we entered into a registration rights agreement pursuant to which we agreed to deliver this prospectus to you for the purpose of making an exchange offer. The registered notes we are offering to exchange hereby also are additional notes issued under the indenture dated as of February 23, 2004. On that date, we issued and sold $270,000,000 aggregate principal amount of 9 7/8% senior notes due 2011, which were subsequently exchanged for $270,000,000 aggregate principal amount of notes registered under the Securities Act of 1933, pursuant to an exchange offer completed on July 29, 2004. The registered notes we are offering to exchange hereby will be pari passu with, of the same series as, vote on any matter submitted to holders of, and otherwise identical in all respects to, our 9 7/8% senior notes due 2011 issued in February 2004 and exchanged in July 2004.

        We initially commenced this exchange offer for the outstanding notes on January 11, 2005, but, as announced on February 10, 2005, we had to suspend it due to our corporate parent UbiquiTel Inc. having to restate its consolidated financial statements for the years ended December 31, 2000 through December 31, 2003 and the nine months ended September 30, 2004 to correct its accounting for cell tower leases. Because UbiquiTel Inc. has since restated its consolidated financial statements for such periods, we are resuming this exchange offer. For further information regarding UbiquiTel Inc.'s restatement of its consolidated financial statements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Restatements of Prior Years' Financial Statements" and Note 2 to the audited consolidated financial statements of UbiquiTel Inc. and its subsidiaries included elsewhere herein.

The Registered Notes

        The terms of the registered notes that we are offering in exchange for the outstanding notes are substantially identical to the terms of the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

Material Terms of the Exchange Offer

  •
  The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2005, unless extended.

  •
  The exchange offer is subject to customary conditions, including the conditions that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

  •
  You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

  •
  We will exchange all outstanding notes that are validly tendered and not withdrawn before the exchange offer expires.

  •
  We will issue the registered notes promptly after the exchange offer expires.

  •
  We believe that the exchange of outstanding notes should not be a taxable event for federal income tax purposes, but you should read "Certain Federal Income Tax Consequences" for more information.

  •
  We will not receive any proceeds from the exchange offer.

  •
  All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of one year after consummating the exchange offer we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Before participating in the exchange offer, please refer to the section in this prospectus entitled "Risk Factors" beginning on page 14.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the registered notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2005

i

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus contains forward looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere regarding our strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects and plans and objectives of management, are forward looking statements. When used in this prospectus, the words "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions are intended to identify forward looking statements, although not all forward looking statements contain such identifying words. All forward looking statements speak only as of the date of this prospectus. Neither we nor the guarantor of the notes undertake any obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors with respect to any such forward looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, include, but are not limited to:

  •
  our dependence on our affiliation with Sprint;

  •
  the potential impact of the recently announced Sprint-Nextel business combination on our affiliation with Sprint as well as Sprint's competitiveness in the wireless industry;

  •
  the competitiveness of and changes in Sprint's pricing plans, products and services;

  •
  increased competition in our markets;

  •
  rates of penetration in the wireless communications industry;

  •
  the potential to experience a high rate of customer turnover;

  •
  customer quality;

  •
  potential declines in roaming and wholesale revenue;

  •
  our reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint;

  •
  the ability of Sprint to provide back office, customer care and other services;

  •
  the potential impact of wireless local number portability;

  •
  our debt level;

  •
  adequacy of bad debt and other reserves;

  •
  our ability to manage anticipated growth and rapid expansion;

  •
  changes in population;

  •
  changes or advances in technology;

  •
  effects of mergers and consolidations within the wireless communications industry and unexpected announcements or developments from others in the wireless communications industry; and

  •
  general economic and business conditions.

        These and other applicable risks that could, among other things, cause actual results to differ from these forward looking statements are described in this prospectus under the sections entitled "Risk

Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus and our and our parent UbiquiTel Inc.'s future filings with the Securities and Exchange Commission.

MARKET AND OTHER DATA

        Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources, as well as information provided to us by Sprint. Some data are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources, including information provided to us by Sprint, the U.S. Census Bureau and Kagan World Media. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

        This prospectus contains trademarks, service marks and trade names of companies and organizations other than us.

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus concerning our business and the exchange offer and does not contain all of the information that may be important to your investment decision. We urge you to read and review the entire prospectus, including "Risk Factors," before deciding to participate in the exchange offer.

        In this prospectus, unless the context indicates otherwise, references to "UbiquiTel," the "Company," "we," "us" and "our" refers to UbiquiTel Operating Company and its consolidated subsidiary, UbiquiTel Leasing Company. Our corporate parent is UbiquiTel Inc., which we refer to as UbiquiTel Parent. UbiquiTel Parent has no operations separate from its investment in us and has provided a full, unconditional, joint and several guaranty of our obligations under our outstanding 9 7/8% senior notes due 2011. Accordingly, all of the financial information included in this prospectus is presented on a consolidated basis. "Sprint PCS" refers collectively to Sprint Spectrum L.P., WirelessCo, L.P., Sprint Telephony PCS, L.P., Sprint PCS License, L.L.C. and Sprint Communications Company L.P. "Sprint" refers collectively to Sprint Corporation and its affiliates. A "PCS affiliate of Sprint" is an entity, such as us, whose sole or predominant business is operating (directly or through one or more subsidiaries) a personal communications service business pursuant to affiliation or management agreements with Sprint Spectrum L.P. and/or its affiliates, or their successors. "Sprint PCS products and services" refers to digital wireless personal communications services, including wireless voice and data services, and related retail products, including handsets and wireless devices, in any case, offered under the Sprint brand name. Statements in this prospectus regarding Sprint or Sprint PCS are derived from information contained in our management and related agreements with Sprint PCS, periodic reports and other documents filed by Sprint with the SEC, or press releases issued by Sprint.

Company Overview

        We have the exclusive right under our management agreement with Sprint PCS to provide digital wireless personal communications services, or PCS, under the Sprint brand name to markets in the western and midwestern United States which include a total population of approximately 10.0 million residents, which we refer to as POPs, covering portions of California, Nevada, Washington, Idaho, Utah, Wyoming, Indiana and Kentucky. Sprint has PCS licenses to cover more than 280 million people across all 50 states, Puerto Rico and the U.S. Virgin Islands. We do not own any PCS licenses in our markets or elsewhere, so generally we can only operate our business so long as we remain a PCS affiliate of Sprint and Sprint and related entities continue to own the PCS licenses in our markets. Sprint directly operates its PCS network in major metropolitan markets throughout the United States. Sprint also has entered into independent management agreements with various PCS affiliates of Sprint, such as us, under which the PCS affiliates of Sprint have agreed to construct and manage the PCS networks under the Sprint brand name in midsize and smaller markets. Sprint is not obligated to provide us with any support in connection with our business or otherwise, other than performing its contractual obligations under the management agreement and other related agreements between us.

        Sprint operates a 100% digital PCS wireless network in the United States and holds licenses to provide PCS nationwide, using code division multiple access, or CDMA, technology. Sprint, directly and indirectly through PCS affiliates such as us, provides wireless services in more than 4,000 cities and communities across the country.

        As of December 31, 2004, we had approximately 398,500 customers and total network coverage of approximately 7.9 million residents. For the year ended December 31, 2004, we generated revenues of approximately $366.0 million.

Recent Developments

        On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced that their boards of directors had unanimously approved a definitive agreement for a merger of equals. Nextel

Communications currently operates a wireless mobility communications network in certain territories in which we also provide digital wireless mobility communications network services under the Sprint or affiliated brands.

        We have had only very preliminary communications with Sprint regarding the potential impact on us of the pending Sprint-Nextel transaction. We believe that, based on currently available information, and assuming that no changes are effected with respect to Sprint's agreements with us, Sprint could potentially be in violation of the exclusivity provision of our management agreement at some point following completion of the Sprint-Nextel transaction due to the overlap between certain of our and Nextel's territories. Sprint's agreements with us provide for specific remedies in the event of a material breach by Sprint of such agreements. We have not made any determination as to the potential impact on our operations or the value of our business of any of such remedies or whether any such remedy would be more or less favorable to us than our existing arrangements with Sprint or any renegotiated arrangements with Sprint.

        We are committed to working with Sprint to reach mutually agreeable arrangements with respect to these matters. However, there can be no assurances that we and Sprint will be able to reach mutually acceptable arrangements or as to the terms of any such arrangements or the potential impact on us of any such arrangements. Furthermore, we have not been able to assess the potential impact of the Sprint-Nextel business combination on Sprint's competitiveness in the wireless industry on either a short-term or long-term basis.

        We completed the offering of the outstanding notes on October 14, 2004 from which we received cash proceeds of approximately $155.3 million. We used approximately $139.3 million of these cash proceeds to fund the cash tender offer and consent solicitation for our outstanding 14% senior subordinated discount notes due 2010 and 14% senior discount notes due 2010. Approximately $100.4 million aggregate principal amount of 14% senior subordinated discount notes due 2010 and approximately $31.4 million aggregate principal amount of 14% senior discount notes due 2010 were validly tendered and accepted. The amendments to the indentures governing the 14% senior subordinated discount notes due 2010 and the 14% senior discount notes due 2010 eliminating substantially all of the indentures' restrictive covenants and certain of their events of default became effective on October 14, 2004. Approximately $32,000 aggregate principal amount of 14% senior discount notes due 2010 remains outstanding, which we intend to redeem on or about April 15, 2005 with a portion of the remaining cash proceeds from the offering of the outstanding notes.

Additional Information

        UbiquiTel Operating Company was organized on November 9, 1999 as a limited liability company under the laws of Delaware and converted into a corporation under the laws of Delaware on March 16, 2000. UbiquiTel Parent was incorporated on September 29, 1999 under the laws of Delaware. UbiquiTel Parent's common stock trades on the Nasdaq National Market under the symbol "UPCS." Our principal executive offices are located at One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428. Our telephone number is (610) 832-3300.

The Exchange Offer

        The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in this prospectus under the section entitled "The Exchange Offer." As of the date of this prospectus, there is outstanding $420,000,000 aggregate principal amount of our 9 7/8% senior notes due 2011, of which we issued and sold on October 14, 2004 $150,000,000 aggregate principal amount that are subject to this exchange offer. The term "outstanding notes" refers to up to $150,000,000 aggregate principal amount of our outstanding 9 7/8% senior notes due 2011 that are exchangeable in the exchange offer for up to a like aggregate principal amount of registered 9 7/8%

senior notes due 2011. The term "registered notes" refers to up to $150,000,000 aggregate principal amount of registered 9 7/8% senior notes due 2011 being offered in the exchange offer for the outstanding notes. The term "indenture" refers to the indenture dated as of February 23, 2004 that applies to both the outstanding notes and the registered notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of registered notes and integral multiples of $1,000 in excess thereof which have been registered under the Securities Act for each $1,000 principal amount of outstanding notes and integral multiples of $1,000 in excess thereof. We issued the outstanding notes on October 14, 2004 in a private placement. In order to be exchanged, an outstanding note must be properly tendered and accepted before expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the registered notes promptly after the expiration of the exchange offer. Outstanding notes may be tendered for exchange in whole or in part for minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof.
Registration Rights Agreement
Simultaneously with the sale of the outstanding notes on October 14, 2004, we entered into a registration rights agreement under which we committed to conduct the exchange offer. You are entitled under the registration rights agreement to exchange your outstanding notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
The registration rights agreement requires us to file a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if:
	•	the exchange offer is not consummated within 210 days of the issuance of the outstanding notes;
	•	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;
	•	you are prohibited by applicable law or SEC policy to participate in the exchange offer and indicate that you wish to have your outstanding notes registered under the Securities Act;

•
you may not resell registered notes you have acquired in the exchange offer to the public without delivering a prospectus and this prospectus (including any amendment or supplement thereto) is not appropriate or available for resales by you; or
	•	you are a broker-dealer and hold outstanding notes acquired directly from us or any of our affiliates.
Resales of the Registered Notes
Based on the interpretative letters of the SEC staff to third parties unrelated to us, we believe that registered notes to be issued in the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:
	(1)	the registered notes are acquired by you in the ordinary course of your business;
	(2)	you are not engaging in and do not intend to engage in a distribution of the registered notes;
	(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and
	(4)	you are not an affiliate of us, as that term is defined in Rule 405 under the Securities Act.

However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make the same determination with respect to the exchange offer as in other circumstances. Furthermore, if you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume, or indemnify you against, that liability.

Each broker-dealer that receives registered notes for its own account in the exchange offer in exchange for outstanding notes which that broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes. Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the outstanding notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we decide to extend the exchange offer.
Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC and no injunction, order or decree has been issued, or any action or proceeding has been instituted or threatened that would reasonably be expected to prohibit, prevent or materially impair our ability to proceed with the exchange offer.
If any of these conditions exist prior to the expiration date, we may take the following actions:
• refuse to accept any outstanding notes and return all previously tendered outstanding notes;
• extend the duration of the exchange offer; or
• waive such conditions to the extent permissible under applicable law.
Procedures for Tendering Outstanding Notes
We issued all of the outstanding notes as global securities in fully registered form without coupons. Beneficial interests in the outstanding notes which are held by direct or indirect participants in The Depository Trust Company through certificate less depositary interests are shown on, and transfers of the outstanding notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer either:
• a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•
a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.
The exchange agent must also receive on or prior to the expiration of the exchange offer either:
•
a timely confirmation of book-entry transfer of your outstanding notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer," or
	•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:
	(1)	the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;
	(2)	you are not engaged in, or intend to engage in, a distribution of the registered notes;
	(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and
	(4)	you are not an affiliate of us.
Special Procedures for Beneficial Owners
If you are the beneficial owner of outstanding notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding notes, you should promptly contact the person in whose name your outstanding notes are registered and instruct that person to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent, or you cannot complete the procedure for book-entry transfer, then prior to the expiration date you must tender your outstanding notes according to the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."

Acceptance of Outstanding Notes and Delivery of Registered Notes
Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will deliver the registered notes promptly following the expiration date. If we do not accept any of your outstanding notes for exchange we will return them to you as promptly as practicable after the expiration or termination of the exchange offer without any expense to you.
Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the registered notes in the exchange offer.
Consequences of Failure to Exchange
Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the existing restrictions on transfer provided in the outstanding notes and in the indenture and are likely to be less liquid than before the exchange offer.
Federal Income Tax Consequences	The exchange of the outstanding notes should not be a taxable exchange for federal income tax purposes.
Terms of the Registered Notes
Issuer	UbiquiTel Operating Company.
Registered Notes Offered
$150,000,000 aggregate principal amount of registered 9 7/8% senior notes due 2011. The registered notes will evidence the same debt as the outstanding notes and will be issued under, and entitled to the benefits of, the same indenture. The terms of the registered notes are the same as the terms of the outstanding notes in all material respects except that the registered notes:
• have been registered under the Securities Act;
• do not include rights to registration under the Securities Act; and
• do not contain transfer restrictions applicable to the outstanding notes.

Maturity Date	March 1, 2011.
Interest
Interest will be payable in cash semi-annually on March 1 and September 1 of each year, commencing on March 1, 2005 (which interest payment on March 1, 2005 also included interest accrued on the outstanding notes since September 1, 2004).
Guarantees	Our obligations under the registered notes will be fully and unconditionally guaranteed by UbiquiTel Parent and all of UbiquiTel Operating Company's future restricted domestic subsidiaries.
Ranking
The registered notes and guarantees will be senior unsecured obligations and will have the same ranking as the outstanding notes and guarantees tendered for exchange. The outstanding notes tendered for exchange rank equally with all of our and the guarantor's existing and future senior unsecured indebtedness, and rank senior to all of our and the guarantor's existing and future subordinated indebtedness. However, the notes and the guarantees are effectively subordinated to all of our and the guarantor's existing and future secured indebtedness to the extent of the collateral securing such indebtedness, and to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.
Optional Redemption	We may, at our option, redeem some or all of the registered notes at any time on or after March 1, 2007, at the redemption prices listed under "Description of Notes—Optional Redemption."

In addition, on or prior to March 1, 2007, we may, at our option, redeem up to 35% of the registered notes with the proceeds of certain sales of, or contributions to, our equity at the redemption price listed under "Description of Notes—Optional Redemption." We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the 9 7/8% senior notes due 2011 originally issued under the indenture remains outstanding and such redemption occurs within 45 days of the date of any such sale of equity or contribution.
Mandatory Repurchase Offer
If we sell certain assets or experience specific kinds of changes in control, we may be required to offer to repurchase the registered notes at the prices listed under "Description of Notes—Repurchase at the Option of Holders."

Restrictive Covenants and Events of Default	For a summary of the other terms of the registered notes, see generally "Description of the Registered Notes."
Registration Rights	Holders of registered notes are not entitled to any registration rights with respect to the registered notes.

Risk Factors

        We urge you to read carefully the risk factors beginning on page 14 for a discussion of factors you should consider before exchanging your outstanding notes for registered notes.

Summary Consolidated Financial Data

        In the table below, we provide you with selected financial data for the years ended December 31, 2004, 2003 and 2002 and balance sheet data as of December 31, 2004 and 2003, which in the case of the data as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, are derived from and should be read in conjunction with the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. We also provide you with selected financial data for the years ended December 31, 2001 and 2000, and balance sheet data as of December 31, 2002, 2001 and 2000, which are derived from and should be read in conjunction with the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries not included elsewhere herein.

	Year Ended December 31,
	2004	2003(1)	2002(1)	2001(1)	2000(1)
		(Restated)	(Restated)	(Restated)	(Restated)
	(In thousands, except per share data)
Statement of Operations Data:
Total revenues	$366,043	$273,266	$220,805	$93,573	$9,283
Costs and expenses:
Cost of service and operations and products(2)	208,579	177,726	184,363	95,571	11,427
Selling and marketing	67,485	53,681	54,711	39,119	4,166
General and administrative expenses excluding non-cash compensation charges(2)	17,185	15,022	15,401	11,436	7,042
Non-cash compensation for general and administrative matters	3,371	205	378	387	491
Depreciation, amortization and accretion	49,913	46,909	51,571	24,348	3,134

Total costs and expenses	346,533	293,543	306,424	170,861	26,260

Operating income (loss)	$19,510	$(20,277)	$(85,619)	$(77,288)	$(16,977)

Net loss(3)	$(15,297)	$(8,593)	$(117,837)	$(108,023)	$(46,721)

Basic and diluted net loss per share of common stock(3)(4)	$(0.16)	$(0.10)	$(1.45)	$(1.53)	$(1.18)
Other Financial Data:
Ratio of earnings to fixed charges(5)	—	—	—	—	—

	Year Ended December 31,
	2004	2003(1)	2002(1)	2001(1)	2000(1)
		(Restated)	(Restated)	(Restated)	(Restated)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$91,781	$57,225	$73,481	$124,744	$147,706
Restricted cash	—	3,562	2,408	5,183	105,000
Property and equipment and construction in progress	245,546	264,601	283,705	277,986	119,872
Total assets	497,807	483,404	538,827	588,430	406,095
Long-term obligations(6)	424,116	404,873	457,721	399,699	258,446
Total liabilities	492,389	466,564	518,118	450,372	282,430
Total stockholders' equity	5,418	16,840	20,709	138,058	123,095

(1)
As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note 2 to the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein, certain restatements were made to amounts reported as cost of service and operations for the years ended December 31, 2003, 2002, 2001 and 2000. The restatements increased cost of service and operations and total costs and expenses by approximately $0.5 million, $0.4 million, $0.4 million and $0.1 million for the years ended December 31, 2003, 2002, 2001 and 2000, respectively. Total liabilities and stockholders' equity as of December 31, 2003, 2002, 2001 and 2000 have also been restated to reflect the impact of such adjustments. Total liabilities increased by approximately $1.4 million, $0.9 million, $0.5 million and $0.1 million as of December 31, 2003, 2002, 2001 and 2000, respectively. Accumulated deficit increased by approximately $1.4 million, $0.9 million, $0.5 million and $0.1 million as of December 31, 2003, 2002, 2001 and 2000, respectively.

(2)
Cost of service and operations included Sprint PCS management fee expense reclassified from general and administrative expenses totaling $16.5 million, $11.0 million, $4.2 million and $0.4 million for the years ended December 31, 2003, 2002, 2001 and 2000, respectively.

(3)
For the years ended December 31, 2004 and 2003, net loss and net loss per share included gains on debt retirements of approximately $4.9 million and $43.0 million, respectively.

(4)
Basic and diluted net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding.

(5)
For purposes of computing this ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt discount, the interest factor in rental expense and preferred stock dividends. Earnings were insufficient to cover fixed charges by approximately $14,076,000 for the year ended December 31, 2004, $6,947,000 for the year ended December 31, 2003, $128,884,000 for the year ended December 31, 2002, $112,044,000 for the year ended December 31, 2001 and $46,440,000 for the year ended December 31, 2000.

(6)
Long-term obligations at December 31, 2004 and 2003 included future cash flows associated with our 14% senior discount notes due 2010 of approximately $23,600 and $41.4 million, respectively. For all periods presented, long-term obligations includes capital lease obligations and current maturities of long-term debt. See Note 6 to the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein.

RISK FACTORS

        You should carefully consider the following risk factors in addition to the other information contained or incorporated by reference in this prospectus before participating in the exchange offer. The cautionary statements set forth below and elsewhere in this prospectus should be read in conjunction with accompanying forward-looking statements included under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere herein. Unless indicated otherwise, the outstanding notes and the registered notes and our previously outstanding registered 9 7/8% senior notes due 2011 are collectively referred to as the "notes" in the following risk factors.

Risks Related To The Notes

  The terms of our debt place restrictions on us, and our parent company and our subsidiaries, which may limit our operating flexibility

        The indenture governing the notes imposes material operating and financial restrictions on us. These restrictions, subject in certain cases to ordinary course of business and other exceptions, may limit our ability to engage in some transactions, including the following:

  •
  incurring additional debt;

  •
  paying dividends, redeeming capital stock or making other restricted payments or investments;

  •
  creating liens on assets;

  •
  merging, consolidating or disposing of assets;

  •
  entering into transactions with affiliates; and

  •
  placing restrictions on the ability of subsidiaries to pay dividends or make other payments.

        These restrictions could limit our ability and the ability of UbiquiTel Parent to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment. Any future debt that we incur may contain similar or more restrictive covenants.

  We may incur debt in the future that could be secured by our assets and you may not be fully repaid if we become insolvent

        The notes are unsecured obligations and will be effectively subordinate to all of our existing and future secured obligations to the extent of the collateral securing such obligations. As of December 31, 2004, we did not have any secured debt other than a mortgage for building and land in the aggregate principal amount of approximately $3.2 million, secured by the related assets. However, pursuant to the indenture that governs the notes, we may incur additional secured debt in the future. Any lenders of secured debt will be entitled to receive payment of all amounts due to them before the owners of the notes and the holders of our other unsecured debt upon any sale, payment or distribution of our assets constituting collateral in liquidation or insolvency or reorganization proceedings.

  The guarantee by UbiquiTel Parent may have limited practical value for the holders of the notes

        Under the terms of the indenture governing the notes, UbiquiTel Parent has unconditionally guaranteed, on a senior unsecured basis, all payments of principal, interest, premium, if any, and liquidated damages, if any, on the notes. However, UbiquiTel Parent is a holding company holding stock of its subsidiaries and has no operations separate from its investment in us. Therefore, if we should be unable to meet our payment obligations with respect to the notes, it is unlikely that UbiquiTel Parent would be able to do so either.

  The notes and the guarantees of the notes could be held to be unenforceable or enforceable only to a limited extent under applicable federal and state laws

        Under applicable provisions of the federal Bankruptcy Code or comparable provisions of state fraudulent transfer laws, guarantees or other debt obligations of a guarantor or debtor could be voided, or claims in respect of guarantees or debt obligations could be subordinated to all other debts of that guarantor or debtor if, among other things, the guarantor or debtor, at the time it incurred the indebtedness evidenced by its guarantees or debt obligations, incurred the indebtedness with the intent to hinder, delay or defraud creditors or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantees or debt, and:

  •
  was insolvent;

  •
  was rendered insolvent by reason of the incurrence;

  •
  was engaged in a business or transaction for which the guarantor's or debtor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed it would incur, debts beyond its ability to pay as they mature.

        In the case of the guarantee of the notes, the guarantor will not receive any direct value or consideration.

        The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor or debtor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they came due.

        In this event, any payment by a guarantor or debtor in connection with the guarantees or debt obligations could be voided and required to be returned to the guarantor or debtor or to a fund for the benefit of the other creditors of that guarantor or debtor.

  The registered notes may not have an active trading market and the price may be volatile, so you may be unable to sell your registered notes at the price you desire or at all

        We cannot ensure that a liquid market will develop for the registered notes, that you will be able to sell any of the registered notes at a particular time, if at all, or that the prices that you receive when you sell will be favorable. Prior to this offering, there has been a limited public market for our previously outstanding registered 9 7/8% senior notes due 2011. We do not intend to apply (and are not obligated to apply) for listing of the registered notes on any securities exchange or any automated quotation system. Therefore, we cannot assure you as to the liquidity of any trading market for the registered notes. Future trading prices of the registered notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

  Some persons who participate in this exchange offer may be required to deliver a prospectus in connection with resales of the registered notes

        Based on no-action letters issued by the staff of the SEC to third parties, we believe that if you are not an "affiliate" of us as defined in Rule 405 under the Securities Act and meet other conditions described in this prospectus under "The Exchange Offer," you may offer for resale, resell or otherwise transfer the registered notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the prospectus delivery requirements of the Securities Act to transfer your registered notes. In these instances, if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your registered notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

  Our ability to purchase the notes upon a change of control may be limited

        If we undergo a change of control (as defined under the indenture governing the notes), we may need to refinance the notes, as well as any other future debt. If a change of control occurs, we must offer to buy back the notes for a price equal to 101% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date. We cannot assure you that we will have sufficient funds available to make the required repurchases of the notes in that event, or that restrictions in any future secured debt will allow such repurchases. If we fail to repurchase the notes upon a change of control, we will be in default under the notes. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event.

Risks Related to Our Business, Strategy and Operations

  Sprint's recently announced proposed merger with Nextel Communications could lead to a material breach by Sprint of our management agreement with Sprint which would trigger certain rights and remedies under the agreement and could materially impact our operations and the value of our business

        On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced that their boards of directors had unanimously approved a definitive agreement for a merger of equals. Nextel Communications currently operates a wireless mobility communications network in certain territories in which we also provide digital wireless mobility communications network services under the Sprint or affiliated brands. Sprint and we have had only very preliminary communications regarding the potential impact on us of the pending Sprint-Nextel transaction. We believe that, based on currently available information, and assuming that no changes are effected with respect to Sprint's agreements with us, Sprint could potentially be in violation of the exclusivity provision of our management agreement at some point following completion of the Sprint-Nextel transaction due to the overlap between certain of our and Nextel's territories. Sprint's agreements with us provide for specific remedies in the event of a material breach by Sprint of such agreements. We have not made any determination as to the potential impact on our operations or the value of our business of any of such remedies or whether any such remedy would be more or less favorable to us than our existing arrangements with Sprint or any renegotiated arrangements with Sprint. We are committed to working with Sprint to reach mutually agreeable arrangements with respect to these matters. However, there can be no assurances that we and Sprint will be able to reach mutually acceptable arrangements or as to the terms of any such arrangements or the potential impact on us of any such arrangements. Furthermore, we have not been able to assess the potential impact of the Sprint-Nextel business combination on Sprint's competitiveness in the wireless industry on either a short-term or long-term basis.

  Our substantial leverage could adversely affect our financial health

        We are highly leveraged. As of December 31, 2004, our total outstanding debt was approximately $424.1 million. Our substantial indebtedness could adversely affect our financial health by, among other things:

  •
  increasing our vulnerability to adverse economic conditions;

  •
  limiting our ability to obtain any additional financing we may need to operate, develop and expand our business;

  •
  requiring us to dedicate a substantial portion of any cash flows from operations to make interest and principal payments on our debt, which reduces funds available for operations and future business opportunities; and

  •
  potentially making us more highly leveraged than some of our competitors, which could potentially decrease our ability to compete in our industry.

        The ability to make payments on our debt will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. The indenture governing the notes limits our ability to take several of these actions. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of the notes and our ability to repay our obligations under them.

  We may not be able to sustain our planned growth or obtain sufficient revenue to sustain profitability

        Our business projections reflect continuing growth in our subscriber base and the elimination of net losses during 2005. If we acquire more new customers than we project, the upfront costs to acquire those customers (including the handset subsidy, commissions and promotional expenses) may result in greater cash used in the near term and, thus, lower cash flows from operations, but provide greater cash flows from operations in later periods. Conversely, if there is a slowdown in new subscriber growth in our markets or the wireless industry generally, we may acquire fewer new customers, which would result in higher cash provided in the near term and, thus, higher cash flows from operations, but provide lower cash flows from operations in later periods.

  We may not sustain operating profitability or positive cash flows, which may result in our inability to meet our debt obligations or fund capital expenditures

        Since our inception, we have incurred net losses through the year ended December 31, 2004. Our future operating profitability and cash flows from operating activities will depend upon many factors, including, among others, our ability to market Sprint PCS products and services, achieve projected market penetration and manage subscriber turnover rates. If we do not sustain operating profitability and positive cash flows from operating activities, we may be unable to make interest or principal payments on our debt. We will have to dedicate a substantial portion of any future cash flows from operations to make interest and principal payments on our debt and fund capital expenditures, which will reduce funds available for other purposes. Although we have completed our required network coverage build-out, our business requires additional capital expenditures of up to approximately $25 million annually for capacity enhancements and coverage improvements, which should be greater if we decide to implement new technology enhancements or undertake additional coverage expansions. If we do not maintain positive cash flows from operations, or if our operating cash flows are insufficient to cover our debt obligations in the future, we may be unable to operate our business in an effective or competitive manner or make required payments on our debt.

  If we receive less revenues or incur more fees than we anticipate for PCS roaming from Sprint, our results of operations may be negatively affected

        We are paid a fee from Sprint for every minute that a Sprint PCS subscriber based outside of our markets uses our network. Similarly, we pay a fee to Sprint for every minute that our customers use the Sprint PCS network outside of our markets. Sprint PCS subscribers based in our markets may spend more time in other Sprint PCS coverage areas than we anticipate, and Sprint PCS subscribers based outside of our markets may use our network less than we anticipate. As a result, we may receive less Sprint PCS roaming revenue and/or have to pay more in Sprint PCS roaming fees than we anticipate. Our ratio of inbound to outbound roaming with Sprint PCS was approximately 1.55 to 1 during the year ended December 31, 2004. We expect this ratio to decline over time.

  Revenues from subscribers of wireless communications providers other than Sprint that roam on our network and revenues from subscribers of MVNOs may decline in the future

        We derive a significant amount of roaming revenue from wireless communications providers other than Sprint for permitting their subscribers to roam on our network when they are in our markets. We do not have agreements directly with these providers. Instead, we rely on roaming arrangements Sprint has negotiated. We also derive a significant amount of revenues from subscribers of mobile virtual network operators (MVNOs) who use our network at rates negotiated by Sprint that could be adjusted downward. If Sprint agrees to a lower negotiated rate, it would lower our revenues. If the roaming rates offered by Sprint are not attractive, wireless communications providers with roaming arrangements providing us revenue may decide to build out their own networks in our markets or enter into roaming arrangements with our competitors who also have networks in our markets. Similarly, MVNOs may attempt to establish more attractive rates with competitors, leading to a reduction in revenues from subscribers of MVNOs using our network. A significant reduction in roaming or MVNO rates or the loss of all or a significant portion of these revenues would have a material adverse effect on our financial condition and results of operations.

  We may incur additional charges against our earnings as a result of any future determination of an impairment of goodwill and intangible assets acquired in a business combination

        Our consolidated balance sheet included goodwill and an intangible asset resulting from a business combination in a prior year totaling approximately $38.1 million and $64.6 million, respectively, as of December 31, 2004. The intangible asset consisted of the unamortized cost of a Sprint PCS management agreement, which had a remaining useful life of 15 years as of December 31, 2004. There can be no assurance that the recorded amounts of these assets, which represented approximately 21% of our total assets as of December 31, 2004, will ever be realized by us. Any future determination of an impairment of goodwill and intangible assets that requires the write-off of a significant portion of these assets could have an adverse effect on our results of operations.

  The technology that we use may become obsolete, which would limit our ability to compete effectively within the wireless telecommunications industry

        The wireless telecommunications industry is experiencing significant technological change. We employ CDMA digital technology, the digital wireless telecommunications technology selected by Sprint and certain other carriers for their nationwide networks. Other carriers employ other technologies, such as TDMA, GSM and integrated Digital Enhanced Network (iDEN) technology, for their nationwide networks. If another technology becomes the preferred industry standard, we would be at a competitive disadvantage, and competitive pressures may require Sprint to change its digital technology, which in turn could require us to make changes to our network at substantial costs. We may be unable to respond to these pressures and implement new technology on a timely basis or at an acceptable cost.

  If we lose the right to install our equipment on wireless towers or are unable to renew expiring leases for wireless towers on favorable terms or at all, we could incur greater operating and capital expenditures and our business and results of operations could be adversely impacted

        We lease a significant amount of the radio communications sites for our network through master lease agreements with several national communication site management companies. A few of these tower companies have experienced financial difficulties and reorganized through bankruptcy proceedings. If a master lease agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support the use of its tower sites by us, we would have to find new sites or might be required to rebuild the affected portion of our network, which could result in a portion of our network having a temporary disruption in service and a material increase in our operating or capital expenditures. In addition, the concentration of our tower leases with a limited number of tower companies could adversely affect our results of operations and financial condition if we were unable to renew a material number of expiring site leases either on favorable terms or at all or identify and utilize alternative attractive capabilities for installing and operating replacement radio communications sites.

  We may not be able to compete with potential acquirers for acquisitions to expand our territory, or successfully overcome risks associated with expanding our territory through acquisitions, which could have a material adverse effect on our business and reduce the market value of our securities

        There has been a recent trend in the wireless telecommunications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We may attempt to further expand our territory through acquisitions of other PCS affiliates of Sprint or through the grant of additional markets from Sprint. If we expand our operations through acquisitions, we will compete with other potential acquirers, some of which may have greater financial or operational resources than us. Any expansion through an acquisition may require the approval of Sprint. If we acquire additional businesses, we may encounter difficulties that may be costly and time-consuming, slow our growth or lower the value of the notes. For example, we may have to:

  •
  assume and/or incur additional debt, including secured debt, to finance the acquisitions and fund the ongoing operations of the acquired companies;

  •
  integrate new operations with our existing operations; or

  •
  divert the attention of our management from other business concerns.

        In connection with any of these transactions, we also may incur significant amortization expenses related to intangible assets. The failure to overcome risks encountered in these transactions could have a material adverse effect on our business.

Risks Related to Our Relationship with Sprint

  Our ability to conduct our business would be severely restricted if Sprint PCS materially breached or terminated our management agreement

        Our relationship with Sprint is governed by our management agreement with Sprint PCS. In addition to the risks related to a potential material breach by Sprint of our management agreement in connection with Sprint's proposed merger with Nextel Communications described above under "—Risks Related to Our Business, Strategy and Operations—Sprint's recently announced proposed merger with Nextel Communications could lead to a material breach by Sprint of our management agreement with Sprint which would trigger certain rights and remedies under the agreement and could materially impact our operations and the value of our business," because we do not own any licenses to operate a wireless network, our business depends on the continued effectiveness of our management agreement. Our management agreement with Sprint PCS is subject to termination. Sprint is not obligated to provide us with any support in connection with our business or otherwise, other than performing its contractual obligations under the management agreement and other related agreements between us. Sprint PCS may be able to terminate our management agreement with it if we materially breach the terms of the agreement. These terms include operational and network requirements that are extremely technical and detailed and apply to each retail store, cell site and switch site. Many of these operational and network requirements can be changed by Sprint, in certain cases, with little notice. As a result, we may not always be in compliance with all requirements of our management agreement with Sprint PCS. Sprint conducts periodic audits of compliance with various aspects of its program guidelines and identifies issues it believes need to be addressed. There may be substantial costs associated with remedying any non-compliance, and such costs may adversely affect our results of operations and cash flows. Our management agreement also requires that we provide network coverage to a minimum network coverage area within specified time frames and that we meet and maintain Sprint PCS' technical and customer service requirements. We believe we are in compliance with our network build-out requirements and Sprint PCS' other program requirements. A failure by us to meet any expanded build-out requirements for our markets or Sprint PCS' technical or customer service requirements could constitute a material breach of the management agreement, which could lead to its termination by Sprint. We may amend our management agreement with Sprint PCS in the future to expand our network coverage. Sprint can also choose not to renew the agreement at the expiration of the 20-year initial term in 2018 or any ten-year renewal term. In any event, our management agreement with Sprint PCS terminates in approximately 45 years. If Sprint PCS terminates or fails to renew our management agreement or fails to perform its obligations under the agreement, our ability to conduct our business would be severely restricted.

  If we materially breach our management agreement with Sprint PCS, Sprint PCS may have the right to purchase our operating assets at a discount to market value on terms that have been agreed to and that are disadvantageous to us

        Our management agreement with Sprint PCS provides that upon the occurrence of an event of termination caused by our breach of the agreement, we may be required to sell our operating assets to Sprint. This sale may take place for a price equal to 72% of our entire business value, subject to the valuation criteria and procedures provided in our management agreement with Sprint PCS, and without shareholder approval. The provisions of our management agreement that allow Sprint to purchase our operating assets at a discount may limit our ability to sell our business, may reduce the value a buyer would be willing to pay for our business and may reduce our "entire business value."

  Sprint may make decisions that could increase our expenses and/or our capital expenditure requirements, reduce our revenues or make our affiliate relationship with Sprint less advantageous than expected

        Under our management agreement with Sprint PCS, Sprint has a substantial amount of control over factors that significantly affect the conduct of our business. Subject to certain limits set forth in our management agreement with Sprint PCS, Sprint may make decisions that adversely affect our business, such as the following:

  •
  Sprint prices its national calling plans based on its own objectives and could set price levels or change other characteristics of its plans in a way that may not be economically advantageous for our business;

  •
  Sprint could develop products and services or establish credit policies that may not be economically advantageous for our business;

  •
  Sprint could reduce levels of services or otherwise seek to increase expenses and other amounts charged;

  •
  Sprint could prohibit us from selling non-Sprint PCS approved equipment;

  •
  Sprint may alter its network and technical requirements or request that we build out additional areas within our markets, which could result in increased equipment and build-out costs or in Sprint building out that area itself or assigning it to another PCS affiliate of Sprint; and

  •
  Sprint could make decisions that could adversely affect the Sprint brand name.

        Conflicts between Sprint and us may arise, and because Sprint owes us no duties except as set forth in the agreements, these conflicts may not be resolved in our favor.

  Certain provisions of our management agreement with Sprint PCS may diminish our value and restrict the sale of our business

        Under specific circumstances and without approval of our shareholders, Sprint PCS may purchase our operating assets or capital stock at a discount. In addition, any change of control of our ownership, any assignment of our management agreement with Sprint PCS and any acquisition by us of another PCS affiliate of Sprint is subject to Sprint's approval. Sprint also has a right of first refusal if we decide to sell our operating assets to a third party. We also are subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of our operating assets to competitors of Sprint. These restrictions and the other restrictions contained in our management agreement with Sprint PCS restrict our ability to sell our business, may reduce the value a buyer would be willing to pay for our business and may reduce our "entire business value."

  The Federal Communications Commission may fail to renew the Sprint wireless licenses for our markets under certain circumstances, which would prevent us from providing wireless services

        Sprint's wireless licenses are subject to renewal and revocation by the Federal Communications Commission, or FCC. The Sprint wireless licenses in our markets expire in 2004 through 2007 but may be renewed for additional ten-year terms. The FCC has adopted specific standards that apply to wireless personal communications services license renewals. Any failure by Sprint PCS or us to comply with these standards could result in the nonrenewal of the Sprint licenses for our markets. Additionally, if Sprint does not demonstrate to the FCC that Sprint has met the construction requirements for each of its wireless personal communications services licenses, it can lose those licenses. If Sprint loses its licenses in our markets for any of these reasons, we would not be able to provide wireless services without obtaining rights to other licenses. If Sprint loses its licenses in another territory, Sprint or the applicable PCS affiliate of Sprint would not be able to provide wireless services without obtaining rights to other licenses and our ability to offer nationwide calling plans would be diminished and potentially more costly.

  Sprint's failure to timely and accurately generate revenue and cost data for the compilation of our financial statements and other financial disclosures could have a material adverse effect on our business

        We place substantial reliance on the timeliness, accuracy and sufficiency of revenue and cost data and information generated by Sprint for the compilation of our financial statements and other financial disclosures, including substantial portions of our revenues, expenses and accounts receivable. As part of our agreements, we outsource several functions to Sprint including billing, customer care, national network operations support, inventory logistics support, long distance transport and national retailer sales support. The data provided by Sprint is the primary source for our recognition of service revenue and a significant portion of our selling and marketing and cost of service and operations expenses. In certain cases, the data is provided at a level of detail that is not adequate for us to verify for accuracy back to the originating source. We rely on Sprint to have designed adequate internal controls with respect to the processes established to provide this data. Because of this reliance, we are dependent on Sprint to periodically evaluate the effectiveness of these controls and report any significant deficiencies and weaknesses in the design or operation of these controls that could have a material impact on our financial statements and disclosures. Sprint provides a semi-annual evaluation of these controls to us by engaging its independent auditors to provide a "Report on Controls Placed in Operation and Tests of Operating Effectiveness for Affiliates" under guidance provided in Statement of Auditing Standards No. 70 ("SAS 70"). There can be no assurance that the SAS 70 procedures will identify all weaknesses that might be material to us. Additionally, at times, we have been invoiced by Sprint for charges or paid at rates that we have believed to be contractually incorrect. We review all charges and payments from Sprint and dispute items if appropriate based upon our interpretation of our agreements with Sprint PCS. We record estimates primarily based on invoiced amounts and we record any subsequent adjustments at the time the dispute is resolved. Errors that are not reconciled on a timely basis by Sprint could cause us to misstate our revenues or expenses and could result in out-of-period adjustments that may materially adversely affect our financial results and could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, the failure of Sprint to remit current or future amounts owing to PCS affiliates of Sprint, including us, could lead to actions on the part of us or other PCS affiliates of Sprint to enforce rights under the Sprint agreements and other remedies available under applicable law.

  The inability of Sprint to provide high quality back office services, or our inability to use Sprint's or its third party vendors' back office services, could lead to customer dissatisfaction, increase customer turnover or otherwise disrupt our business and increase our costs

        We rely on Sprint's internal support systems, including customer care, billing and back office support. We also depend on Sprint's willingness to continue to offer these services and to provide these services effectively. Our operations could be disrupted if Sprint is unable to provide these back office services and systems in a high quality manner, or to efficiently outsource those services and systems through third party vendors. Sprint has relied on third party vendors for a significant number of important functions, including billing, customer care operations and components of its internal support systems and may continue to rely on outside vendors in the future or may take these systems in-house. Any significant system change, the inability of Sprint to provide or maintain high quality back office services or our inability to use Sprint's back office services and third party vendors' back office systems could lead to customer dissatisfaction, increase customer turnover or otherwise disrupt our business and increase our costs. Our ability to replace Sprint in providing back office services may be limited.

  Our costs for internal support systems may increase if Sprint PCS terminates all or part of our services agreement with it

        Because we incur the costs for the services provided by Sprint PCS under our services agreement for billing, customer care and other back office functions on a per subscriber basis, we expect the aggregate cost for such services to increase as the number of our subscribers increases. Sprint may terminate a significant service provided under the agreement, including customer care, billing or collections, upon nine months' prior written notice, but if we would like to continue receiving such service, Sprint has agreed that it will assist us in developing that function internally or locating a third party vendor that will provide that service. If Sprint terminates a service for which we have not developed or are unable to develop a cost-effective alternative, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted. We do not currently have a contingency plan if Sprint terminates a service we currently receive from it.

  If other PCS affiliates of Sprint have financial difficulties, the Sprint PCS network could be disrupted

        The national PCS network of Sprint is a combination of networks. The large metropolitan areas are owned and operated by Sprint, and the areas in between them are owned and operated by PCS affiliates of Sprint, all of which are independent companies like us. We believe that most, if not all, of these companies have incurred substantial debt to pay the large cost of building out their networks. If other PCS affiliates of Sprint experience financial difficulties, the Sprint PCS network could be disrupted in that company's territory. Material disruptions in the Sprint PCS network could have a material adverse effect on our ability to attract and retain customers. If the affiliation agreements of those PCS affiliates of Sprint are like ours, Sprint would have the right to step in and operate the affected territory. However, this right could be delayed or hindered by legal proceedings, including any bankruptcy proceedings related to the affected affiliate. Three PCS affiliates of Sprint recently reorganized under Chapter 11 bankruptcy proceedings, and others have experienced financial difficulties. We believe that there has been no material disruption of the Sprint PCS network to date due to such financial difficulties.

  We may have difficulty in obtaining an adequate supply of certain handsets and other wireless devices from Sprint PCS, which could adversely affect our results of operations

        We depend on our relationship with Sprint to obtain handsets and other wireless devices at a competitive cost. Sprint PCS orders handsets and other wireless devices from various manufacturers. We could have difficulty obtaining specific types of handsets and other wireless devices at a competitive cost and in a timely manner if:

  •
  Sprint PCS does not adequately project the needs for handsets and devices for itself, its PCS affiliates and its other third party distribution channels, particularly during a transition to new technologies, such as 3G or Evolution Data Optimized (EV-DO);

  •
  Sprint gives preference to other distribution channels;

  •
  we do not adequately project our need for handsets or other wireless devices;

  •
  Sprint PCS modifies its logistics and delivery plan in a manner that restricts or delays our access to handsets and other wireless devices; or

  •
  there is an adverse development in the relationship between Sprint and its suppliers or vendors.

        The occurrence of any of the foregoing could disrupt our customer service and/or result in a decrease in our subscribers, which could adversely affect our results of operations.

Risks Related to the Wireless Telecommunications Industry

  We may continue to experience a high rate of customer turnover, which would adversely affect our financial performance

        The wireless telecommunications industry in general, and Sprint and its PCS affiliates in particular, have experienced a high rate of customer turnover, commonly known as churn. We believe that Sprint PCS and its affiliates have experienced a high churn rate due to Sprint's programs for marketing its services to sub-prime credit quality subscribers, Sprint's relatively less established customer base and Sprint's focus on adding customers from the consumer segment of the industry rather than business subscribers. Due to significant competition in the industry and general economic conditions, among other things, a decline in the churn rate may not occur and our future rate of customer turnover may be higher than our historical rate or projections. Factors that may contribute to higher churn include inability or unwillingness of customers to pay resulting in involuntary deactivations, customer mix and credit class and in particular sub-prime credit class customers, customer credit terms, deposit requirements for sub-prime customers, number of customers receiving services under contracts with terms of a year or greater, attractiveness of competitors' products, services and pricing, network coverage and performance relative to competitors, customer service, and other competitive factors, including the implementation by the FCC of wireless local number portability, or WLNP, in late 2003. Wireless local number portability enables wireless customers to keep, subject to certain geographic limitations, their existing wireless telephone number when switching from one wireless telecommunications carrier to another. A high rate of customer turnover adversely affects our competitive position, liquidity, results of operations and costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize a significant portion of the costs of initial purchases of handsets by new customers. We may be required to increase subsidies for product upgrades and/or reduce pricing to match competitors' initiatives and retain customers, which could adversely impact our revenues, liquidity and profitability.

  Significant competition in the wireless telecommunications industry may result in our competitors offering new or better services or lower prices, which could prevent us from operating profitably and may cause prices for our services to continue to decline in the future

        Competition in the wireless telecommunications industry is intense. Competition has caused, and we anticipate that competition will continue to cause, the market prices for wireless products and services to decline in the future and the cost to acquire new customers to remain high. Although we face Verizon Wireless, Cingular, T-Mobile and, presently, Nextel, the other four national wireless operators, in the majority of our markets, Verizon and Cingular are in all of our markets and provide the most competition for market share because in most cases they were the incumbent providers. We also face competition from resellers in certain markets, which provide wireless services to customers but do not hold FCC licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a facilities based carrier and resell services through their own distribution network to the public.

        Our dependence on Sprint to develop competitive products and services and the requirement that we obtain Sprint's consent to sell non-Sprint approved products may limit our ability to keep pace with our competitors on the introduction of new products, services and equipment. Our success, therefore, is, to a large extent, dependent on Sprint's ability to distinguish itself from competitors by marketing and anticipating and responding to various competitive factors affecting the wireless industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. To the extent that Sprint is not able to keep pace with technological advances or fails to respond timely to changes in competitive factors in the wireless industry, it could cause us to lose market share or experience a decline in revenue.

        Many of our competitors have significantly greater financial and technical resources and subscriber bases, more extensive coverage areas and more well-established marketing programs and brand names than we do. Some of our competitors may market other services, such as landline telephone service, cable television and Internet access, along with their wireless telecommunications services. Furthermore, there has been a recent trend in the wireless telecommunications industry towards consolidation of wireless service providers, which has led to larger competitors. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do.

        Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the wireless telecommunications industry. While we try to maintain and grow our average revenue per user, we cannot be certain that we will be able to do so. If prices for our services continue to decline, it could adversely affect our ability to grow revenue, which would have a material adverse effect on our liquidity, financial condition and results of operations.

  Market saturation could limit or decrease our rate of new subscriber additions

        Intense competition in the wireless telecommunications industry could cause prices for wireless products and services to continue to decline. If prices drop, then our rate of net subscriber additions will take on greater significance in improving our financial condition and results of operations. However, as our and our competitors' penetration rates in our markets increase over time, our rate of adding net subscribers could decrease. If this decrease were to happen, it could materially adversely affect our liquidity, financial condition and results of operations.

  Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS products and services or cause us to increase our expenditures

        The wireless telecommunications industry is experiencing significant and rapid technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used on our network to become obsolete. We rely on Sprint for research and development efforts with respect to Sprint PCS products and services and with respect to the technology used on our network. Sprint may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

        If Sprint is unable to keep pace with these technological changes or changes in the wireless telecommunications market, the technology used on our network or our business strategy may become obsolete. In addition, other carriers are in the process of completing, or have completed, upgrades to 1xRTT, or other 3G technologies, and some competing wireless operators, such as Verizon Wireless, are upgrading their networks to the next generation of wireless data technology called EV-DO. We completed our network upgrade to CDMA 1xRTT in 2002, and offer PCS Vision services in all of our markets. The implementation of EV-DO in networks of competitors in portions of our markets will create a gap in product offerings unless we determine to increase capital and operating expenditures to upgrade all or portions of our network with the enhanced technology.

        In addition, future FCC regulation or congressional legislation may create additional spectrum allocations that would have the effect of adding new entrants (and, consequently, additional competitors) to the mobile telecommunications market. We also face competition from competing technologies such as Wi-Fi and Wi-Max.

  Regulation by government agencies and taxing authorities may increase our costs of providing service or require us to change our services, either of which could impair our financial performance

        Our operations and those of Sprint may be subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact Sprint's and our operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint.

  Concerns over health risks posed by the use of wireless handsets may reduce consumer demand for our products and services

        Media reports have suggested that radio frequency emissions from wireless handsets may be linked to various health problems resulting from continued or excessive use, including cancer, may interfere with various electronic medical devices, including hearing aids and pacemakers, and may cause explosions if used while fueling an automobile. Widespread concerns over radio frequency emissions may expose us to potential litigation, discourage use of wireless handsets or result in additional regulation imposing restrictions or increasing requirements on the location and operation of cell sites or the use or design of wireless handsets. Any resulting decrease in demand for wireless services or increase in the cost of complying with additional regulations, or costs of litigation and damage awards, could impair our ability to sustain profitability.

  Regulation by government or potential litigation relating to the use of wireless phones while driving may reduce consumer demand for our products and services

        Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. A number of U.S. state and local governments have enacted or are considering legislation that would restrict or prohibit the use of a wireless handset while driving a vehicle or, alternatively, require the use of a hands-free wireless phone. These concerns also could lead to potential litigation relating to accidents, deaths or serious bodily injuries. New restrictions or government regulations that restrict or prohibit wireless phone use resulting in a decrease in demand for wireless services, or costs of litigation and damage awards, could impair our ability to sustain profitability.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes as contemplated by this prospectus, we will receive from you the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. The issuance of the registered notes will not result in any change in our indebtedness.

CAPITALIZATION

        The following table shows the cash and cash equivalents and total consolidated capitalization of UbiquiTel Parent as of December 31, 2004.

        This table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere in this prospectus.

	As of December 31, 2004
	(In thousands, except per share data)
Interest payable on the 9 7/8% senior notes due 2011	$13,825	(1)

Total cash and cash equivalents	$91,781

Long-term debt:
9 7/8% senior notes due 2011	$425,115	(2)

Less: discount	(4,281)
14% senior discount notes due 2010	32
Less: discount	(2)
Capital lease obligations	—
Building mortgage and other long-term liabilities	3,228

Subtotal	424,092

Future cash flows associated with 14% senior discount notes for interest and other	24	(3)

Total long-term debt, including current maturities	424,116

Stockholders' equity:
Preferred stock, par value $0.001 per share; 10,000 shares authorized; 0 shares issued and outstanding	—
Common stock, par value $0.0005 per share; 240,000 shares authorized; 93,016 shares issued and outstanding	46
Additional paid-in-capital	303,830
Accumulated deficit	(298,458)

Total stockholders' equity	5,418

Total capitalization	$429,534

(1)
Reflects a cash interest payment of $1,769,000 received on the outstanding notes upon their issuance and sale on October 14, 2004 for accrued interest thereon from September 1 through October 14, 2004.

(2)
Reflects the issuance of $150,000,000 aggregate principal amount of outstanding notes on October 14, 2004 plus an amortizable original issue premium of $5,250,000 less amortized premium of $135,000.

(3)
Following the debt-for-debt exchange offer in February 2003, we applied the provisions of Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," and Emerging Issues Task Force Issue No. 02-04, "Determining Whether a Debtor's Modification or Exchange of Debt Instruments Is Within the Scope of FASB Statement 15," which required that the carrying value of the 14% senior discount notes due 2010 be recorded at the total future cash payments (including principal and interest) specified by the 14% senior discount notes; therefore, the 14% senior discount notes were classified on the consolidated balance sheet of UbiquiTel Parent and its subsidiaries as long-term liabilities and were valued at $81,906,000 as of February 26, 2003. The 14% senior discount notes due 2010 are recorded net of $2,211,000 of unamortized original issue discount.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        In the table below, we provide you with selected financial data for the years ended December 31, 2004, 2003 and 2002 and balance sheet data as of December 31, 2004 and 2003, which in the case of the data as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, are derived from and should be read in conjunction with the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. We also provide you with selected financial data for the years ended December 31, 2001 and 2000, and balance sheet data as of December 31, 2002, 2001 and 2000, which are derived from and should be read in conjunction with the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries not included elsewhere herein.

	Year Ended December 31,
	2004	2003(1)	2002(1)	2001(1)	2000(1)
		(Restated)	(Restated)	(Restated)	(Restated)
	(In thousands, except per share data)
Statement of Operations Data:
Total revenues	$366,043	$273,266	$220,805	$93,573	$9,283
Costs and expenses:
Cost of service and operations and products(2)	208,579	177,726	184,363	95,571	11,427
Selling and marketing	67,485	53,681	54,711	39,119	4,166
General and administrative expenses excluding non-cash compensation charges(2)	17,185	15,022	15,401	11,436	7,042
Non-cash compensation for general and administrative matters	3,371	205	378	387	491
Depreciation, amortization and accretion	49,913	46,909	51,571	24,348	3,134

Total costs and expenses	346,533	293,543	306,424	170,861	26,260

Operating income (loss)	$19,510	$(20,277)	$(85,619)	$(77,288)	$(16,977)

Net loss(3)	$(15,297)	$(8,593)	$(117,837)	$(108,023)	$(46,721)

Basic and diluted net loss per share of common stock(3)(4)	$(0.16)	$(0.10)	$(1.45)	$(1.53)	$(1.18)
Other Financial Data:
Ratio of earnings to fixed charges(5)	—	—	—	—	—
	As of December 31,
	2004	2003(1)	2002(1)	2001(1)	2000(1)
		(Restated)	(Restated)	(Restated)	(Restated)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$91,781	$57,225	$73,481	$124,744	$147,706
Restricted cash	—	3,562	2,408	5,183	105,000
Property and equipment and construction in progress	245,546	264,601	283,705	277,986	119,872
Total assets	497,807	483,404	538,827	588,430	406,095
Long-term obligations(6)	424,116	404,873	457,721	399,699	258,446
Total liabilities	492,389	466,564	518,118	450,372	282,430
Total stockholders' equity	5,418	16,840	20,709	138,058	123,095

(1)
As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note 2 to the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein, certain restatements were made to amounts reported as cost of service and operations for the years ended December 31, 2003, 2002, 2001 and 2000. The restatements increased cost of service and operations and total costs and expenses by approximately $0.5 million, $0.4 million, $0.4 million and $0.1 million for the years ended December 31, 2003, 2002, 2001 and 2000, respectively. Total liabilities and stockholders' equity as of December 31, 2003, 2002, 2001 and 2000 have also been restated to reflect the impact of such adjustments. Total liabilities increased by approximately $1.4 million, $0.9 million, $0.5 million and $0.1 million as of December 31, 2003, 2002, 2001 and 2000, respectively. Accumulated deficit increased by approximately $1.4 million, $0.9 million, $0.5 million and $0.1 million as of December 31, 2003, 2002, 2001 and 2000, respectively.

(2)
Cost of service and operations included Sprint PCS management fee expense reclassified from general and administrative expenses totaling $16.5 million, $11.0 million, $4.2 million and $0.4 million for the years ended December 31, 2003, 2002, 2001 and 2000, respectively.

(3)
For the years ended December 31, 2004 and 2003, net loss and net loss per share included gains on debt retirements of approximately $4.9 million and $43.0 million, respectively.

(4)
Basic and diluted net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding.

(5)
For purposes of computing this ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt discount, the interest factor in rental expense and preferred stock dividends. Earnings were insufficient to cover fixed charges by approximately $14,076,000 for the year ended December 31, 2004, $6,947,000 for the year ended December 31, 2003, $128,884,000 for the year ended December 31, 2002, $112,044,000 for the year ended December 31, 2001 and $46,440,000 for the year ended December 31, 2000.

(6)
Long-term obligations at December 31, 2004 and 2003 included future cash flows associated with our 14% senior discount notes due 2010 of approximately $23,600 and $41.4 million, respectively. For all periods presented, long-term obligations includes capital lease obligations and current maturities of long-term debt. See Note 6 to the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and "—Liquidity and Capital Resources."

Restatements of Prior Years' Financial Statements

        UbiquiTel Parent reviewed its accounting practices with respect to lease transactions. As a result of this review and in consultation with the audit committee of UbiquiTel Parent's board of directors, UbiquiTel Parent determined that it was appropriate to restate its consolidated financial statements for the years ended December 31, 2000 through December 31, 2003 and the nine months ended September 30, 2004 (see Note 15 to the audited consolidated financial statements of UbiquiTel Parent and subsidiaries for restated quarterly financial data). Historically, when accounting for tower leases with renewal options, UbiquiTel Parent recorded rent expense on a straight-line basis over the initial non-cancelable lease term, excluding any potential renewal periods. The restatements recognized rent expense on a straight-line basis over the lease term (as defined in Statement of Financial Accounting Standards No. 13, "Accounting for Leases," as amended) of our tower leases. Cell site assets associated with such leased towers are depreciated over the shorter of the assets' useful lives or the lease term. These restatements resulted from the correction of accounting errors and were not attributable to any material non-compliance by UbiquiTel Parent or us with any financial reporting requirements under the federal securities laws.

        As a result of these restatements, certain previously reported amounts in the consolidated statements of operations of UbiquiTel Parent and subsidiaries have been restated as follows (in thousands, except per share data):

Year Ended December 31, 2003	As Originally Reported	Adjustments	As Restated
Cost of services and operations	$136,999	$480	$137,479
Total costs and expenses	293,063	480	293,543
Operating loss	(19,797)	(480)	(20,277)
Loss before income taxes	(7,347)	(480)	(7,827)
Net loss	(8,113)	(480)	(8,593)
Basic and diluted net loss per share of common stock	$(0.09)	$(0.01)	$(0.10)
Year Ended December 31, 2002	As Originally Reported	Adjustments	As Restated
Cost of services and operations	$147,382	$450	$147,832
Total costs and expenses	305,974	450	306,424
Operating loss	(85,169)	(450)	(85,619)
Loss before income taxes	(129,314)	(450)	(129,764)
Net loss	(117,387)	(450)	(117,837)
Basic and diluted net loss per share of common stock	$(1.45)	$(0.00)	$(1.45)

        The cumulative impact of the adjustments for all years prior to the year ended December 31, 2002 was approximately $450,000 and was recorded as an adjustment to accumulated deficit in stockholders' equity as of December 31, 2001. The amounts reflected in cost of service and operations, as originally reported, included Sprint PCS management fee expense reclassified from general and administrative expenses totaling $16.5 million and $11.0 million for the years ended December 31, 2003 and 2002, respectively.

Use of Certain Terms

        In 2003, we initiated a reseller program under which mobile virtual network operators (MVNOs) use our network and resell wireless service under a private label. Minutes and kilobytes are sold at wholesale rates. Virgin Mobile USA launched reseller service in the second quarter of 2003. Qwest Communications launched reseller service in the second quarter of 2004. As of December 31, 2004, we had approximately 98,600 reseller subscribers. In this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," unless the context indicates otherwise, all references to "subscribers" or "customers" and other operating metrics mean subscribers or customers excluding reseller subscribers.

Overview

        In October 1998, UbiquiTel L.L.C. entered into a management agreement with Sprint PCS for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the residents in the Reno/Tahoe, Nevada market. UbiquiTel L.L.C. had no financial transactions from its inception (August 24, 1998) to September 29, 1999. On September 29, 1999, UbiquiTel Parent (formerly, UbiquiTel Holdings, Inc.) was incorporated in Delaware. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts including the rights to the Sprint PCS agreements to UbiquiTel Parent. On November 9, 1999, we were formed to serve as the operating company for UbiquiTel Parent. Also, on March 17, 2000, UbiquiTel Leasing Company was formed to serve as the leasing company for UbiquiTel Parent. UbiquiTel Parent assigned the Sprint PCS agreements to us following our formation. On December 28, 1999, we amended our management agreement with Sprint PCS to expand our markets to include northern California, Spokane/Montana, southern Idaho/Utah/Nevada and southern Indiana/Kentucky, which together with Reno/Tahoe, contain approximately 7.7 million residents. On February 21, 2001, in connection with our acquisition of VIA Wireless LLC, we amended our management agreement with Sprint PCS to expand our markets effective at the closing in August 2001 to include 3.4 million additional residents from the six VIA Wireless Basic Trading Areas covering the central valley of California market. On August 13, 2001, upon the closing of the merger agreement, VIA Wireless became a wholly owned subsidiary of ours and was later merged into us in June 2003. On July 31, 2003, we amended our management agreement with Sprint PCS to eliminate the obligation to build out the state of Montana, thereby reducing our licensed resident population in our markets to approximately 10.0 million.

        As of December 31, 2004, we had approximately 398,500 subscribers excluding resellers and approximately 98,600 reseller subscribers, for a total subscriber base of approximately 497,100. As of December 31, 2004, our network covered approximately 7.9 million residents which represented approximately 79% of the licensed population in our markets.

        As a PCS affiliate of Sprint, we do not own the licenses to operate our network and instead pay Sprint PCS for the use of its licenses. Under our management agreement with Sprint PCS, Sprint is entitled to receive 8.0% of billed revenue from Sprint PCS subscribers based in our markets less current period bad debts, net of bad debt recoveries, from Sprint PCS subscribers based in our markets and fees from wireless service providers other than Sprint PCS when their subscribers roam into our network. We are entitled to 100% of revenues collected from the sale of handsets and accessories from our stores and on roaming revenues received when Sprint PCS customers from a different territory make a wireless call on our PCS network and outbound non-Sprint PCS roaming billed to subscribers based in our markets. We are responsible for building, owning and managing the portion of the PCS network located in our markets under the Sprint brand name. Our results of operations are dependent on Sprint PCS' network and, to a lesser extent, on the networks of other PCS affiliates of Sprint.

        As a PCS affiliate of Sprint, we purchase a full suite of support services from Sprint PCS including billing, customer care, collections and national platform services. We pay a monthly per subscriber rate for these services which is reset every three years. The current period for the service rates ends December 31, 2006. We have access to these services during the term of our management agreement unless Sprint PCS provides us at least nine months' advance notice of its intention to terminate any particular significant service. If Sprint PCS terminates service, our operations may be interrupted or restricted.

Critical Accounting Policies and Estimates

        The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent liabilities. The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our consolidated financial statements. Some of our accounting policies require us to make subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. On an on-going basis, we evaluate our estimates, including, but not limited to, those related to long-lived assets, goodwill, lease transactions, property and equipment, bad debt, inventory valuation, income taxes, deferred revenue and contingencies. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Some of the most critical accounting policies, including those that require a significant amount of estimation or judgment in their application, include:

  Revenue Recognition:

        We recognize revenues when services have been rendered or products have been delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured. We account for rebates, discounts and other sales incentives as a reduction to revenue. Subscriber revenue consists of monthly recurring service charges for voice and third generation data ("3G data") services and monthly non-recurring charges for local, long distance, travel and roaming airtime usage and 3G data usage in excess of the pre-subscribed usage plan received from our subscribers, cancellation and late fee revenues and surcharges, less reductions for billing adjustments and credits. Equipment revenue includes sales of handsets and accessories. Our revenue recognition policies are consistent with the guidance in Emerging Issues Task Force ("EITF") Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"), and Staff Accounting Bulletin No. 104, "Revenue Recognition."

        We recognize revenue from our subscribers as they use the service. We pro-rate access revenue over the billing period and record airtime usage in excess of the pre-subscribed usage plan. Our subscribers pay an activation fee to us when they initiate service. Prior to the adoption of EITF 00-21 on July 1, 2003, we deferred all activation fee revenue and direct customer activation costs on a straight-line basis over the average life of our subscribers, which was estimated to be 30 months. Direct customer activation costs in excess of activation fee revenue were recognized immediately. We have determined that the sale of wireless services through our direct sales channels with an accompanying handset constitutes a revenue arrangement with multiple deliverables as defined in EITF 00-21. Upon adoption of EITF 00-21, non-refundable, up-front activation fees billed in our direct sales channel are now included in equipment revenue rather than subscriber revenue in the consolidated statement of operations to the extent that the aggregate activation fee and handset proceeds received from a subscriber do not exceed the fair value of the handset sold. As the total fair value of the handsets sold in direct sales channels consistently exceeds the aggregate activation fees and handset proceeds received from our subscribers, our adoption of EITF 00-21 has resulted in our no longer deferring activation fees and, therefore, no longer deferring incremental direct activation costs for direct sales channel revenue arrangements. Approximately $1.8 million and $1.1 million of activation fees were included in equipment revenue during the years ended December 31, 2004 and 2003, respectively.

        Roaming and wholesale revenue includes reseller revenue, Sprint PCS travel revenue and non-Sprint PCS roaming revenue. We record Sprint PCS travel revenue on a per minute rate for voice services and on a per kilobit rate for data services when Sprint PCS subscribers based outside our markets use our network. We record non-Sprint PCS roaming revenue when non-Sprint PCS subscribers use our network. We record reseller revenue when reseller subscribers use our network.

        Equipment revenue consists of proceeds from sales of handsets and accessories which are recorded at the time of sale. Revenues from sales of handsets and accessories represent a separate earnings process from service revenues because sales of handsets and accessories do not require customers to subscribe to wireless services. Beginning July 1, 2003 in accordance with EITF 00-21, equipment revenue also includes an allocation of the arrangement consideration from activation revenue received as part of revenue arrangements with multiple deliverables.

        We participate in the Sprint national and regional distribution programs in which national retailers such as RadioShack, Best Buy and Costco sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for Sprint PCS products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under our Sprint PCS agreements, when a national retailer sells a handset purchased from Sprint to a subscriber in our markets, we are obligated to reimburse Sprint for the handset subsidy. We do not receive any revenues from sales of handsets and accessories by national retailers. For a new subscriber activation and a handset upgrade to an existing subscriber, we include these handset subsidy charges in cost of products sold in the consolidated statements of operations.

  Valuation of Accounts Receivable and Inventories:

        Reserve for Doubtful Accounts—Estimates are used in determining our allowance for bad debt and are based both on our historical collection experience, current trends and credit policy and on a percentage of our accounts receivables by aging category. In determining these percentages, we look at historical write-offs of our receivables. We also look at current trends in the credit quality of our customer base and changes in the credit policies. Sub-prime credit class customers are required to make a deposit ranging from $125 to $250 that can be credited against future billings. Under Sprint PCS service plans, sub-prime credit class customers also are subject to account spending limits, ranging from $125 to $250 depending on the credit quality of the customer, to control credit exposure. If our estimates of bad debt are insufficient for any reason, our operating income and available cash would be reduced.

        Reserve for Obsolete/Excess Inventory—We record a reserve for obsolete or excess handset and accessories inventory for models and accessories that are no longer manufactured, for defective models and accessories that have been returned by customers. If the estimate of obsolete inventory is understated, our operating income would be reduced.

  Long-Lived Assets and Goodwill:

        Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed based on the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted cash flows is less than the carrying value of the asset, an impairment loss is recognized. Any impairment loss, if indicated, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 142, "Goodwill and Other Intangible Assets," requires that goodwill and certain intangible assets resulting from business combinations be reviewed for recoverability, and that annual tests for impairment of goodwill and intangible assets that have indefinite useful lives be performed. Any write-offs would result in a charge to earnings and a reduction in equity in the period taken. As of October 31, 2004, we completed our annual impairment review and determined that no impairment charge was required.

        Intangible assets consist of the unamortized cost of a Sprint PCS management agreement acquired in a business combination. Intangible assets are amortized over their estimated useful life. As of December 31, 2004, the remaining useful life of the acquired Sprint PCS management agreement is 15 years. If there was a reduction in the useful life of this asset, our operating income would be reduced.

  Lease Transactions:

        We lease office space, retail stores, land for radio communications sites, leased space on radio communications sites and office equipment under operating leases. Our accounting for an operating lease transaction as of the lease's inception involves judgments in determining the number of lease renewal periods to be included in the lease term, in addition to the initial non-cancelable term, used in recognizing rent expense on a straight-line basis. This judgment considers various factors that we would consider at the time of opting to renew such leases, particularly whether any nonrenewal could result in an economic detriment to us or the forgoing of an economic benefit available to us. Additionally, the lease term can impact the determination of the period over which depreciable assets associated with operating leases are depreciated.

        If a lease with a lease term containing one or more renewal periods is not renewed after the initial term has expired, then the carrying values of the deferred rent liability resulting from straight-line recognition of rent expense and any lease-related assets reflected in the consolidated balance sheet would be written off and reflected in our results of operations in the period such nonrenewal occurred.

  Income Taxes:

        As part of the process of preparing our consolidated financial statements, we are required to estimate our taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. We then must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent recovery is not likely, we must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. To the extent we establish a valuation allowance or increase this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish a valuation allowance that could materially impact our financial condition and results of operations.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payments" ("SFAS No. 123R"). SFAS No. 123R requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and measurement based on the grant-date fair value of the award. It also requires the cost to be recognized over the period during which an employee is required to provide service in exchange for the award. SFAS No. 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and its related interpretations.

        SFAS No. 123R is effective for periods beginning after June 15, 2005 and applies to all awards granted, modified, repurchased or cancelled after that date. Additionally, compensation expense will be recognized over the remaining employee service period for the outstanding portion of any awards for which compensation expense had not been previously recognized or disclosed under SFAS No. 123. We are currently assessing the impact and timing of adopting SFAS No. 123R, but expect that our adoption of this pronouncement will increase our stock-based compensation expense in the period of adoption.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS No. 153"). SFAS No. 153 amends APB No. 29, "Accounting for Nonmonetary Transactions," to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges for nonmonetary assets that do not have commercial substance. Under SFAS No. 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS No. 153 is effective for nonmonetary transactions occurring in fiscal periods that begin after June 15, 2005. We do not anticipate that the implementation of SFAS No. 153 will have a material impact on our financial position, results of operations or cash flows.

Results of Operations

        We provide certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and adjustments to GAAP (non-GAAP) to assess our financial performance. In addition, we use certain non-financial terms that are not measures of financial performance under GAAP. Terms such as customer additions and churn are terms used in the wireless communications industry. The non-GAAP financial measures of average revenue per user and cost per gross addition reflect standard measures of liquidity, profitability or performance. The non-financial terms and the non-GAAP measures reflect wireless communications industry conventions and are commonly used by the investment community for comparability purposes. The non-GAAP measures included in this report are reconciled below in "—Liquidity and Capital Resources—Reconciliation of non-GAAP financial measures."

Analysis of the years ended December 31, 2004 and 2003

  Customer Net Additions

        As of December 31, 2004, we provided personal communications services to approximately 398,500 customers, an increase of approximately 70,800 from December 31, 2003. During 2003, we added 70,700 net new subscribers.

  Churn

        Churn is the monthly rate of customer turnover expressed as the percentage of customers of the beginning customer base that both voluntarily and involuntarily discontinued service during the period.

Churn is computed by dividing the number of customers that discontinued service during the month, net of 30-day returns, by the beginning customer base for the period. Churn for the year ended December 31, 2004 was approximately 2.9% compared to approximately 3.2% for the year ended December 31, 2003. The decrease in churn was primarily the result of the improvement in the credit quality of the overall customer base resulting in less service being discontinued involuntarily. At December 31, 2004, the overall mix of our customer base was 76% prime and 24% sub-prime. At December 31, 2003, the overall mix of our customer base was 74% prime and 26% sub-prime. We expect involuntary churn to continue to decline with continued improvement in the quality of our customer base.

  Average Revenue Per User (ARPU)

        Average revenue per user (ARPU) summarizes the average monthly subscriber revenue per customer. ARPU is computed by dividing subscriber revenue by the average subscribers for the period. During the years ended December 31, 2004 and 2003, our ARPU was approximately $57. We expect ARPU to continue to decline marginally as billing for overage minutes continues to decrease. This reduction is expected to be partially offset by the continued increase in data revenue.

  Cost Per Gross Addition (CPGA)

        Cost per gross addition (CPGA) summarizes the average cost to acquire new customers during the period. CPGA is computed by adding the income statement components of selling and marketing and the cost of products sold, and reducing that amount by the equipment revenue recorded. The net result of these components is then divided by the gross customers acquired during the period. CPGA was approximately $471 for the year ended December 31, 2004 compared to CPGA of approximately $450 for the year ended December 31, 2003. The increase in CPGA was primarily due to higher handset upgrade costs of approximately $15 per gross addition and the effect of increased handset promotion costs of approximately $3 per gross addition. We believe that CPGA will remain at approximately current levels in the near-term due to significant competition.

  Revenues

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  Subscriber Revenue. Subscriber revenue during the years ended December 31, 2004 and 2003 was approximately $250.0 million and $197.6 million, respectively. Subscriber revenue consists of monthly recurring service charges for voice and 3G data usage and monthly non-recurring charges for local, long distance, travel and roaming airtime usage and 3G data usage in excess of the pre-subscribed usage plan amount received from our subscribers, cancellation and late fee revenues and surcharges, less reductions for billing adjustments and billing corrections. Our customers' charges are dependent on their rate plans, based on the number of minutes and 3G data usage included in their plans. The increase in subscriber revenue was primarily attributable to the effect of the increase in our subscriber base.

  •
  Roaming and wholesale revenue. Roaming and wholesale revenue consists of Sprint PCS travel revenue, non-Sprint PCS roaming revenue and reseller revenue. Travel revenue is generated on a per minute rate for voice services or on a per kilobit rate for data services when a Sprint PCS subscriber based outside our markets uses our network. An additional long distance rate per minute is generated when that customer initiates a call from our network to call outside the local calling area. Non-Sprint PCS roaming revenue is generated when a non-Sprint PCS subscriber uses our network. Reseller revenue is generated when a reseller subscriber uses our PCS network. During the second quarters of 2003 and 2004, we initiated reseller programs with Virgin Mobile and Qwest, respectively.

    Roaming and wholesale revenue during the years ended December 31, 2004 and 2003 was approximately $102.9 million and $63.4 million, respectively. The increase in roaming and wholesale revenue was due to increases in Sprint PCS travel revenues for voice and data services of approximately $18.7 million and $4.9 million, respectively, and increases in non-Sprint roaming and reseller revenues of approximately $6.0 million and $9.9 million, respectively. The increases in Sprint PCS travel revenue and non-Sprint roaming revenue were primarily due to increases in travel and roaming minutes of use and 3G data usage. Our increase in reseller subscribers from approximately 22,700 as of December 31, 2003 to approximately 98,600 as of December 31, 2004 was the primary factor for our increase in reseller revenues.

    We expect the growth rate for Sprint PCS travel minutes and kilobytes in 2005 to slow compared to the rate of growth during 2004. We expect non-Sprint PCS roaming revenue to decline in the near-term, primarily due to a decline in the roaming rate we receive from a significant roaming partner. During 2005, we expect reseller revenue to exceed amounts recognized in 2004 as a result of the significant increase in reseller subscribers during the second half of 2004.

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  Equipment Revenue. Equipment revenue is generated from the sale of handsets and accessories and is recorded at the time of sale. We record and retain 100% of the revenue from the sale of handsets and accessories, net of rebates, discounts and other sales incentives, as equipment revenue. The amounts recorded during the years ended December 31, 2004 and 2003 from equipment revenue totaled approximately $13.1 million and $12.2 million, respectively. The increase was primarily due to an increase in the allocation of activation revenue to equipment revenue in accordance with EITF 00-21 of approximately $0.7 million.

  Cost of Service and Operations

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  Network Operations Expenses. Network operations expenses include radio communications site lease costs, utilities, network control maintenance, network control site leases, engineering personnel, transport facilities and interconnect charges, and totaled approximately $64.1 million during the year ended December 31, 2004 compared to approximately $58.6 million during the year ended December 31, 2003. For the years ended December 31, 2003 and 2002, we reclassified certain network operations expenses to Sprint operating expenses totaling approximately $7.9 million and $4.5 million, respectively, to conform with current year presentation, due to the changes in costs resulting from the amendment to our Sprint agreements in 2003. The increase was primarily due to the effect of an increase in interconnection charges of approximately $2.2 million resulting from increased minutes of use and the effect of an increase in radio communications sites on backhaul and site lease expenses of approximately $3.7 million.

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  Travel and Roaming Expenses. We pay Sprint PCS travel fees on a per minute rate for voice services or on a per kilobit rate for data services when our customers use the Sprint PCS network outside our markets and we incur additional long distance fees when our customers call long distance originating in a Sprint PCS or PCS affiliate of Sprint territory. We also pay roaming fees to other wireless providers when our customers use their network. Travel and roaming expense totaled approximately $47.7 million and $32.3 million for the years ended December 31, 2004 and 2003, respectively. The increase in travel and roaming expenses was primarily due to increases in Sprint PCS travel expenses for voice and data services of approximately $12.7 million and $2.8 million, respectively. The increase in Sprint PCS travel expense was due to increases in travel minutes of use and 3G data usage, primarily due to an approximate 26% increase in our subscriber base.

  •
  Bad Debt Expense. Bad debt expense during the years ended December 31, 2004 and 2003 was approximately $5.6 million and $1.7 million, respectively. The increase in bad debt expense was primarily attributable to the credit adjustment of approximately $1.2 million due to the resolution of disputed charges with Sprint PCS and a $1.3 million reduction in operating expenses related to the transition from the "collected revenue" to the "billed revenue" method with Sprint for reconciling amounts due to us for accounts receivable during the year ended December 31, 2003. The remaining increase is primarily attributable to subscriber revenue growth.

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  Sprint Operating Expenses. Sprint operating expenses during the years ended December 31, 2004 and 2003 were approximately $52.9 million and $44.9 million, respectively. Sprint operating expenses included Sprint PCS management fee expense and other fees we paid to Sprint PCS for the use of its support services, including billing and collections services and customer care. For the years ended December 31, 2003 and 2002, Sprint PCS management fee expense of approximately $16.5 million and $11.0 million, respectively, was reclassified from general and administrative expenses to cost of service and operations in the consolidated statements of operations to conform with current year presentation. As noted above under network operations expenses, certain expenses were reclassified from network operations expenses to Sprint operating expenses for the year ended December 31, 2003. The increase in Sprint operating expenses was primarily attributable to the effect of the increase in our subscriber base of approximately $10.9 million, offset by savings related to the amendment to our Sprint agreements effective in 2003 of approximately $2.9 million.

  Cost of Products Sold

        The cost of products sold includes the costs of handsets and accessories and totaled approximately $38.3 million and $40.2 million during the years ended December 31, 2004 and 2003, respectively. The cost of handsets generally exceeds the sales price because we subsidize the cost of handsets to subscribers, consistent with industry practice. Handset subsidies on units sold by third parties totaled approximately $12.7 million and $15.5 million for the years ended December 31, 2004 and 2003, respectively.

  Selling and Marketing

        Selling and marketing expenses relate to our distribution channels, sales representatives, sales support personnel, retail stores, advertising programs and commissions. We incurred selling and marketing expenses of approximately $67.5 million and $53.7 million during the years ended December 31, 2004 and 2003, respectively. The increase in selling and marketing expenses was primarily attributable to the effects of the increases in gross additions and the number of customer handset upgrades of approximately $5.1 million and $2.8 million, respectively, and an increase in advertising expense of approximately $1.3 million.

  General and Administrative

        We incurred general and administrative expenses (excluding non-cash compensation charges) totaling approximately $17.2 million and $15.0 million during the years ended December 31, 2004 and 2003, respectively. For the years ended December 31, 2003 and 2002, Sprint PCS management fee expense of approximately $16.5 million and $11.0 million, respectively, was reclassified from general and administrative expenses to cost of service and operations in the consolidated statements of operations to conform with current year presentation. The increase in general and administrative expenses was primarily due to an increase in compensation expenses of approximately $0.8 million, an increase in insurance expenses of approximately $0.5 million due to increases in certain insurance coverages and the initial costs of complying with the Sarbanes-Oxley Act of 2002 of approximately $0.7 million.

  Non-Cash Compensation for General and Administrative Matters

        During the years ended December 31, 2004 and 2003, non-cash compensation for general and administrative matters totaled approximately $3.4 million and $0.2 million, respectively. We apply the provisions of APB No. 25 and related interpretations in accounting for our equity incentive plan. In May 2002, UbiquiTel Parent modified 1,220,800 options previously issued to employees and board members under its equity incentive plan to reduce the exercise price to $4.00, which was approximately $2.14 per share above the fair market value on the date of modification. The modification reducing the exercise price resulted in variable accounting for these options from the date of modification to the date the options are exercised, forfeited or expire unexercised. In prior years, the fair market value of UbiquiTel Parent's common stock had not exceeded the modified price and, as such, no compensation expense had been recorded. As of December 31, 2004, the market price of UbiquiTel Parent's common stock was $7.12. Under variable accounting, compensation expense of approximately $3.4 million was recognized in 2004 for the excess of the common stock's fair market value over the modification price on 1,080,346 stock options deemed vested, which remain subject to variable accounting.

  Depreciation, Amortization and Accretion

        Depreciation, amortization and accretion expense for the years ended December 31, 2004 and 2003 totaled approximately $49.9 million and $46.9 million, respectively. We depreciate our property and equipment using the straight-line method over two to 10 years. A building owned by us is being depreciated using the straight-line method over 30 years. Amortization of intangible assets with finite useful lives is over 18 years. Accretion expense increases the asset retirement obligation associated with our tower leases, switch site and retail and administrative locations to its present value. The increase in depreciation, amortization and accretion expense was primarily due to the impact of accelerated depreciation of our existing minicell base stations resulting from our reduction of their estimated useful lives during 2003 totaling approximately $5.0 million and increases in depreciation expense of approximately $0.8 million resulting from net additions to our network equipment during 2004, offset by an approximate $2.8 million decrease in amortization expense attributable to the VIA Wireless subscriber base, which was fully amortized as of March 31, 2003.

  Interest Income

        For the years ended December 31, 2004 and 2003, interest income was approximately $0.9 million and $0.6 million, respectively. The interest income was generated from cash, cash equivalents and restricted cash balances.

  Interest Expense

        Interest expense totaled approximately $40.1 million and $31.2 million during the years ended December 31, 2004 and December 31, 2003, respectively. Interest is accrued on our notes on a per annum basis at the stated interest rate. Interest on our senior secured credit facility was accrued at the London interbank offered rate based on contracts ranging from 30 to 180 days. The increase in interest expense primarily resulted from our refinancing of the outstanding borrowings under our senior secured credit facility in the first quarter of 2004 with longer term higher fixed rate notes.

        Interest expense also included the amortized amount of deferred financing fees relating to our senior secured credit facility and various note offerings, prior to any retirements of such debt.

  Gain on Debt Retirements

        During the first quarter of 2004, we issued $270.0 million aggregate principal amount of 9.875% senior notes due March 1, 2011 (the "9.875% Senior Notes"), in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The 9.875% Senior Notes were issued at a discount and generated approximately $265.3 million in proceeds. The proceeds were used to repay and terminate our senior secured credit facility, including the repayment of $230.0 million in outstanding borrowings plus accrued interest and termination of its unused $47.7 million revolving line of credit, to redeem all of our outstanding 14% Series B senior discount notes due 2008 ("14% Series B Senior Notes") ($14.5 million outstanding principal amount) for approximately $12.5 million, and to purchase $16.7 million principal amount of our outstanding 14% senior discount notes due 2010 ("14% Senior Notes") for approximately $15.9 million. The repayments of the senior secured credit facility and the 14% Series B Senior Notes and the purchase of the 14% Senior Notes resulted in a net gain on debt retirements of approximately $1.1 million, consisting of a loss on the purchase of the 14% Senior Notes of approximately $1.6 million, the write-off of deferred financing fees related to the senior secured credit facility and the 14% Series B Senior Notes of approximately $7.7 million, the write-off of unamortized debt discount for detachable warrants associated with the 14% Series B Senior Notes of approximately $3.6 million and costs of approximately $0.1 million related to the termination of the senior secured credit facility, net of a gain of approximately $14.1 million recognized on the reduction in carrying value of the future cash payments associated with the purchased 14% Senior Notes.

        During the fourth quarter of 2004, we completed a financing of an additional $150.0 million aggregate principal amount of 9.875% Senior Notes in a transaction exempt from the registration requirements of the Securities Act. These 9.875% Senior Notes are of the same class as the previously outstanding $270.0 million aggregate principal amount of 9.875% Senior Notes and were issued at a price of 103.5% generating approximately $155.3 million in proceeds. We used approximately $139.3 million of these cash proceeds to fund a cash tender offer and consent solicitation for our outstanding 14% senior subordinated discount notes due 2010 ("14% Subordinated Notes") and 14% Senior Notes. Approximately $100.4 million aggregate principal amount of 14% Subordinated Notes and approximately $31.4 million aggregate principal amount of 14% Senior Notes were validly tendered and accepted. The purchases of the 14% Subordinated Notes and the 14% Senior Notes resulted in a net gain on debt retirements of approximately $3.8 million, consisting of a loss on the purchases of such notes of approximately $16.2 million, the write-off of deferred financing fees related to the notes of approximately $1.2 million and the write-off of unamortized debt discount for detachable warrants associated with the 14% Subordinated Notes of approximately $2.9 million, net of a gain of approximately $24.1 million recognized on the reduction in carrying value of the future cash payments associated with the purchased 14% Senior Notes.

  Income Taxes

        For the years ended December 31, 2004 and 2003, we recognized income tax expense of $0.6 million and $0.8 million, respectively. Income tax expense for 2004 and 2003 was comprised primarily of deferred income taxes that resulted from an expected income tax deduction for amortization of goodwill, which is not amortizable to expense for financial reporting purposes.

  Net Loss

        For the years ended December 31, 2004 and 2003, our net loss was approximately $15.3 million and $8.6 million, respectively. We recognized gains on debt retirements of approximately $4.9 million and $43.1 million during the years ended December 31, 2004 and 2003, respectively.

Analysis of the years ended December 31, 2003 and 2002

  Customer Net Additions

        As of December 31, 2003, we provided personal communications services to approximately 327,700 customers, an increase of approximately 70,700 from December 31, 2002. During 2002, we added

78,200 net new subscribers. The decrease in net subscribers added was primarily attributable to lower sales due to the intense competition from other national wireless telecommunications companies and tighter credit policies implemented in late February 2002.

  Churn

        Churn for the year ended December 31, 2003 was approximately 3.2% compared to approximately 4.2% for the year ended December 31, 2002. The decrease in churn was primarily the result of tighter credit policies and the subsequent improvement in the credit quality of the overall customer base resulting in less service being discontinued involuntarily. At December 31, 2003, the overall mix of our customer base was 74% prime and 26% sub-prime. At December 31, 2002, the overall mix of our customer base was 71% prime and 29% sub-prime.

  Average Revenue Per User (ARPU)

        During the years ended December 31, 2003 and 2002, our ARPU was approximately $57 and $58, respectively. The decrease in ARPU primarily resulted from a decrease in overage charges attributable to a higher mix of customers on larger anytime minutes rate plans and lower cancellation fees resulting from lower customer churn.

  Cost Per Gross Addition (CPGA)

        CPGA was approximately $450 for the year ended December 31, 2003 which was comparable to approximately $444 for the year ended December 31, 2002.

  Revenues

  •
  Subscriber Revenue. Subscriber revenue during the years ended December 31, 2003 and 2002 was approximately $197.6 million and $151.2 million, respectively. The increase in subscriber revenue was primarily attributable to the increase in our subscriber base of approximately $49.3 million, partially offset by the decrease in our average revenue per user (ARPU) of approximately $2.9 million.

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  Roaming and wholesale revenue. Roaming and wholesale revenue during the years ended December 31, 2003 and 2002 was approximately $63.4 million and $61.3 million, respectively. The increase in roaming and wholesale revenue was primarily due to increases in non-Sprint PCS roaming revenue of approximately $7.8 million, partially offset by a decrease in Sprint PCS travel revenue of approximately $6.2 million. The increase in non-Sprint PCS roaming revenue was primarily due to the effect of an increase in roaming minutes of approximately $12.2 million, offset by the effect of a decrease in the average roaming rate we receive from other carriers of approximately $4.4 million. The decrease in Sprint PCS travel revenue for voice services was primarily due to the effect of a reduction in the reciprocal Sprint PCS travel rate of approximately $22.4 million, partially offset by the effect of increases in travel minutes of use and 3G data usage of approximately $16.1 million.

  •
  Equipment Revenue. Equipment revenue totaled approximately $12.2 million and $8.3 million during the years ended December 31, 2003 and 2002, respectively. The increase was primarily due to the effect of higher average retail prices for handsets and accessories of approximately $2.5 million and the allocation of approximately $1.1 million of activation revenue to equipment revenue based on relative fair values in accordance with EITF 00-21, which we adopted on July 1, 2003.

  Cost of Service and Operations

  •
  Network Operations Expenses. Network operations expenses totaled approximately $58.6 million during the year ended December 31, 2003 compared to approximately $62.2 million during the year ended December 31, 2002. For the years ended December 31, 2003 and 2002, we reclassified certain network operations expenses to Sprint operations expenses totaling approximately $7.9 million and $4.5 million, respectively, to conform with 2004 presentation. The decrease in network operations expenses was attributable to lower interconnection and backhaul charges of approximately $1.9 million and $2.0 million of expense reductions related to the resolution of disputed charges with Sprint PCS, offset by an increase in radio communications site rent due to an increase in the number of active radio communications sites from 826 at December 31, 2002 to 861 at December 31, 2003.

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  Travel and Roaming Expenses. Travel and roaming expense totaled approximately $32.3 million and $31.1 million for the years ended December 31, 2004 and 2003, respectively. The increase in travel and roaming expenses was primarily due to an increase in Sprint PCS travel expense of approximately $2.1 million, offset by a decrease in non-Sprint PCS roaming expense of approximately $0.9 million. The increase in Sprint PCS travel expense was primarily due to increases in travel minutes of use and 3G data usage. The decrease in non-Sprint PCS roaming expense was primarily due to a reduction in the average roaming rate we paid to other carriers.

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  Bad Debt Expense. Bad debt expense during the years ended December 31, 2003 and 2002 was approximately $1.7 million and $21.5 million, respectively. Bad debt expense for the year ended December 31, 2003 included a credit adjustment of approximately $1.2 million due to the resolution of disputed charges with Sprint PCS and a $1.3 million reduction in operating expenses related to the transition from the "collected revenue" to the "billed revenue" method with Sprint for reconciling amounts due to us for accounts receivable. The remaining decrease in bad debt expense was primarily attributable to the improvement in the credit quality of our customer base, tighter credit policies, lower customer write-offs and the re-instatement of deposits in late February 2002.

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  Sprint Operating Expenses. Sprint operating expenses during the years ended December 31, 2003 and 2002 were approximately $44.9 million and $33.0 million, respectively. For the years ended December 31, 2003 and 2002, Sprint PCS management fee expense of approximately $16.5 million and $11.0 million, respectively, was reclassified from general and administrative expenses to cost of service and operations in the consolidated statements of operations to conform with 2004 presentation. As noted above under network operations expenses, certain expenses were reclassified from network operations expenses to Sprint operating expenses for the years ended December 31, 2003 and 2002. The increase in Sprint operating expenses was primarily attributable to the increase in our Sprint PCS management fee expense and the increase in our subscriber base.

  Cost of Products Sold

        Cost of products sold totaled approximately $40.2 million and $36.5 million during the years ended December 31, 2003 and 2002, respectively. The increase in cost of products sold was primarily attributable to higher handset upgrade costs. Handset subsidies on units sold by third parties totaled approximately $15.5 million and $10.8 million for the years ended December 31, 2003 and 2002, respectively.

  Selling and Marketing

        Selling and marketing expenses totaled approximately $53.7 million and $54.7 million during the years ended December 31, 2003 and 2002, respectively. The decrease in selling and marketing expenses was primarily attributable to $4.5 million in lower advertising costs, offset by an increase in activation expenses of approximately $4.1 million which was partially attributable to the adoption of EITF 00-21 in July 2003.

  General and Administrative

        We incurred general and administrative expenses (excluding non-cash compensation charges) totaling approximately $15.0 million and $15.4 million during the years ended December 31, 2003 and 2002, respectively. For the years ended December 31, 2003 and 2002, Sprint PCS management fee expense of approximately $16.5 million and $11.0 million, respectively, was reclassified from general and administrative expenses to cost of service and operations in the consolidated statements of operations to conform with 2004 presentation.

  Non-Cash Compensation for General and Administrative Matters

        During the years ended December 31, 2003 and 2002, non-cash compensation for general and administrative matters totaled approximately $0.2 million and $0.4 million, respectively. Unearned stock option compensation was recorded for the difference between the exercise price and the fair market value of UbiquiTel Parent's stock at the date of grant and was recognized as non-cash stock option compensation expense in the period in which the related services were rendered.

  Depreciation, Amortization and Accretion

        Depreciation, amortization and accretion expense for the years ended December 31, 2003 and 2002 totaled approximately $46.9 million and $51.6 million, respectively. The decrease in depreciation, amortization and accretion expense was primarily due to an approximate $10.1 million decrease in amortization expense attributable to the Spokane market and VIA Wireless subscriber bases, which were fully amortized as of December 31, 2002 and March 31, 2003, respectively, partially offset by the impact of accelerated depreciation of our existing minicell base stations totaling $1.6 million and increases in depreciation expense primarily resulting from network equipment additions during 2003.

  Interest Income

        For the years ended December 31, 2003 and 2002, interest income was approximately $0.6 million and $1.6 million, respectively. The decrease in interest income was primarily due to lower levels of cash, cash equivalents and restricted cash combined with lower interest rates during the year ended December 31, 2003 than during the year ended December 31, 2002.

  Interest Expense

        Interest expense totaled approximately $31.2 million during the year ended December 31, 2003. During the year ended December 31, 2002, interest expense was approximately $46.0 million. The decrease in interest expense was primarily due to lower debt levels during the year ended December 31, 2003 than during the year ended December 31, 2002 as a result of the debt-for-debt exchange offer consummated in February 2003 and the open market purchases of 14% Subordinated Notes during the second quarter of 2003, partially offset by the interest expense attributable to the 14% Series B Senior Notes issued in February 2003 and during the second quarter of 2003.

        Interest expense also included the amortized amount of deferred financing fees relating to our senior secured credit facility, 14% Subordinated Notes and 14% Series B Senior Notes.

  Gain on Debt Retirements

        During the first quarter of 2003, we consummated a private placement exchange of approximately $48.2 million aggregate principal amount of our 14% Senior Notes and approximately $9.6 million in cash for approximately $192.7 million aggregate principal amount of our outstanding 14% Subordinated Notes. Additionally, we consummated a related financing, in a private placement offering, of approximately $12.8 million aggregate principal amount of 14% Series B Senior Notes in which we received cash proceeds of approximately $9.6 million to fund the cash portion of the exchange. Under the financing, UbiquiTel Parent issued detachable warrants to purchase up to approximately 9.6 million shares of its common stock at an exercise price of $0.01 per share.

        In connection with our debt-for-debt exchange, we wrote off approximately $2.9 million in deferred financing fees related to the original issuance of the 14% Subordinated Notes and we incurred estimated fees and expenses of approximately $3.7 million in connection with the issuance of the 14% Senior Notes, which reduced the gain resulting from the exchange offer, and we incurred estimated expenses of approximately $0.3 million in connection with the issuance of the 14% Series B Senior Notes.

        We followed the provisions of SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," and EITF Issue No. 02-04, "Determining Whether a Debtor's Modification or Exchange of Debt Instruments Is Within the Scope of FASB Statement No. 15," in recording the private placement exchange transaction in the first quarter of 2003. These provisions required that the carrying value of the 14% Senior Notes be recorded at the total future cash payments (principal and interest) specified by the 14% Senior Notes; therefore, the 14% Senior Notes were classified on the consolidated balance sheet of UbiquiTel Parent and its subsidiaries as long-term liabilities and were valued at approximately $81.9 million as of the transaction date. As a result, no interest expense related to the 14% Senior Notes was recognized in future periods. The following table presents the gain recognized in the private placement exchange transaction in 2003 (in thousands, except per share data):

Principal amount of 14% Subordinated Notes exchanged	$192,720
Unamortized discount on 14% Subordinated Notes	(48,214)
Unamortized discount for detachable warrants	(7,306)
Unamortized deferred financing costs	(2,859)

Carrying value of debt exchanged	134,341
Maximum future cash principal payments for 14% Senior Notes issued	(48,180)
Maximum future cash interest payments for 14% Senior Notes issued	(33,726)
Cash payments for amount of debt exchanged	(9,636)
Direct expenses of exchange transaction	(3,674)

Aggregate gain from exchange transaction	$39,125

Aggregate gain per share—Basic and Diluted	$0.45

        In a series of transactions during 2003, we received cash proceeds of approximately $1.3 million, of which $1.1 million was used to fund open market purchases of $6.9 million aggregate principal amount ($5.3 million aggregate accreted value) of outstanding 14% Subordinated Notes, and we issued approximately $1.7 million aggregate principal amount of additional 14% Series B Senior Notes. Under these private placement sales, UbiquiTel Parent issued detachable warrants to purchase up to approximately 1.3 million shares of its common stock at an exercise price of $0.01 per share. We wrote off approximately $0.1 million in deferred financing fees and $0.3 million in unamortized debt discount for detachable warrants related to the original issuance of the 14% Subordinated Notes, which reduced the gain resulting from the open market purchases. We recorded a gain of approximately $3.9 million related to the open market purchases during the second quarter of 2003.

  Income Taxes

        For the year ended December 31, 2003, we recognized income tax expense of approximately $0.8 million, and for the year ended December 31, 2002, we recognized an income tax benefit of approximately $11.9 million. Income tax expense for 2003 was comprised primarily of deferred income taxes that resulted from an expected income tax deduction for amortization of goodwill, which was not amortizable to expense for financial reporting purposes. Approximately $8.8 million of the tax benefit recorded during the year ended December 31, 2002 was due to a federal income tax refund of which $8.6 million was received in 2003. The refund was the result of carrying back 2002 net operating losses from our former wholly owned subsidiary, VIA Holding Inc. (which was merged into Operating Company in the second quarter of 2003), to realize a federal income tax refund for taxes that had been previously paid by VIA Holding's predecessor, an acquired VIA Wireless member company. The remaining $3.1 million tax benefit recorded during the year ended December 31, 2002 was due to consolidated net operating loss carryforwards that reduced the net deferred tax liability on our consolidated balance sheet.

  Net Loss

        For the years ended December 31, 2003 and 2002, our net loss was approximately $8.6 million and $117.8 million, respectively. The decrease in net loss was primarily due to the increase in revenues resulting from the increase in our subscriber base, the decrease in bad debt expense resulting from the improvement in the credit quality of the subscriber base, the decrease in interest expense resulting from the debt restructuring and the gain on debt retirements.

  Liquidity and Capital Resources

        From inception through December 31, 2002, we principally relied on the proceeds from equity and debt financings, and to a lesser extent revenues, as our primary sources of capital. In 2003 and 2004, we generated cash flow from operating activities of approximately $14.5 million and $55.4 million, respectively.

        Although we substantially completed our contractually required network coverage build-out in 2002, our business could require additional capital expenditures for capacity enhancements and coverage improvements. Capital expenditures for the years ended December 31, 2004 and 2003 totaled approximately $27.0 million and $25.9 million, respectively. Since 2003, we have funded and expect to fund all of our future capital expenditures through cash flows from operating activities.

        We announced a network coverage expansion which is expected to cost approximately $13 million and is expected to be completed in 2006. As part of this expansion, we entered into an agreement with an equipment vendor to acquire network equipment. The agreement provides for a minimum purchase commitment of $18 million in each of the years 2005 through 2008 for all network equipment and performance services that we purchase.

        In mid-2004, Sprint announced its intention to deploy the next generation of CDMA technology known as EV-DO in a substantial portion of its network. EV-DO technology is expected to generate higher network data speeds and allow the introduction of new data products and features. While Sprint has not required the implementation of EV-DO by us or its other PCS affiliates, we expect to begin deploying EV-DO in selected markets in 2005 and expect to upgrade approximately 56% of our covered population to EV-DO by the end of 2006 at an estimated cost of $13 million.

        On February 23, 2004, we issued $270.0 million in aggregate principal amount of the 9.875% Senior Notes at a discount and generated approximately $265.3 million in proceeds. UbiquiTel Parent has fully and unconditionally guaranteed our obligations under the 9.875% Senior Notes. The proceeds were used to repay and terminate our senior secured credit facility, including the repayment of

$230.0 million in outstanding borrowings plus accrued interest and termination of our unused $47.7 million revolving line of credit, to redeem all of our outstanding 14% Series B Senior Notes ($14.5 million outstanding principal amount) for approximately $12.5 million and to purchase $16.7 million principal amount of our outstanding 14% Senior Notes for approximately $15.9 million. On July 29, 2004, we completed a registered exchange offer involving the 9.875% Senior Notes, pursuant to which all of the outstanding 9.875% Senior Notes were exchanged for 9.875% Senior Notes that have been registered under the Securities Act. The registered 9.875% Senior Notes are substantially identical to the unregistered 9.875% Senior Notes, except that certain transfer restrictions and registration rights do not apply to the registered 9.875% Senior Notes.

        Under the indenture governing the 9.875% Senior Notes, we are permitted to issue additional notes from time to time, and did so on October 14, 2004 in connection with the following refinancing transactions. We completed a financing of an additional $150.0 million aggregate principal amount of 9.875% Senior Notes in a transaction exempt from the registration requirements of the Securities Act. These 9.875% Senior Notes are of the same class as the previously outstanding $270.0 million aggregate principal amount of 9.875% Senior Notes and were issued at a price of 103.5% generating cash proceeds of approximately $155.3 million.

        We used approximately $139.3 million of these cash proceeds to fund the cash tender offer and consent solicitation for our outstanding 14% Subordinated Notes and 14% Senior Notes. Approximately $100.4 million aggregate principal amount of 14% Subordinated Notes, representing all of the outstanding 14% Subordinated Notes, and approximately $31.4 million aggregate principal amount of 14% Senior Notes were validly tendered and accepted. There are approximately $32,000 aggregate principal amount of 14% Senior Notes that remain outstanding, which we intend to redeem on or about April 15, 2005. Amendments to the indenture governing the 14% Senior Notes eliminating substantially all of the indenture's restrictive covenants and certain of its events of default became effective on October 14, 2004.

        Prior to March 1, 2007, we may redeem up to 35% of the aggregate principal amount of the 9.875% Senior Notes with net cash proceeds of a sale of our equity or a contribution to our common equity capital, provided that at least 65% of the principal amount of 9.875% Senior Notes originally issued under the indenture remains outstanding after giving effect to such redemption and such redemption occurs within 45 days of the date of such sale of equity interests or contribution. UbiquiTel Parent does not have any current plans to sell any of our equity interests or make any capital contributions to our common equity capital and, as such, does not currently anticipate exercising this optional redemption right.

        The $420.0 million aggregate principal amount of 9.875% Senior Notes will require cash payments of interest of $41.5 million in each of the years 2005 through 2009. We presently are in compliance with all covenants in the indenture associated with the 9.875% Senior Notes. We may from time to time purchase outstanding 9.875% Senior Notes and/or shares of UbiquiTel Parent's common stock in the open market, in privately negotiated transactions or otherwise in accordance with our debt agreements and applicable law.

        As of December 31, 2004, we had approximately $91.8 million in cash and cash equivalents and working capital of approximately $79.1 million. Management expects cash and cash equivalents, combined with cash flow from operating activities, to be sufficient to meet capital expenditures needs and service debt requirements through December 31, 2005 and into the foreseeable future.

        While management does not anticipate the need to raise additional capital to meet our operating or capital expenditure requirements in the foreseeable future, our funding status is dependent on a number of factors influencing projections of operating cash flows, including those related to gross new customer additions, customer turnover, revenues, marketing costs, bad debt expense and roaming and reseller revenue. Management believes our financial position will be sufficient to meet the cash requirements of the business including capital expenditures, cash interest and working capital needs. Should actual results differ significantly from these assumptions, our liquidity position could be adversely affected and we could be in a position that would require us to raise additional capital which may not be available or may not be available on acceptable terms.

  Contractual Obligations

        We are obligated to make future payments under various contracts we have entered into, including amounts pursuant to noncancelable operating lease agreements for office space, retail stores, land for radio communications sites, leased space on radio communications sites and office equipment; purchase obligations; the building mortgage; the 9.875% Senior Notes; and the 14% Senior Notes. The following table lists our expected future minimum contractual cash obligations for the next five years and in the aggregate as of December 31, 2004 (dollars in thousands):

	Payments due by year ending December 31,
Contractual obligation
	Total	2005	2006	2007	2008	2009	Thereafter
Operating leases(1)	$71,624	$18,301	$12,811	$9,874	$7,862	$6,864	$15,912
Purchase obligations(2)	80,899	22,668	20,821	19,183	18,177	50	—
Building mortgage(3)	3,228	223	240	257	275	295	1,938
9.875% Senior Notes(3)	420,000	—	—	—	—	—	420,000
14% Senior Notes(3)	32	—	—	—	—	—	32

	$575,783	$41,192	$33,872	$29,314	$26,314	$7,209	$437,882

(1)
Does not include payments due under renewals to the original lease term.

(2)
We are committed to purchase network equipment and network performance services at a minimum annual commitment of $18 million during the years 2005 through 2008 pursuant to an agreement with a third party. Also includes commitments for backhaul circuits under usage agreements with certain telecommunications providers through 2009.

(3)
Total repayments, excluding interest payments, are based on borrowings outstanding as of December 31, 2004.

        There are provisions in the indenture governing the 9.875% Senior Notes that provide for an acceleration of repayment upon an event of default, as defined in the indenture.

  Analysis of Cash Flows

        A significant portion of our revenues is generated from customers who subscribe to PCS service from us or Sprint on contracts that range from one to two years. Our cash flow from operating activities will fluctuate with the size of our subscriber base and indirectly from the size of Sprint's subscriber base and the recurring subscriber and roaming revenue streams generated from these customers. We expect cash flow from operating activities will continue to grow in 2005 and in future periods as our subscriber base continues to grow.

        Net cash provided by operating activities was approximately $55.4 million and $14.5 million for the years ended December 31, 2004 and 2003, respectively. The increase in cash provided by operating activities was primarily due to the reduction in operating losses and increases in accounts payable and accrued expenses, offset by increases in accounts receivable and prepaid and other assets. Net cash used in operating activities was approximately $38.8 million for the year ended December 31, 2002. The increase in cash provided by operating activities in 2003 was primarily due to a lower operating loss, the resolution of $3.2 million in disputed charges with Sprint PCS and the receipt of an $8.6 million federal income tax refund.

        Net cash used in investing activities was approximately $25.8 million and $16.5 million for the years ended December 31, 2004 and 2003, respectively. The increase resulted from higher capital expenditures for switch capacity upgrades and cash payments for the purchase of current generation multi-carrier capable base stations pursuant to our plan to replace our existing minicell base stations. Net cash used in investing activities was approximately $40.2 million for the year ended December 31, 2002. The decrease of $23.7 million in net cash used in investing activities in 2003 was primarily due to lower capital expenditures of $17.2 million for coverage expansion and 3G upgrades and the receipt of proceeds from the sale of 98 wireless communications towers of approximately $10.5 million during the fourth quarter of 2003.

        Net cash provided by financing activities was approximately $5.0 million for the year ended December 31, 2004, resulting primarily from cash proceeds of approximately $155.3 million from our October 2004 issuance of 9.875% Senior Notes net of cash payments of approximately $139.3 million to purchase approximately $100.4 million aggregate principal amount of 14% Subordinated Notes and approximately $31.4 million aggregate principal amount of 14% Senior Notes. Financing costs of approximately $4.1 million were incurred in connection with this debt refinancing. As discussed above, the proceeds from the issuance of the 9.875% Senior Notes in February 2004 were used to repay outstanding borrowings plus accrued interest under our senior secured credit facility, to redeem outstanding 14% Series B Senior Notes, to purchase a portion of the outstanding 14% Senior Notes and to pay all financing fees associated with the refinancing. Net cash used in financing activities was approximately $14.2 million for the year ended December 31, 2003 compared to net cash provided by financing activities of approximately $27.7 million for the year ended December 31, 2002. Our debt-for-debt exchange in February 2003 and issuance of 14% Series B Senior Notes resulted in the incurrence of approximately $4.6 million in financing costs and a $15.0 million repayment under our senior secured credit facility. Partially offsetting these transactions was the occurrence of a $5.7 million cash overdraft resulting from checks issued but not presented to banks as of December 31, 2003.

  Reconciliation of non-GAAP financial measures

        We utilize certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The non-GAAP financial measures discussed in "—Results of Operations" are average revenue per user (ARPU) and cost per gross addition (CPGA). Descriptions of these non-GAAP financial measures are provided where the particular measures are discussed in "—Results of Operations—Analysis of the years ended December 31, 2004 and 2003," and the following tables reconcile the non-GAAP financial measures with our consolidated financial statements presented in accordance with GAAP (excluding subscriber data).

	Year Ended December 31,
Average revenue per user (ARPU)
	2004	2003	2002
Subscriber revenue	$250,034,000	$197,633,000	$151,174,000

Average subscribers	365,100	290,100	217,600
ARPU	$57	$57	$58

        We believe ARPU, which calculates the average monthly service revenue per customer, is a useful measure to assist in evaluating our past and forecasting our future subscriber revenue. In addition, it provides a gauge to compare our subscriber revenue to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful.

	Year Ended December 31,
Cost per gross addition (CPGA)
	2004	2003	2002
Selling and marketing	$67,485,000	$53,681,000	$54,711,000
Add: Cost of products sold	38,314,000	40,247,000	36,531,000
Less: Equipment revenue	(13,089,000)	(12,205,000)	(8,331,000)

Total CPGA costs	$92,710,000	$81,723,000	$82,911,000

Gross additions	196,600	181,800	186,700
CPGA	$471	$450	$444

        We believe CPGA, which measures the average cost to acquire new customers during the period, is a useful measure used to compare our average cost to acquire a new subscriber to that of other wireless communication providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of cost of products sold net of the equipment revenues earned is critical to our understanding of how much it costs us to acquire a new customer.

  Inflation

        We believe that inflation has not had, and will not have, a material adverse effect on our results of operations.

  Seasonality

        Our business is seasonal because the wireless industry is dependent on fourth quarter results. Among other things, the industry relies on higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. The factors contributing to this trend include the increasing use of retail distribution, which is dependent on year-end holiday shopping, the timing of new product and service offerings, competitive pricing pressures and aggressive marketing and promotions during the holiday season. The increased level of activity requires a greater use of our available financial resources during this period.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. All of the interest rates on our notes are fixed; the weighted average interest rate on our notes was 9.875% as of December 31, 2004. We have not entered into derivatives or other financial instruments for trading, speculative or hedging purposes, though we may do so from time to time if such instruments are available to us on acceptable terms and prevailing market conditions are accommodating. No principal repayments on our notes are due within the next five years.

Management's Report on Internal Control Over Financial Reporting

        The management of UbiquiTel Parent is responsible for establishing and maintaining adequate internal control over financial reporting. UbiquiTel Parent's internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of the financial reporting process and the preparation of financial statements for external reporting purposes in accordance with generally accepted accounting principles.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        As required by Section 404 of the Sarbanes-Oxley Act of 2002, management has assessed the effectiveness of UbiquiTel Parent's internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in "Internal Control—Integrated Framework." Management has concluded that, based on its assessment under those criteria, UbiquiTel Parent's internal control over financial reporting was effective as of December 31, 2004.

        Management's assessment of the effectiveness of UbiquiTel Parent's internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein on page F-2.

Management's Consideration of the Restatements

        In coming to the conclusion that UbiquiTel Parent's internal control over financial reporting was effective as of December 31, 2004, management considered, among other things, the control deficiency related to periodic review of the application of generally accepted accounting principles, which resulted in the need to restate UbiquiTel Parent's previously issued financial statements as disclosed in Note 2 to the audited consolidated financial statements of UbiquiTel Inc. and its subsidiaries included in this prospectus. After reviewing and analyzing the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 99, "Materiality," Accounting Principles Board Opinion No. 28, "Interim Financial Reporting," paragraph 29 and SAB Topic 5 F, "Accounting Changes Not Retroactively Applied Due to Immateriality," and taking into consideration (i) that the restatement adjustments did not have a material impact on the financial statements of prior interim or annual periods taken as a whole; (ii) that the cumulative impact of the restatement adjustments on stockholders' equity was not material on the financial statements of prior interim or annual periods; and (iii) that UbiquiTel Parent decided to restate its previously issued financial statements solely because the cumulative impact of the error, if recorded in the current period, would have been material to the current year's reported net income, management concluded that the control deficiency that resulted in the restatements of the prior period financial statements was not in itself a material weakness. Furthermore, management concluded that, as of December 31, 2004, UbiquiTel Parent had effective internal control over financial reporting, including controls over the application of accounting principles, and that the control deficiency that resulted in the restatements when aggregated with other deficiencies did not constitute a material weakness.

BUSINESS

Overview

        We have the exclusive right under our management agreement with Sprint PCS to provide digital wireless personal communications services, or PCS, under the Sprint brand name to markets in the western and midwestern United States which include a total population of approximately 10.0 million residents, which we refer to as POPs, covering portions of California, Nevada, Washington, Idaho, Utah, Wyoming, Indiana and Kentucky. Sprint has PCS licenses to cover more than 280 million people across all 50 states, Puerto Rico and the U.S. Virgin Islands. We do not own any PCS licenses in our markets or elsewhere, so generally we can only operate our business so long as we remain a PCS affiliate of Sprint and Sprint and related entities continue to own the PCS licenses in our markets. Sprint directly operates its PCS network in major metropolitan markets throughout the United States. Sprint also has entered into independent management agreements with various PCS affiliates of Sprint, such as us, under which the PCS affiliates of Sprint have agreed to construct and manage the PCS networks under the Sprint brand name in midsize and smaller markets. Sprint is not obligated to provide us with any support in connection with our business or otherwise, other than performing its contractual obligations under the management agreement and other related agreements between us.

        Sprint operates a 100% digital PCS wireless network in the United States and holds licenses to provide PCS nationwide, using code division multiple access, or CDMA, technology. Sprint, directly and indirectly through PCS affiliates such as us, provides wireless services in more than 4,000 cities and communities across the country.

        As of December 31, 2004, we had approximately 398,500 customers and total network coverage of approximately 7.9 million residents. For the year ended December 31, 2004, we generated revenues of approximately $366.0 million.

Use of Certain Terms

        In 2003, we initiated a reseller program under which mobile virtual network operators (MVNOs) use our network and resell wireless service under a private label. Minutes and kilobytes are sold at wholesale rates. Virgin Mobile USA launched reseller service in the second quarter of 2003. Qwest Communications launched reseller service in the second quarter of 2004. As of December 31, 2004, we had approximately 98,600 reseller subscribers. In this "Business" section, unless the context indicates otherwise, all references to "subscribers" or "customers" and other operating metrics mean subscribers or customers excluding reseller subscribers.

Recent Development

        On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced that their boards of directors had unanimously approved a definitive agreement for a merger of equals. Nextel Communications currently operates a wireless mobility communications network in certain territories in which we also provide digital wireless mobility communications network services under the Sprint or affiliated brands.

        We have had only very preliminary communications with Sprint regarding the potential impact on us of the pending Sprint-Nextel transaction. We believe that, based on currently available information, and assuming that no changes are effected with respect to Sprint's agreements with us, Sprint could potentially be in violation of the exclusivity provision of our management agreement at some point following completion of the Sprint-Nextel transaction due to the overlap between certain of our and Nextel's territories. Sprint's agreements with us provide for specific remedies in the event of a material breach by Sprint of such agreements. We have not made any determination as to the potential impact on our operations or the value of our business of any of such remedies or whether any such remedy would be more or less favorable to us than our existing arrangements with Sprint or any renegotiated arrangements with Sprint.

        We are committed to working with Sprint to reach mutually agreeable arrangements with respect to these matters. However, there can be no assurances that we and Sprint will be able to reach mutually acceptable arrangements or as to the terms of any such arrangements or the potential impact on us of any such arrangements. Furthermore, we have not been able to assess the potential impact of the Sprint-Nextel business combination on Sprint's competitiveness in the wireless industry on either a short-term or long-term basis.

Business Strategy

        Our goal is to become one of the most profitable regional wireless providers. We believe our focus on acquiring and retaining high quality subscribers in our local markets, combined with the advantages of our affiliation with Sprint PCS, will enable us to grow profitably in the future. The following objectives are key components of our business strategy:

        Focus on prime credit classes as we grow our subscriber base.    In 2004, we added approximately 70,800 net subscribers, representing incremental penetration of 0.9% of our covered POPs. We have focused our marketing efforts and aligned our sales distribution network to attract and retain prime credit class customers. We pay higher commissions throughout our controlled sales distribution network for prime credit class sales, and we manage sales to the sub-prime credit class market through tighter credit policies by requiring a deposit equal to or greater than a spending limit controlled by our real-time billing system. Eighty-four percent of our 2004 net additions were prime credit class customers.

        Leverage our third generation network platform to increase recurring data revenue.    We began offering third generation, or 3G, data services called PCS Vision during 2002. PCS Vision provides us with a differentiated product and a competitive advantage in many of our local markets. This product is a major ingredient in penetrating the prime credit class market and in building a recurring revenue stream from data products. 3G data contributed $3.75 to our average revenue per user, or ARPU, in 2004. Our 1xRTT, or one times radio transmission technology, network platform is more efficient in processing voice calls, which we believe will help us drive down capital expenditures associated with maintaining our quality of service. Our overall blocked call and dropped call rates were 1.5% and 1.2%, respectively, for the year ended December 31, 2004.

        Capitalize on high margin wholesale revenue opportunities.    We have experienced 62% growth in roaming and wholesale revenues in the year ended December 31, 2004 in comparison to the year ended December 31, 2003 due to a combination of strong growth in roaming minutes, a stable roaming rate environment and reseller programs under which mobile virtual network operators (MVNOs) use our network and resell wireless services under a private label. Our roaming ratio (ratio of inbound to outbound minutes of use) of 1.8 to 1 at December 31, 2004 is the highest of the public Sprint affiliates. We launched the reseller program in 2003 under which minutes and kilobytes are sold at wholesale rates to MVNOs. Virgin Mobile USA launched reseller service in the second quarter of 2003. Qwest Communications launched reseller service in the second quarter of 2004. As of December 31, 2004, we had approximately 98,600 reseller subscribers. Our wholesale revenues have gross margins of approximately 85%.

        Reduce churn through a high-quality subscriber base, differentiated services such as PCS Vision, and multi-year contracts.    Our sales and marketing activities are focused on reducing churn through improving the quality of our subscriber base. The prime segment of our subscriber base has increased from approximately 58% as of December 31, 2001 to approximately 76% as of December 31, 2004. We continue to focus on selling PCS Vision products and services and have achieved strong results. PCS

Vision-enabled handsets and devices represented approximately 74% of our subscriber base at December 31, 2004. In addition, we continue to focus on selling two-year contracts to new subscribers. As of December 31, 2004, approximately 79% of our subscribers have two-year contracts. Primarily as a result of these activities, churn has declined from 3.2% for the year ended December 31, 2003 to 2.9% for the year ended December 31, 2004.

        Expand exclusive sales distribution channels.    The expansion of our sales distribution channels, particularly channels such as exclusive agent retailers and our company-owned Sprint retail stores that exclusively sell our products, is a key part of our strategy to grow our subscriber base. We continue to focus on identifying key areas in our markets for growth and opening new retail stores, and appointing third party agents to operate exclusive retail distribution outlets selling only Sprint PCS products and services with compensation structures focused on high-quality subscriber growth. At December 31, 2004, we had 37 company-owned Sprint retail stores and 87 exclusive agent retailers in operation, and we anticipate increasing those numbers through the end of 2005.

        Optimize our relationship with Sprint to take advantage of the nationwide third generation network and further expand our wholesale revenues.    Sprint PCS is the only national operator with a deployment of 3G technology across its nationwide footprint. We believe this provides us with advantages including our ability to market voice and data products that can be used both in and outside our local network. Furthermore, Sprint has leveraged its nationwide 3G network on a single platform to aggressively pursue and add new MVNOs. In addition to Virgin Mobile and Qwest, Sprint has agreed to terms with several new MVNOs including ESPN and Earthlink. We expect this wholesale strategy will complement our direct marketing efforts and allow us to scale our local network to provide high margin revenue opportunities. We will continue to manage our relationship with Sprint to allow us to maximize the unique values that it creates.

Our Markets

        We believe we operate in highly attractive markets with favorable demographic characteristics for growing our customer base and generating roaming revenue for a number of reasons:

        Attractive market footprint.    Our territory includes nine markets with greater than 400,000 POPs, which is more than any other PCS affiliate of Sprint. Our gross property and equipment per covered POP of $47 is the lowest among the public PCS affiliates of Sprint. In addition, our subscriber base historically has had the highest percentage of on-network minutes of any Sprint PCS affiliate, which contributes significantly to our overall subscriber profitability.

        Contiguous to major existing Sprint markets.    Our markets are contiguous to major Sprint markets with a combined licensed population of over 57 million. Some of the major contiguous markets include San Francisco, Los Angeles and Sacramento, California; Seattle, Washington; Salt Lake City, Utah; Las Vegas, Nevada; Indianapolis, Indiana; Nashville, Tennessee; Louisville, Kentucky; and Cincinnati, Ohio.

        Substantial overlap with Qwest wireless markets.    Our network covers approximately 1.8 million POPs currently served by Qwest. In mid-2004, we began carrying Qwest's wireless traffic within our markets. We do not incur customer acquisition costs related to these revenues, which makes this business attractive for us.

        Important transportation corridors.    Our markets include the most important and, in some cases, the only transportation corridors that link the population centers within a particular market, including major interstates such as I-70, I-80, I-90, I-5, I-15 and I-65.

        Popular vacation and tourist destinations.    Our markets contain popular vacation and tourist destinations, including various national parks and ski resorts such as Yosemite National Park, Yellowstone National Park, Lake Tahoe, Squaw Valley, Sun Valley and Jackson Hole.

        Large student population centers.    There are at least 35 colleges and universities located within our markets, including 20 schools with student populations greater than 10,000 each, such as Fresno State University, Utah State University (Logan), Indiana University (Bloomington) and the University of Nevada (Reno).

        The following table lists the location, the basic trading areas, commonly referred to as BTAs, megahertz of spectrum, estimated total residents, network coverage and percent coverage for each of our markets under our management agreement with Sprint PCS. The estimated total residents does not represent expected customers but rather our total potential customers within each market. However, our network build-out plan focuses on providing service to the residents in the most densely populated and strategic areas of our markets which is represented by network coverage.

Location	BTA No.(1)		Megahertz of Spectrum(2)	Estimated Total Residents (000's)(3)	Network Coverage (000's)(4)	Percent Coverage
Reno/Tahoe/Northern California
Chico-Oroville, CA	79		30	224
Eureka, CA	134		30	146
Redding, CA	371		30	281
Reno, NV	372		30	556
Sacramento, CA	389	*	30	310
Yuba City-Marysville, CA	485	*	30	140

Subtotal				1,657	1,290	78%

Spokane
Lewiston-Moscow, ID	250		30	126
Spokane, WA	425		30	745

Subtotal				871	640	73%

Southern Idaho/Utah/Nevada
Boise-Nampa, ID	50		30	554
Idaho Falls, ID	202		30	216
Las Vegas, NV	245	*	30	21
Logan, UT	258		30	103
Pocatello, ID	353		30	105
Provo-Orem, UT	365	*	30	12
St. George, UT	392		30	134
Salt Lake City-Ogden, UT	399	*	30	104
Twin Falls, ID	451		30	162

Subtotal				1,411	1,230	87%

Southern Indiana/Kentucky
Anderson, IN	15*		30	44
Bloomington-Bedford, IN	47		30	240
Bowling Green-Glasgow, KY	52		30	248
Cincinnati, OH	81	*	30	17
Clarksville, Hopkinsville, TN/KY	83		30	251
Columbus, IN	93		30	156
Evansville, IN	135		30	518
Indianapolis, IN	204	*	30	86
Louisville, KY	263	*	30	251
Madisonville, KY	273		30	47
Owensboro, KY	338		30	165

Paducah-Murray-Mayfield, KY	339		30	233
Richmond, IN	373		30	105
Terre Haute, IN	442	*	30	246
Vincennes-Washington, IN	475		30	96

Subtotal				2,703	1,680	62%

Central Valley of California
Bakersfield, CA	28		20	662
Fresno, CA	157		30	923
Merced, CA	291		30	220
Modesto, CA	303		30	485
Stockton, CA	434		30	590
Visalia-Porterville-Hanford, CA	158		30	482

Subtotal				3,362	3,060	91%

TOTAL				10,004	7,900	79%

*
Denotes partial portion of BTA.

(1)
A basic trading area, or BTA, is a collection of counties surrounding a metropolitan area in which there is a commercial community of interest. The BTA number indicated in the table is assigned to that market by the Federal Communications Commission (alphabetically by market name) for the purpose of issuing licenses for wireless services.

(2)
Spectrum licensed to Sprint or related parties of which we have exclusive access.

(3)
Estimated total residents is based on 2000 Census data for each BTA within a given market.

(4)
Network coverage is the estimated residents covered by our network.

Our History

        In October 1998, UbiquiTel L.L.C. entered into a management agreement with Sprint PCS for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the residents in the Reno/Tahoe, Nevada market. UbiquiTel L.L.C. had no financial transactions from its inception (August 24, 1998) to September 29, 1999. On September 29, 1999, UbiquiTel Parent (formerly, UbiquiTel Holdings, Inc.) was incorporated in Delaware. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts including the rights to the Sprint PCS agreements to UbiquiTel Parent. We were formed in November 1999 to serve as UbiquiTel Parent's operating company and UbiquiTel Leasing Company was formed in March 2000 to serve as UbiquiTel Parent's leasing company. UbiquiTel Parent assigned the Sprint PCS agreements to us following our formation. On December 28, 1999, we amended our management agreement with Sprint PCS to expand our markets to include northern California, Spokane/Montana, southern Idaho/Utah/Nevada and southern Indiana/Kentucky, which together with Reno/Tahoe, contain approximately 7.7 million residents. On February 21, 2001, in connection with our acquisition of VIA Wireless LLC, we amended our management agreement with Sprint PCS to expand our markets effective at the closing in August 2001 to include 3.4 million additional residents from the six VIA Wireless Basic Trading Areas covering the central valley of California market. On August 13, 2001, upon the closing of the merger agreement, VIA Wireless became a wholly owned subsidiary of ours and was later merged into us in June 2003. On July 31, 2003, we amended our management agreement with Sprint PCS to eliminate the obligation to build out the state of Montana, thereby reducing our licensed resident population in our markets to approximately 10.0 million.

Network Operations

        Pursuant to our management agreement with Sprint PCS, we agreed to a minimum build-out plan for our portion of the Sprint PCS network. We have further enhanced our build-out plan to provide better coverage for our markets. We have focused our network coverage on the largest, most densely populated communities in our markets and the interstates and primary roads connecting these communities to each other and to the adjacent major metropolitan markets owned and operated by Sprint PCS. At December 31, 2004, our network consisted of five switches and switching centers and 902 cell sites in operation. A switching center serves several purposes, including routing calls, managing call handoffs, managing access to the public telephone network and providing access to voice mail and other value-added services. Approximately 96% of our cell sites were co-located as of December 31, 2004. Co-location describes the strategy of leasing available space on a tower or cell site owned by another company rather than building and owning the tower or cell site directly.

        We utilize the Sprint network operations control center for around the clock monitoring as well as our own switching centers' capabilities for our network base stations and switches.

        Through our arrangements with Sprint and Sprint's arrangements with other wireless service providers, our subscribers have roaming capabilities on certain other PCS networks utilizing similar CDMA technology.

        Our network connects to the public telephone network through local exchange carriers, which facilitate the origination and termination of traffic between our network and both local exchange and long distance carriers. Through our management agreement with Sprint PCS, we have the benefit of Sprint negotiated interconnection agreements with our local exchange carriers.

        We use Sprint and other third party providers for long distance services and for backhaul services. Backhaul services are the telecommunications services which other carriers provide to carry our traffic from our cell sites to our switching facilities.

Products and Services

        We offer wireless voice and data products and services throughout our markets under the Sprint brand name. Our service offerings are typically designed to align with service offerings of Sprint PCS and to integrate with the PCS network of Sprint. The PCS service packages we currently offer include the following:

        100% digital wireless network with service across the country.    We are part of the largest 100% digital wireless personal communications services network in the country. We believe the code division multiple access, or CDMA, technology that Sprint PCS has deployed offers significantly improved voice quality. CDMA provides voice transmissions encoded into a digital format with a significantly lower risk of cloning and eavesdropping than on analog or other digital based networks. Our customers may access PCS services from Sprint throughout the PCS network of Sprint, which includes over 300 major metropolitan areas across the United States. Dual-band/dual-mode or tri-mode handsets allow roaming on other wireless networks where Sprint has roaming agreements.

        Third generation services (PCS Vision).    We believe CDMA technology allows existing CDMA networks to be upgraded to the next generation in a timely and cost effective manner. We, along with Sprint and the other PCS affiliates of Sprint, launched 3G capability, named PCS Vision, in our networks in 2002. This capability allows more efficient utilization of our network when voice calls are made using 3G-enabled handsets. It also provides enhanced data services. PCS Vision allows our subscribers to use their PCS Vision-enabled devices to check e-mail, take and receive pictures, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly with speeds of up to 144 kilobits per second with average throughput speeds in the range of 50-70 kilobits per second. In 2004, Sprint announced plans to begin deploying Evolution Data Optimized, or EV-DO, next generation technology across its PCS network with initial service anticipated to be available in select Sprint PCS markets in the second half of 2005 and in the majority of Sprint PCS' top metropolitan markets in the United States in 2006. EV-DO is expected to provide average user speeds of 300-500 kilobits per second and peak rates of up to 2.4 megabits per second for downloads, which is expected to accelerate mobile-device data speeds up to 10 times faster than present network capabilities. EV-DO speeds should enhance data capabilities, including downloading music, streaming video and games, for wireless handsets and laptops through wireless connection cards. We expect to begin deploying EV-DO in selected markets in 2005 and will continue to evaluate future investment opportunities in this enhanced technology.

        Other services.    In addition to these services, we also may offer wireless local loop services in our markets, but only where Sprint is not a local exchange carrier. Wireless local loop is a wireless substitute for the landline-based telephones in homes and businesses. We also believe that new features and services will be developed on the PCS network of Sprint to take advantage of CDMA technology. Sprint conducts ongoing research and development to produce innovative services that are intended to give Sprint and PCS affiliates of Sprint a competitive advantage. We may incur additional expenses in modifying our technology if Sprint pursues or we chose to pursue providing these additional features and services.

Roaming

        Sprint PCS roaming.    Sprint PCS roaming includes both inbound roaming, when Sprint wireless subscribers based outside of our markets use our network, and outbound roaming, when our subscribers use the Sprint PCS network or network of another PCS affiliate of Sprint outside of our markets. We have a reciprocal per minute fee with Sprint for inbound and outbound Sprint PCS roaming. The reciprocal rate is currently fixed at $0.058 per minute through December 31, 2006. Thereafter, the rate will be calculated based upon a predetermined formula specified in our management agreement with Sprint PCS. Our ratio of inbound to outbound roaming with Sprint was approximately 1.55 to 1 for the year ended December 31, 2004 and is expected to decline over time. Sprint roaming revenue is not subject to the 8% affiliation fee.

        In addition to the reciprocal per minute fee for the Sprint PCS roaming discussed above, we also recognize roaming revenue and expense related to data usage from PCS Vision services when wireless subscribers are using such services outside of their home territory. We recognize revenue when a wireless subscriber based outside of our markets uses PCS Vision data services on our network and we recognize expense when our subscribers use such services on the Sprint PCS network or network of another PCS affiliate of Sprint outside of our markets. This roaming activity is settled on a per kilobit (KB) basis and is currently fixed at a rate of $0.0020 per KB through December 31, 2006. Thereafter, the rate will be calculated based upon a predetermined formula specified in our management agreement.

        Non-Sprint PCS roaming.    Non-Sprint PCS roaming includes both inbound non-Sprint PCS roaming, when non-Sprint PCS subscribers use our network, and outbound non-Sprint PCS roaming, when our subscribers use a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when another wireless service provider's subscriber uses our network, we earn inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of our network, and as part of our management agreement with Sprint PCS, we are entitled to 92% of these fees. Currently, pursuant to our services agreement with Sprint PCS, Sprint PCS bills these wireless service providers for these fees and passes our portion of the fees to us. When another wireless service provider provides service to one of our subscribers, we pay outbound non-Sprint PCS roaming fees. Sprint PCS then bills our subscriber for use of that provider's network at rates specified in their contract and pays us 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis. We bear the collection risk for all service.

        Reseller agreements.    We also recognize revenue from subscribers of various wholesale resellers of personal communications service, called mobile virtual network operators, or MVNOs, when those subscribers use our network. These reseller agreements are negotiated by Sprint, and we receive a per minute or per kilobit rate for usage when the subscribers of these MVNOs use our network for voice or data services. Currently, we receive wholesale revenue from Sprint's reseller agreements with Virgin Mobile, Qwest Communications and a number of smaller resellers. In 2004, Sprint entered into additional reseller agreements with ESPN and Earthlink that may generate future wholesale revenue for us as their subscribers potentially use our network in future periods.

Marketing Strategy

        Our marketing strategy is to complement Sprint's national marketing strategies with techniques tailored to each of our specific markets.

        Use of Sprint's brand.    We feature exclusively and prominently the nationally recognized Sprint brand name in our marketing and sales efforts. From the customers' point of view, we are Sprint in the markets that we serve and they use our portion of the PCS network of Sprint and the rest of the PCS network of Sprint as a unified national network.

        Advertising and promotions.    Sprint promotes its products through the use of national as well as regional television, radio, print, outdoor and other advertising campaigns. In addition to Sprint's national advertising campaigns, we advertise and promote Sprint PCS products and services on a local level in our markets at our cost, including the use of local radio, television and newspaper advertising. We have the right to use any promotional or advertising materials developed by Sprint and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements, material costs and incremental printing costs. We also benefit from any advertising or promotion of Sprint PCS products and services by third party retailers in our markets, such as Best Buy and RadioShack. We must pay the cost of specialized Sprint print advertising by third party retailers. Sprint also runs numerous promotional campaigns that provide customers with benefits such as additional features at the same rate or free minutes of use or kilobits of use for limited time periods. We offer these promotional campaigns to potential customers in our markets.

        Sales force with local presence.    We have established local sales forces to execute our marketing strategy through our company-owned retail stores, local third party stores, direct business-to-business representatives and other channels. Our marketing teams also support local civic organizations, clubs and charitable enterprises.

        Sprint sponsorships.    Sprint is a sponsor of numerous selective, broad-based national, regional and local events. These sponsorships provide Sprint with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our markets.

Sales and Distribution

        Our sales and distribution plan focuses on local retail stores, local indirect agent retailers and national retailers with locations in our markets with distribution arrangements with Sprint, complemented by Sprint PCS' national channels. Key elements of our sales and distribution plan consist of the following:

        Sprint Retail Stores.    As of December 31, 2004, we operated 37 company-owned Sprint retail stores at various locations in our markets. These stores provide us with a local presence and visibility in our markets and are generally located in major traffic centers. Following the Sprint model, these stores are designed to facilitate retail sales, customer activation, bill collection and customer service. We train our sales representatives to be informed and persuasive advocates for Sprint PCS products and services. Our retail stores contributed approximately 32% of gross subscriber additions for 2004 and approximately 39% and 34% of our 2003 and 2002 gross subscriber additions, respectively.

        Exclusive Local Indirect Retailers.    We contract directly with local indirect agents who manage retail stores under the Sprint brand name in our markets. Exclusive local indirect retailers purchase handsets and other PCS retail equipment from us and market and sell on our behalf Sprint PCS products and services exclusively. As of December 31, 2004, we had 87 exclusive local third party retailers in operation selling only Sprint PCS products and services. Exclusive local indirect retailers in our markets contributed approximately 16% of gross subscriber additions for 2004 and approximately 7% of our 2003 gross subscriber additions.

        Multi-carrier Local Indirect Retailers.    Multi-carrier local indirect retailers which market and sell on our behalf Sprint PCS products and services on a non-exclusive basis in our markets contributed approximately 11% of gross subscriber additions for 2004 and approximately 18% and 23% of our 2003 and 2002 gross subscriber additions, respectively.

        National Third Party Retailers.    Sprint has national distribution agreements with various national retailers for the sale of Sprint PCS products. These national agreements cover retailers' stores in our markets and include RadioShack, Best Buy, Costco, Staples, OfficeMax, Office Depot, Ritz Camera, Good Guys, Comp USA, Dillards and Wal-Mart. These national third party retailer locations contributed approximately 21% of gross subscriber additions for 2004 and approximately 22% and 26% of our 2003 and 2002 gross subscriber additions, respectively.

        National Accounts and Direct Selling.    We participate in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of Fortune 1000 companies. Once a representative reaches an agreement with the corporate headquarters, we service the offices of that corporation located in our markets. Our direct sales force targets the employees of these corporations in our markets and markets and sells to other local business clients. National accounts and direct selling contributed approximately 3% of gross subscriber additions for 2004 and approximately 3% and 5% of our 2003 and 2002 gross subscriber additions, respectively.

        Sprint Distribution and Other Channels.    Sprint directly controls various distribution channels that sell Sprint PCS products and services to customers whose billing address is in our markets. These channels with activity in our markets include Sprint inbound telemarketing, Sprint web-based electronic commerce, and Sprint retail stores and kiosks. Additionally, the sales activities of Sprint and other PCS affiliates of Sprint have some incidental overflow into our markets. Sprint and other distribution channels contributed approximately 17% of gross subscriber additions for 2004 and approximately 11% and 12% of our 2003 and 2002 gross subscriber additions, respectively.

        Resellers.    We became a participant in a resale arrangement between Sprint and Virgin Mobile in 2003 which allows Virgin Mobile to sell prepaid wireless services in our markets. We also market Virgin Mobile prepaid wireless services in our company-owned retail stores. Virgin Mobile offers one simple, easy to understand, pay-as-you-go pricing plan, targeting the 15- to 30-year-old U.S. consumer market to purchase pay-as-you-go wireless communications services while eliminating the responsibilities of monthly bills and credit requirements. We became a participant in a resale arrangement between Sprint and Qwest Communications in 2003 allowing Qwest to provide wireless voice and data services to new and existing customers in Qwest's service areas using Sprint's network and the networks of PCS affiliates of Sprint who overlap with Qwest's service areas, including portions of our markets in Washington, Idaho and Utah. Transition of Qwest's subscribers to our network occurred in mid-2004. We also have a small number of other resellers in our markets. At December 31, 2004 and 2003, we had approximately 98,600 and 22,700 reseller subscribers, respectively.

Seasonality

        Our business is subject to seasonality because the wireless telecommunications industry is heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including:

  •
  the heavy reliance on retail distribution, which is dependent upon the year-end holiday shopping season;

  •
  the timing of new product and service announcements and introductions;

  •
  competitive pricing pressures; and

  •
  aggressive marketing and promotions.

Suppliers and Equipment Vendors

        We do not manufacture any of the handsets or network equipment we use in our operations. We purchase our network equipment and handsets pursuant to various Sprint vendor arrangements that provide us with volume discounts. These discounts have significantly reduced the overall capital required to build our network.

        Under such arrangements, we currently purchase most of our network equipment from Lucent Technologies. In addition, we currently purchase our handsets directly from Sprint and our accessories from Sprint and certain other third-party vendors.

Technology

        General.    In the commercial mobile wireless communications industry there are two principal services licensed by the Federal Communications Commission, or FCC, for transmitting two-way, real time voice and data signals: "cellular" and wireless "personal communications services." In addition, enhanced specialized mobile radio service allows for interconnected two-way real time voice and data services. The FCC licenses these services on a geographic basis, using distinct radio spectrum bands. Cellular service, which uses a portion of the 800 MHz spectrum, was the original form of widely-used commercial mobile wireless voice communications. Cellular networks were originally analog-based, but over the last several years cellular operators have been providing digital service, and most cellular service is now digital. The FCC's requirement that cellular providers retain some analog capacity will end at the close of 2005, and cellular providers may switch to 100 percent digital after that time. In 1994, the FCC allocated the 1850-1990 MHz band for wireless high capacity, commonly referred to as broadband personal communications services to be provided utilizing digital technology.

        Digital mobile wireless communications networks are divided into multiple geographic coverage areas, known as "cells." In wireless personal communications services, each cell contains a transmitter, a receiver and signaling equipment, known as the radio communications site. The radio communications site is connected by microwave or traditional telephone lines to a switch that uses computers to control the operation of the digital wireless personal communications services network. The switch:

  •
  controls the transfer of calls from radio communications site to radio communications site as a subscriber's handset travels;

  •
  coordinates calls to and from handsets;

  •
  allocates calls among the radio communications sites within the network; and

  •
  connects calls to the local wireline telephone system or to a long distance carrier.

        Wireless communications providers establish interconnection agreements with local telephone companies and long distance telephone companies, thereby integrating their network with the existing communications network. Because the signal strength of a transmission between a handset and a radio communications site declines as the handset moves away from the radio communications site, the switching office and the radio communications site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another radio communications site where the signal strength is stronger.

        Wireless personal communications services networks operate at a higher frequency than analog-based networks and employ advanced digital technology. Digital networks convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital networks achieve greater frequency reuse than analog networks resulting in greater capacity. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks. Digital technology also permits the provision of enhanced services such as caller ID.

        Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The FCC has not mandated a universal air interface protocol for digital wireless personal communications services networks. Digital wireless personal communications networks operate under one of three principal air interface protocols: CDMA, time division multiple access, commonly referred to as TDMA, or global system for mobile communications, commonly referred to as GSM. Additionally, one national wireless competitor uses a form of enhanced specialized mobile radio technology in its network that combines wireless telephone service with a dispatch feature and paging, called integrated Digital Enhanced Network, or iDEN, technology. TDMA, GSM and iDEN communications are time division multiple access networks but are incompatible with the other. CDMA is incompatible with GSM, TDMA and iDEN networks. Accordingly, a subscriber of a network that utilizes CDMA technology is unable to use a CDMA handset when traveling in an area not served by CDMA-based wireless personal communications services operators, unless the customer carries a dual-band/dual-mode handset that permits the customer to use the analog cellular network in that area. The same issue would apply to users of TDMA or GSM systems. iDEN handsets presently operate only in the iDEN mode and cannot roam onto other digital or analog wireless networks. All of the wireless personal communications services operators now have dual-mode or tri-mode handsets available to their customers. Because digital networks do not cover all areas of the country, these handsets will remain necessary for segments of the subscriber base.

        Benefits of CDMA technology.    The PCS network of Sprint and the networks of the PCS affiliates of Sprint all use digital CDMA technology and use 3G CDMA technology in substantially all of their networks. We believe that CDMA provides important network performance benefits such as:

  •
  Greater Capacity. We believe, based on studies by CDMA manufacturers and our experience, that 3G CDMA networks can provide network capacity that is approximately 12 times greater than that of current analog technology and approximately four times greater than TDMA, GSM and iDEN digital networks.

  •
  Privacy and Security. CDMA technology combines a constantly changing coding scheme with a low power signal to enhance call security and privacy.

  •
  Soft Hand-Off. CDMA networks transfer calls throughout the CDMA network using a technique referred to as a "soft hand-off", which connects a mobile customer's call with a new radio communications site while maintaining a connection with the radio communications site currently in use. CDMA networks monitor the quality of the transmission received by multiple radio communications sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another radio communications site. Analog, TDMA, GSM and iDEN networks use a "hard hand-off" and disconnect the call from the current radio communications site as it connects with a new one without any simultaneous connection to both radio communications sites.

  •
  Simplified Frequency Planning. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference and maximize capacity. Unlike TDMA-, GSM- and iDEN-based networks, CDMA-based networks can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

  •
  Longer Battery Life. Due to their greater efficiency in power consumption, CDMA handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies.

  •
  Efficient migration path. We believe that CDMA technology has an efficient and incremental migration path to next generation voice and data services. Unlike technologies that require essentially a replacement investment to upgrade, CDMA upgrades can be completed incrementally. The first step—conversion to 1xRTT—was completed in 2002 for approximately $13 million.

  •
  EV-DO. In 2004, Sprint announced plans to begin deploying EV-DO next generation technology across its PCS network in selected markets beginning in the second half of 2005 and in the majority of Sprint PCS' top metropolitan markets in the United States in 2006. EV-DO is expected to provide average user speeds of 300-500 kilobits per second and peak rates of up to 2.4 megabits per second for downloads, which is expected to accelerate mobile-device data speeds up to 10 times faster than present network capabilities. EV-DO speeds should enhance data capabilities, including downloading music, streaming video and games, for wireless handsets and laptops through wireless connection cards. We expect to begin deploying EV-DO in selected markets in 2005 and will continue to evaluate future investment opportunities in this enhanced technology.

Competition

        Competition in the wireless telecommunications industry is intense. Competition has caused, and we anticipate that competition will continue to cause, the market prices for wireless products and services to decline in the future and the cost to acquire new customers to remain high. Currently, there are five national wireless providers who are generally all present in major markets across the country.

Although we face Verizon Wireless, Cingular, T-Mobile and Nextel, the other four national wireless providers, in the majority of our markets, Verizon and Cingular are in all of our markets and provide the most competition for market share because in most cases they were the incumbent providers. Upon the completion of the Sprint-Nextel merger, there could likely be one less competitor in our markets, but the outcome depends on the potential integration plans of the parties and mutually agreeable arrangements we are able to reach with Sprint, if any, regarding the merger's impact on our affiliation with Sprint. See "—Recent Development."

        We also face competition from resellers, which provide wireless services to customers but do not hold FCC licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a facilities-based carrier and resell services through their own distribution network to the public. Virgin Mobile and Qwest Communications have agreements with Sprint to act as resellers in our markets.

        In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including Wi-Fi and Wi-Max. While some of these technologies and services are currently operational, others are being developed or may be developed in the future. Additionally, over the past several years, the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS services from Sprint.

        Many of our competitors have significantly greater financial and technical resources and subscriber bases, more extensive coverage areas and more well-established marketing programs and brand names than we do. Some of our competitors may market other services, such as landline telephone service, cable television and Internet access, along with their wireless telecommunications services. Furthermore, there has been a recent trend in the wireless telecommunications industry towards consolidation of wireless service providers, which has led to larger competitors. In January 2003, the FCC rule imposing limits on the amount of spectrum that can be held by one provider in a specific market was lifted, which has facilitated and may continue to facilitate the consolidation of some national providers.

        The FCC's mandate that wireless carriers provide for wireless local number portability, or WLNP, went into effect on November 24, 2003. WLNP allows subscribers to keep their wireless phone numbers when switching to a different service provider, which could make it easier for competing providers to market their services to our existing users. WLNP makes customer defections more likely, and we may be required to increase subsidies for product upgrades and/or reduce pricing to match competitors' initiatives in an effort to retain customers or replace those who switch to other carriers.

        We seek to attract and retain customers principally on the basis of:

  •
  the strength of the Sprint brand name, products, services and features;

  •
  Sprint's nationwide network;

  •
  our network coverage and reliability;

  •
  the benefits of CDMA technology;

  •
  our marketing and promotional programs; and

  •
  the quality of customer care services.

        Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including:

  •
  new services and technologies that may be introduced;

  •
  changes in consumer preferences;

  •
  demographic trends;

  •
  economic conditions; and

  •
  discount pricing strategies by competitors.

Intellectual Property

        The Sprint diamond design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Sprint. We use the Sprint brand name, the Sprint diamond design logo and other service marks of Sprint in connection with marketing and providing wireless services within our markets. Under the terms of our trademark and service mark license agreements with Sprint PCS, we do not pay a royalty fee for the use of the Sprint brand name and Sprint service marks.

        Except in certain instances and other than in connection with national distribution agreements, Sprint has agreed not to grant to any other person a right or license to use the licensed marks in our markets. In all other instances, Sprint reserves the right to use the licensed marks in providing its services within or without our markets.

        Our trademark and service mark license agreements with Sprint PCS contain numerous restrictions with respect to the use and modification of any of the licensed marks.

Research and Development

        We currently do not conduct our own research and development. Instead we benefit from Sprint's and our vendors' extensive research and development efforts, which provide us with access to new technological products and enhanced service features without significant research and development expenditures of our own.

        We have been provided prompt access to any developments produced by Sprint for use in our network. We launched PCS Vision and PCS Ready Link products in 2002 and 2003 concurrently with the national launch by Sprint. In 2004, Sprint announced plans to begin deploying EV-DO next generation technology across its PCS network, and we expect to begin deploying EV-DO in selected markets in 2005. We believe that new features and services will be developed for the Sprint PCS network to take advantage of CDMA technology. We may be required to incur additional expenses in modifying our network in the future to provide these additional features and services.

Environmental Compliance

        Our environmental compliance expenditures primarily result from the operation of standby power generators for our telecommunications equipment and compliance with various environmental rules during network build-out and operations. The expenditures arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. Our environmental compliance expenditures have not been material to our financial statements or operations and are not expected to be material in the future.

Regulation of the Wireless Telecommunications Industry

        The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications networks in the United States. The FCC has promulgated a series of rules, regulations and policies to, among other things:

  •
  grant or deny licenses for PCS frequencies;

  •
  grant or deny PCS license renewals;

  •
  rule on assignments and/or transfers of control of PCS licenses;

  •
  govern the interconnection of PCS networks with other wireless and wireline carriers;

  •
  establish access and universal service funding provisions;

  •
  allocate spectrum for PCS and other wireless services and establish procedures, including auction procedures, for awarding licenses to utilize spectrum for provision of wireless services;

  •
  govern certain aspects of the relationship between carrier and customer, such as the use of personal information, and number portability;

  •
  establish service requirements such as enhanced 911 service;

  •
  impose fines and forfeitures for violations of the Communications Act and the FCC's rules; and

  •
  regulate the technical standards of PCS networks.

        Through rules that became fully effective on January 1, 2003, the FCC eliminated its spectrum cap for commercial mobile radio service, or CMRS, which includes broadband wireless personal communications services, cellular and SMR. The cap previously had limited CMRS providers to 55 MHz of spectrum in any geographic area.

  Transfers and Assignments of PCS Licenses

        The FCC must give prior approval to the assignment of licenses or transfers of licenses involving substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. The FCC requires only post-consummation notification of certain pro forma assignments or transfers of control. In October 2003 and again in August 2004, the FCC established new rules designed to facilitate the transfer of spectrum licenses. Among other things, those rules allow one company to lease all or part of its spectrum rights to another company, and provide immediate and automatic FCC approval for certain types of license transfers.

  Conditions of PCS Licenses

        All PCS licenses are granted for 10-year terms conditioned upon compliance with various rules and regulations of the FCC, including timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within their licensed service areas within five years and to two-thirds of the population within ten years, and all 10 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population in their licensed service areas within five years or make a showing of "substantial service" within that five-year period. If the build-out requirements are not met, the PCS licenses could be forfeited.

        The FCC also requires licensees to maintain control over their licenses. We believe that our management agreement with Sprint PCS meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that our management agreement with Sprint PCS needs to be modified to increase the level of licensee control, the agreement may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum. If the agreement cannot be modified, it may be terminated. As a result, it would be extremely difficult for us to conduct our business. In addition to revoking licenses, the FCC could impose monetary penalties on us.

  PCS License Renewal

        PCS licenses can be renewed for additional 10-year terms. PCS license renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in a comparative renewal hearing a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has provided "substantial service" during its license term and substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. We believe that the FCC's renewal expectancy and procedures make it likely that Sprint will retain its PCS licenses that we manage for the foreseeable future.

  Interconnection

        The FCC has the authority to order interconnection between commercial mobile radio service providers and incumbent local exchange carriers. The FCC has ordered local exchange carriers to establish reciprocal compensation with commercial mobile radio service providers, which provide telecommunications services through wireless technology for transport and termination of telecommunications. The FCC rules define reciprocal compensation as compensation from one carrier to another for the transport and termination on each carrier's network facilities of local telecommunications traffic originating on the network facilities of the other carrier. As a commercial mobile radio service provider, we are required to pay reciprocal compensation to a wireline local exchange carrier that transports and terminates a local call that originated on our network. Similarly, we are entitled to receive reciprocal compensation when we transport and terminate a local call that originated on a wireline local exchange carrier's network. In conjunction with Sprint, we negotiate interconnection agreements for our network with major incumbent local exchange carriers and smaller independent local telephone companies. If an agreement cannot be reached, under certain circumstances, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. The FCC rules and rulings, as well as the state arbitration proceedings, will directly impact the nature and cost of the facilities necessary for interconnection of the PCS network of Sprint with other telecommunications networks. They also will determine the nature and amount of revenues we and Sprint can receive for terminating calls originating on the networks of local exchange carriers and other telecommunications carriers.

  Other FCC Requirements

        CMRS providers, including Sprint, are required to permit manual roaming on their networks. With manual roaming, any user whose mobile phone is technically capable of connecting with a carrier's network must be able to make a call by providing a credit card number or making some other arrangement for payment. Since October 2000, the FCC has been considering changes in its rules that may terminate the manual roaming requirement and could impose automatic roaming obligations, under which users with capable equipment would be permitted to originate or terminate calls without taking action other than turning on their mobile phones.

        FCC rules require that local exchange carriers and most commercial mobile radio service providers allow customers to change service providers without changing telephone numbers, which, for wireless service providers, is referred to as wireless local number portability, or WLNP. FCC regulations required that most commercial mobile radio service providers implement WLNP in the 100 largest metropolitan areas of the United States by November 24, 2003, and everywhere else by May 24, 2004. The FCC also has adopted rules governing the porting of wireline numbers to wireless carriers. Implementation of WLNP has required wireless PCS providers like us and Sprint to purchase more expensive switches and switch upgrades. However, it also has enabled existing cellular customers to change to wireless personal communications services without losing their existing wireless telephone numbers, which has made it easier for PCS providers to market their services to existing cellular users.

        FCC rules require broadband PCS and other commercial mobile radio service providers to implement enhanced emergency 911 capabilities that provide the location of wireless 911 calls to "Public Safety Answering Points." The FCC has approved a plan proposed and amended by Sprint under which Sprint began selling specially equipped telephone handsets in 2001. Sprint's plan requires that by December 31, 2005, 95% of Sprint wireless subscriber handsets in service must be equipped for the Sprint wireless enhanced 911 service. Moreover, Sprint completed its PCS network upgrade to support enhanced 911 service by December 31, 2002 and began providing a specified level of enhanced 911 service by June 30, 2002. As the required equipment becomes more functional and less expensive, the same functionality that enables emergency 911 services may afford wireless carriers substantial and attractive new service and marketing opportunities. Sprint and other providers of cellular and PCS services are required to contribute to various state and local funds to support enhanced 911 capability through charges on customer invoices.

        FCC rules permit broadband PCS and other commercial mobile radio service providers to provide traditional telephone services based on wireless technology and other fixed services that would directly compete with the wireline services of local telephone companies. The FCC currently is undertaking a rulemaking proceeding in which it is considering actions to help ensure that competitive telecommunications providers have reasonable and non-discriminatory access to rights-of-way, buildings, rooftops and facilities in multiple tenant environments, which could facilitate the provision of these services.

  Communications Assistance for Law Enforcement Act and USA Patriot Act

        The Communications Assistance for Law Enforcement Act, or CALEA, enacted in 1994, requires Sprint and other telecommunications carriers to meet capability and capacity requirements needed by federal, state and local law enforcement to preserve their electronic surveillance capabilities. PCS providers were generally required to comply with the current industry CALEA capability standard, known as J-STD-025A, by June 30, 2000, and with additional standards by September 30, 2001. PCS providers also were required to comply with certain CALEA capability requirements by November 19, 2001. Various other capability requirements established by the Department of Justice and Federal Bureau of Investigation have been temporarily suspended pending further review by the FCC. The USA Patriot Act of 2001 included certain provisions that enable law enforcement agencies and other branches of the government to more easily acquire records and information regarding certain uses of communications facilities from telecommunications carriers, including PCS carriers. CALEA and the USA Patriot Act may cause Sprint and its PCS affiliates to face additional costs and responsibilities for network upgrades related to compliance with law enforcement agencies' expanded surveillance powers. Most PCS providers are ineligible for federal reimbursement for the software and hardware upgrades necessary to comply with CALEA capability and capacity requirements. However, it is possible that some of these costs may be reduced or delayed if law enforcement or legislative initiatives are adopted and implemented.

  Other Federal Regulations

        Wireless systems must comply with certain FCC and Federal Aviation Administration regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, the FCC has implemented the National Environmental Policy Act by requiring towers and antennas to meet certain land use and radio frequency standards.

  Review of Universal Service Requirements

        The FCC and certain states have established "universal service" programs to ensure that affordable, quality telecommunications services are available to all Americans, and to support the availability of advanced telecommunications services to schools, libraries, and rural health care centers. Sprint is required to contribute to the federal universal service program as well as existing state programs. Currently, Sprint and we, like other providers of telecommunications services, including wireless service providers, are required to contribute to the federal Universal Service Fund based on revenues derived from interstate telecommunications services. The FCC is considering changes to the manner in which contributions to the federal Universal Service Fund are assessed. At the present time it is not possible to predict the extent of Sprint's total federal and state universal service assessments or its ability to recover from the universal service fund. Wireless providers may seek designation as "Eligible Telecommunications Carriers," or ETCs, in specific geographic areas. ETC designation makes those carriers eligible to receive funds from the federal universal service fund to support the provision of telecommunications service to customers in certain high cost areas. Within our markets, Sprint has been designated as an ETC in the states of Tennessee and Washington.

  Partitioning; Disaggregation

        FCC rules allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties.

  Wireless Facilities Siting

        States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. These rules are designed to make it possible for us, Sprint and other wireless entities to acquire necessary tower sites in the face of certain types of local zoning opposition and delays, but they do not completely pre-empt state and local authority over tower siting.

  Equal Access

        Wireless providers are not required to provide equal access to common carriers for toll services. This enables us and Sprint to generate additional revenues by reselling the toll services of Sprint and other long-distance carriers from whom we can obtain favorable volume discounts. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

  State Regulation of Wireless Service

        Section 332 of the Federal Communications Act preempts states from regulating the rates and entry of commercial mobile radio service providers. However, states may petition the FCC to regulate such providers. The FCC may grant such petition if the state demonstrates that:

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  market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

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  when commercial mobile radio service is a replacement for traditional telephone service within the state.

        To date, the FCC has granted no such petition. To the extent we provide fixed wireless service, we may be subject to additional state regulation. These standards and rulings have prevented states from delaying the entry of wireless personal communications services and other wireless carriers into their jurisdictions via certifications and similar requirements, and from delaying or inhibiting aggressive or flexible wireless price competition after entry. Despite Section 332, states may regulate certain aspects of commercial mobile radio service other than market entry and pricing.

        In May 2004, the California Public Utilities Commission approved a series of requirements applicable to Sprint and other wireless service providers. These requirements, generally referred to as the telecommunications consumer bill of rights, impose obligations regarding contract disclosure, consumer complaints, marketing practices, service charges and billing. Most of the bill of rights requirements took effect in November 2004. However, carriers have until July 2005 to implement changes to their billing systems needed to comply with the bill of rights requirements. Several carriers have challenged the bill of rights rules in federal court. In January 2005, the California Public Utilities Commission suspended the bill of rights. If reinstituted, compliance with the obligations imposed by the California consumer bill of rights could make it more costly for Sprint and its affiliates like us to provide service in that state.

Employees

        As of December 31, 2004, we employed 490 full-time and 16 part-time employees. None of our employees are represented by a labor union. We believe that our relations with our employees are good.

Properties

        As of December 31, 2004, our material properties were as follows:

        Corporate and Regional Offices.    Our principal executive offices consist of approximately 22,500 square feet of leased office space located in Conshohocken, Pennsylvania. We own an approximately 34,000 square foot office building located in Fresno, California in which our regional operations for central California are located. We lease approximately 13,000 square feet in this facility to two tenants and may lease additional space to other tenants in the future. We also lease space for regional operations in Reno, Nevada; Spokane, Washington; Boise, Idaho; and Evansville, Indiana.

        Sprint Stores.    We lease space for 37 company-owned Sprint retail stores in our markets.

        Switching Centers.    We have four leased and one owned switching centers, located in each regional market.

        Cell Sites.    We lease space on approximately 866 wireless towers and own approximately 36 towers.

        We believe that our facilities are in good operating condition and are currently suitable and adequate for our business operations.

Legal Proceedings

        We are not a party to any pending legal proceedings that we believe would, if adversely determined, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

SPRINT PCS AGREEMENTS

Sprint PCS Agreements

        The following is a summary of the material terms and provisions of our Sprint PCS agreements. These agreements have been amended through addendums in a number of respects to resolve issues that had arisen between Sprint PCS and us. We have filed the Sprint PCS agreements and addendums to the Sprint PCS agreements as exhibits to certain of our filings with the Securities and Exchange Commission and urge you to review them carefully.

  Overview of Sprint PCS Relationship and Agreements

        Under long-term agreements with Sprint PCS, we have the right to exclusively market PCS products and services under the Sprint brand name in our markets. Sprint PCS owns the spectrum licenses and we are granted use of these licenses through our agreements with Sprint PCS. The agreements with Sprint PCS require us to interface with the Sprint PCS national wireless network by building our PCS network to operate on the PCS frequencies licensed to Sprint PCS. The Sprint PCS agreements also give us access to Sprint PCS' equipment discounts, roaming revenue from Sprint PCS customers traveling into our markets, and various other back office services. Our relationship and agreements with Sprint PCS provided strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of establishing billing and other customer services infrastructure. The Sprint PCS agreements have an initial term of 20 years ending in 2018 and will automatically renew for three additional successive 10-year terms for a total term of 50 years, unless we or Sprint PCS provide the other with two years' prior written notice to terminate the agreements or unless we are in material default of our obligations under the agreements.

        We have four major agreements with Sprint PCS:

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  the management agreement;

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  the services agreement;

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  the trademark and service mark license agreement with Sprint; and

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  the trademark and service mark license agreement with Sprint PCS.

  The Management Agreement

        Under our management agreement with Sprint PCS, we have agreed to:

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  construct and manage a network in our markets in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

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  distribute during the term of the management agreement Sprint PCS products and services;

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  use Sprint PCS' and our own distribution channels in our markets;

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  conduct advertising and promotion activities in our markets; and

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  manage that portion of Sprint PCS' customer base assigned to our markets.

        Sprint PCS will supervise our PCS network operations and has the right to unconditional access to our PCS network.

        Exclusivity.    We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our markets. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network operating in the 1900 MHz spectrum range in our markets while our management agreement is in place and no event has occurred that would permit the agreement to be terminated. Sprint PCS is permitted under our agreement to make national sales to companies in our markets and, as required by the FCC, to permit resale of Sprint PCS products and services in our markets. If Sprint PCS decides to expand the geographic area of our build-out, Sprint PCS must provide us with written notice of the proposed expansion. We have 90 days to determine whether we will build out the proposed area. If we do not exercise this right, Sprint PCS can build out the markets or permit another PCS affiliate of Sprint to do so.

        Network build-out.    The management agreement specifies the terms of the requirements for our network build-out plan and requires that we provide network coverage to a minimum network coverage area within specified time frames. We believe we are in compliance with our network build-out requirements and have satisfied the required deployment schedule under the management agreement. We also have agreed to operate our PCS network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in our markets to a neighboring Sprint PCS network.

        Products and services.    The management agreement identifies the products and services that we can offer in our markets. These products and services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement, or as modified by Sprint PCS. We are allowed to resell Sprint PCS services to wireless resellers who in turn resell Sprint PCS services to their customers using our network. We also are allowed to sell wireless products and services that are not Sprint PCS' products and services if those additional products and services do not cause distribution channel conflicts or, in Sprint PCS' sole determination, consumer confusion with Sprint PCS products and services. We may cross-sell services such as long distance service, Internet access, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer traditional telephone services based on wireless technology specifically designed for the competitive local telephone market in areas where Sprint owns the local telephone company unless we name the Sprint owned local telephone company as the exclusive distributor or Sprint PCS approves the terms and conditions.

        We participate in the Sprint PCS sales programs for national sales to customers, and pay the expenses and receive the compensation from national accounts located in our markets. As a participant in these sales programs, our responsibilities include assisting Sprint PCS' national sales team in our markets in connection with implementing national sales programs, negotiating customer contracts and managing customer accounts. We must use Sprint's long distance service for calls made from within designated portions of our markets to areas outside those designated portions and to connect our network to the national platforms Sprint PCS uses to provide some of its services under our services agreement. We must pay Sprint PCS the same price for this service that Sprint PCS pays to Sprint, along with an additional administrative fee.

        Service pricing, roaming, travel and fees.    We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings. We are permitted to establish our own local price plans for Sprint PCS products and services offered only in our markets, subject to Sprint PCS' approval. We are entitled to receive fees weekly from Sprint PCS equal to 92% of net "billed revenue" related to customer activity less applicable write-offs, net of deposits applied. Sprint determines the write-offs for any given time period. Outbound non-Sprint PCS roaming billed to subscribers based in our markets, proceeds from the sales of handsets and accessories, amounts collected with respect to taxes and surcharges for enhanced 911, WLNP and universal service fund charges, and customer handset insurance are not considered "billed revenue." Billed revenue generally includes all other customer account activity for Sprint PCS products and services in our markets, which includes such activities billed to, attributed to or otherwise reflected in customers accounts. We are generally entitled to 100% of the proceeds from customers for equipment and accessories sold or leased by us and to a percentage of fees for enhanced 911 and WLNP attributable to customers based in our markets less applicable write-offs. We also are entitled to 100% of the universal service funds from the Universal Service Administrative Company associated with customers in our markets. Many Sprint PCS subscribers purchase nationwide pricing plans that allow roaming anywhere on Sprint PCS' and its affiliates' networks without incremental Sprint PCS roaming charges. However, we earn Sprint PCS roaming revenue for every minute that a Sprint PCS subscriber from outside our markets enters our markets and uses our network. We earn revenue from Sprint PCS based on a per minute rate when Sprint PCS' or other Sprint PCS affiliates' subscribers travel on our portion of the Sprint PCS network. Similarly, we pay the same rate for every minute our subscribers use the Sprint PCS network outside our markets. The roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third party roaming agreements.

        Under our agreement with Sprint PCS, the reciprocal roaming rate exchanged for customers who roam into the other party's or another PCS affiliate's network was initially established at $0.20 per minute. In April 2001, we, along with other PCS affiliates of Sprint, reached an agreement in principle with Sprint PCS to reduce this reciprocal roaming rate exchanged between Sprint PCS and the PCS affiliates. The rate was reduced from the original $0.20 per minute of use to $0.15 per minute of use beginning June 1, 2001, and to $0.12 per minute of use beginning October 1, 2001. The rate was reduced to $0.10 per minute for 2002 and further reduced to $0.058 per minute for 2003. The rate is currently fixed through December 31, 2006 at $0.058 per minute plus the actual long distance charges incurred. Beginning on January 1, 2007, the reciprocal roaming rate will change annually to equal 90% of Sprint PCS' retail yield from the prior year subject to certain limitations. Sprint PCS' retail yield is defined as Sprint PCS' average revenue per user for voice services divided by the average minutes of use per user.

        In addition to the reciprocal per minute fee for the Sprint PCS roaming discussed above, we also recognize roaming revenue and expense related to data usage from PCS Vision services when wireless subscribers are using such services outside of their home territory. We recognize revenue when a wireless subscriber based outside of our markets uses PCS Vision data services on our network and we recognize expense when our subscribers use such services on the Sprint PCS network or network of another PCS affiliate of Sprint outside of our markets. This roaming activity is settled on a per kilobit (KB) basis at a rate that is currently fixed at $0.0020 per KB through December 31, 2006. Thereafter, the rate will be calculated based upon a predetermined formula specified in our management agreement.

        We also receive wholesale revenue at established rates from reseller programs in which we participate.

        Advertising and promotions.    Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our markets. Sprint PCS' service area includes the urban markets around our markets. Sprint PCS pays for advertising in these markets. Given the proximity of those markets to ours, we receive spill-over from Sprint PCS' advertising in surrounding urban markets.

        Program requirements.    Under our management agreement with Sprint PCS, we must comply with Sprint PCS' program requirements for technical standards, customer service standards and national and regional distribution and national accounts programs. Some of the technical standards relate to network up-time, dropped calls, blocked call attempts and call origination and termination failures. We are required to build a network that meets minimum transport requirements established by Sprint PCS for links between our cell sites and switches. These requirements are measured in milliseconds. We also are required to have minimal loss and echo return loss on our telephone lines. We must meet network up-time percentage in excess of 95%. Sprint PCS can adjust the program requirements at its discretion, subject to certain limitations, including those specified below. We can decline to implement any "non-capital program requirement change" (as defined below) if the change will:

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  cause our combined peak negative cash flow to be an amount greater than 3% of UbiquiTel Inc.'s "enterprise value" (as defined below);

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  when combined with all other changes in the program requirements that we agree to or were required to implement, within the prior 12 months, cause our combined cumulative peak negative cash flow to be an amount greater than 5% of UbiquiTel Inc.'s "enterprise value";

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  cause a decrease in our forecasted five-year discounted cash flow of more than 3% on a combined net present value basis; or

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  when combined with all other changes in the program requirements that we agree to or were required to implement, within the prior 12 months, cause a decrease in our forecasted five-year discounted cash flow of more than 5% on a combined net present value basis.

        For purposes of determining whether a "non-capital program requirement change" will adversely impact our operations, UbiquiTel Inc.'s "enterprise value" is defined as the book value of its outstanding debt and preferred stock, in addition to the fair market value of its publicly traded equity (excluding preferred stock), less cash.

        A "non-capital program requirement change" means a program requirement change that does not require us to make any capital expenditures in excess of 5% of our capital budget as approved by our board of directors for the fiscal year in which the program requirement change is requested, but does not include changes to the trademark usage guidelines, the marketing communications guidelines and the Sprint PCS national or regional distribution program requirements.

        We also may decline to implement any change in any "capital program requirement" (as defined below), if the change will have a negative net present value applying a five-year discounted cash flow model.

        A "capital program requirement change" means a program requirement change that requires us to make a capital expenditure that is greater than 5% of our capital budget as approved by our board of directors for the fiscal year in which the program requirement change is requested, but does not include changes to the trademark usage guidelines, the marketing communications guidelines and the Sprint PCS national or regional distribution program requirements.

        Our management agreement sets forth a dispute resolution process if Sprint believes that we do not have the right to decline to implement a change in the program requirements. In any event, we must implement a change in the program requirements if Sprint agrees to compensate us for amounts in excess of the criteria set forth above.

        Notwithstanding the above, we have agreed to implement a change in program requirements if the adjustment relates to a pricing plan or roaming program and Sprint reasonably determines that the change must be implemented on an immediate or expedited basis to respond to competitive market forces. If the change would have exceeded one of the criteria set forth above, our management agreement provides for appropriate compensation from Sprint to the extent such criteria is exceeded.

        Under our services agreement with Sprint PCS, Sprint PCS may terminate a significant service, including customer service, billing or collections, upon nine months' advance written notice. We could then be required to establish and operate our own customer service center to, among other things, handle customer inquiries, activate handsets and accounts, handle billing or handle collections within stringent time guidelines established by Sprint PCS.

        Non-competition.    We may not offer Sprint PCS products and services outside our markets without the prior written approval of Sprint PCS. Within our markets we may offer, market or promote telecommunications products and services only under the Sprint brand, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we obtain licenses to provide PCS services outside our markets, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS. Additionally, if customers from our markets travel to other geographic areas, we must route those customers' incoming and outgoing calls according to Sprint PCS' roaming and inter service area requirements, without regard to any wireless networks that we or our affiliates operate.

        Inability to use non-Sprint PCS brand.    We may not market, promote, advertise, distribute, lease or sell any Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

        Change of Control.    A change of control of our ownership is subject to Sprint PCS' consent, which cannot be unreasonably withheld.

        Assignment.    We cannot assign the Sprint PCS agreements to any person without the prior consent of Sprint PCS, except that we can assign the agreements to any affiliate of ours that is not a significant competitor of Sprint PCS in the telecommunications business.

        Rights of First Refusal.    Sprint PCS has rights of first refusal to buy our assets, without further approval of our shareholders, upon a proposed sale of all or substantially all of our assets that are used in connection with the operation or management of the Sprint PCS network in our markets.

        Termination of management agreement.    The management agreement can be terminated as a result of:

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  termination of Sprint PCS' PCS licenses;

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  an uncured breach under the management agreement;

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  bankruptcy of a party to the management agreement;

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  the management agreement not complying with any applicable law in any material respect; or

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  the termination of either of the trademark and service mark license agreements.

        The termination or non-renewal of the management agreement triggers certain of our rights and those of Sprint PCS.

        Transfer of Sprint PCS network.    Sprint PCS may sell, transfer or assign its wireless personal communications services network to a third party if the third party agrees to be bound by the terms of our Sprint PCS agreements.

        Rights on Termination.    If we have the right to terminate the management agreement because of an event of termination caused by Sprint PCS, generally we may:

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  require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our "entire business value" (as determined in the manner described below under "Determination of Entire Business Value");

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  if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date of the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or 9% of our entire business value; or

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  sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement.

        If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, generally Sprint PCS may:

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  require us, without further approval of our shareholders, to sell our operating assets to Sprint PCS for an amount equal to 72% of our entire business value;

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  require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint; or 10% of our entire business value;

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  take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for, and operating, our PCS network; or

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  sue us for damages or submit the matter to arbitration and thereby not terminate the management agreement.

        Rights on Non-Renewal.    If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

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  require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our entire business value; or

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  if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date of the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or 10% of our entire business value.

        If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

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  purchase all of our operating assets, without further approval of our shareholders, for an amount equal to 80% of our entire business value; or

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  require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or 10% of our entire business value.

        Determination of Entire Business Value.    If our entire business value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser, each of whom must be an expert in valuing wireless telecommunications companies. The three appraisers will determine the entire business value on a going concern basis using the following guidelines:

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  the entire business value will be based on the price a willing buyer would pay a willing seller for the entire ongoing business;

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  the appraisers will use then current customary means of valuing a wireless telecommunications business;

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  the appraisers will value the business as it is conducted under the Sprint brand and the Sprint PCS agreements;

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  where Sprint PCS may, or is required to, purchase our operating assets the appraisers will value the business as if we own the spectrum and frequencies that we use under the management agreement; where we may, or are required to, purchase a portion of Sprint PCS' licensed spectrum, the business will be valued as if we already own that portion of the spectrum that we are going to purchase; and

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  the valuation will not include any value for the business not directly related to the Sprint PCS products and services.

        Insurance.    We are required to obtain and maintain with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint PCS, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.

        Indemnification.    We have agreed to indemnify Sprint PCS and its directors, employees and agents and related parties of Sprint PCS and their directors, managers, officers, employees, agents and representatives against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under the agreement, except we will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, managers, officers, employees, agents and representatives against all claims against any of the foregoing arising from Sprint PCS' violation of any law and from Sprint PCS' breach of any representation, warranty or covenant contained in the management agreement or any other agreement between Sprint PCS and us, except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.

        Most favored nation clause.    We generally have the right to amend our management agreement or services agreement to obtain the most favorable terms provided under a management agreement or services agreement between Sprint and another Sprint PCS affiliate of similar size (defined as having at least 3.0 million covered POPs) if, prior to December 31, 2006, Sprint amends the terms of any of those agreements of another Sprint PCS affiliate of similar size in a manner that are more favorable than the terms of our agreements. This right is only effective, however, if we agree to accept all of the terms and conditions set forth in the other agreements agreed to after April 1, 2004 and (1) those agreements were not amended with such Sprint PCS affiliate, solely because the affiliate owns the spectrum on which its network operates (unless such PCS affiliate of Sprint acquired the spectrum from Sprint after April 1, 2004), (2) the amendments to those agreements were not compelled by a law or regulation inapplicable to us, or (3) the amendments to those agreements were not due solely to a change in a build-out plan.

  The Services Agreement

        Pursuant to amendments to our services agreement, Sprint PCS consolidated support services relating to billing, customer care, collections, network operations control center monitoring, national platform interconnectivity, voice mail, directory assistance, operator services and roaming clearinghouse services into one back office service referred to as Sprint CCPU service, all of which support services we had been purchasing prior to the consolidation. We are purchasing the Sprint CCPU service from Sprint PCS for the period November 2003 through December 2006 and most recently agreed to pay a monthly rate of $7.25, $7.00 and $6.75 per subscriber during April through December 2004, the year 2005 and the year 2006, respectively. If we and Sprint PCS cannot agree to a new rate for any future three-year period beyond 2006, we have the option to continue to purchase the Sprint CCPU service and have an arbitrator determine the new rate or self-provision or procure those services elsewhere, subject to certain rights and procedures relating to our ability to transition only customer care and collection services beginning in 2008. Sprint PCS also consolidated services relating to subscriber activation, credit verification, handset logistics and handset carrying and obsolescence costs into one category referred to as Sprint CPGA service, all of which services and/or costs, prior to the consolidation, we had been purchasing in the case of the services or bearing in the case of the costs. We have agreed to continue to purchase the Sprint CPGA service from Sprint PCS for the period November 2003 through December 2006 at a current rate of $19.00 per gross addition, which rate is expected to be reset every three years. If we and Sprint PCS cannot agree to a new rate for any future three-year period beyond 2006, we have the option to continue to purchase the Sprint CPGA service and have an arbitrator determine the new rate or self-provision or procure those services elsewhere.

        Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services performed by Sprint in connection with any other business or outside our markets. Sprint must give us nine months' notice if it discontinues a significant service, including customer service, billing or collections, and if we wish to continue to receive that service, Sprint will use commercially reasonable efforts to help us provide the service ourselves or find another vendor to provide the service and to facilitate any transition.

        We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

  The Trademark and Service Mark License Agreements

        We have non-transferable, royalty-free licenses to use the Sprint brand name and "diamond" symbol, and several other U.S. trademarks and service marks on Sprint PCS products and services. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and use of the licensed marks in a manner that would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed promptly to notify Sprint of any infringement of any of the licensed marks within our markets of which we become aware and to provide assistance to Sprint in connection with Sprint's enforcement of its rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

        Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the management agreement is terminated.

MANAGEMENT

Executive Officers and Directors

        The following table presents information with respect to UbiquiTel Parent's executive officers and directors, as of March 1, 2005. The executive officers of UbiquiTel Parent also serve as our executive officers. Mr. Donald A. Harris serves as our sole director.

Executive Officers and Directors:

Name	Age	Position
Donald A. Harris	52	Chairman of the Board of Directors, President and Chief Executive Officer
Dean E. Russell	52	Chief Operating Officer
James J. Volk	41	Chief Financial Officer
Patricia E. Knese	46	Senior Vice President, General Counsel and Secretary
David L. Zylka	44	Chief Technology Officer
Robert A. Berlacher	50	Director
James E. Blake	77	Director
Mathew J. Boos	49	Director
Peter Lucas	50	Director
Bruce E. Toll	61	Director
Eve M. Trkla	42	Director
Joseph N. Walter	52	Director
Eric S. Weinstein	34	Director

        Donald A. Harris has served as our President and Chief Executive Officer and as a director of us and UbiquiTel Parent since our respective inceptions and was appointed Chairman of the Board of UbiquiTel Parent in May 2000. Mr. Harris has more than 20 years of experience in the telecommunications industry, and is the former president of Comcast Cellular Communications, Inc., and a former senior vice president of Comcast Corporation. He also participated in Comcast's efforts on the board of Nextel. Mr. Harris managed the build-out of and had operating responsibility for Comcast's cellular operations in Pennsylvania, New Jersey and Delaware with over 8 million residents. Mr. Harris also was responsible for Comcast's PCS experimental trials. Prior to joining Comcast in February 1992, Mr. Harris was Vice President/General Manager of PacTel Cellular's Los Angeles office, the then largest traditional cellular operation in the United States. He also held several senior management positions with PacTel, including Vice President of Corporate Development, and President and Chief Executive Officer of the San Francisco Cellular Partnership. Mr. Harris began his career in the wireless communications industry as a consultant with McKinsey & Company. Mr. Harris is a graduate of the United States Military Academy at West Point and holds a Master of Business Administration degree from Columbia University.

        Dean E. Russell has been our Chief Operating Officer since October 1999. He is responsible for overseeing all of the functional areas of our operations including sales and marketing, network and field operations and human resources. Prior to joining us, Mr. Russell was part of the executive management team of Education Management Corporation from October 1997 to October 1999. He held various positions with Education Management Corporation including Director of Operations for the Art Institute of Fort Lauderdale and President of the Art Institute International at San Francisco. Previously, Mr. Russell was the General Sales Manager for Comcast Cellular Communications, Inc. in Atlantic City and Cape May County in New Jersey from October 1995 to October 1997. Prior to joining Comcast Cellular Communications, Inc., Mr. Russell served in the United States Army for 20 years before retiring as a Lieutenant Colonel. Mr. Russell has over 30 years of leadership experience including hands on experience managing diverse operations. Mr. Russell holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point, a Master of Education degree from the University of Georgia and a Master of Business Administration degree in International Business from Long Island University.

        James J. Volk joined us as Chief Financial Officer in July 2001 and is responsible for all of the company's financial activities. Prior to that, he served as Regional Vice President of Finance and Chief Financial Officer of Cingular Wireless' East Region since September 2000 where he was responsible for all financial aspects of the region which provided service to approximately 4 million customers. He previously served as Vice President of Finance and Chief Financial Officer of Cingular's Philadelphia market from August 1999 to September 2000. Mr. Volk joined Cingular as Director of International Finance in January 1995 where he was responsible for all financial aspects of the international wireless operations and business development of the Comcast Cellular Division. He also served from May 1998 to August 1999 as Director of Strategic Marketing Planning, where he was responsible for planning and analysis as well as business development for the Comcast Cellular Division. Mr. Volk is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from the University of Delaware and a Master of Business Administration degree from Villanova University.

        Patricia E. Knese joined us in November 2000 as Vice President and General Counsel, and she was appointed our Secretary in February 2001 and Senior Vice President in May 2004. From May 1999 to November 2000, Ms. Knese served as Head Transactions and E-Health Counsel for Aetna U.S. Healthcare Inc., the Hartford, Connecticut-based health benefits company, and as General Counsel for InteliHealth Inc., an Aetna Internet subsidiary, where she was responsible for mergers and acquisitions, strategic relationships and investments, and licensing and other e-commerce related legal matters. From September 1993 to April 1999, she was an attorney at Morgan, Lewis & Bockius LLP in the Business and Finance area of the firm, and served as a federal judicial clerk from 1992 to 1993 with the chief judge of the United States District Court for the District of Delaware. She also has over ten years of management experience in the automotive industry with automotive manufacturers Subaru of America, Inc. and Chrysler Corporation. Ms. Knese holds a Bachelor of Science degree in Management/Marketing from Saint Joseph's University, a Master of Business Administration degree from Drexel University and a Juris Doctor degree, summa cum laude, from Temple University School of Law.

        David L. Zylka joined us in January 2000 as Vice President—Engineering, and in January 2004 he was appointed our Chief Technology Officer. In this role he is responsible for overseeing all activities within the engineering, network operations, implementation and information technology organizations of the company. Mr. Zylka has 14 years experience in the telecommunications industry. From January 1999 to December 1999, he served as Vice President of Engineering for Frontier Cellular Communications in Rochester, New York where he developed and executed a $59 million CDMA (code division multiple access) network expansion plan. Before he joined Frontier Cellular Communications, Mr. Zylka held various positions at Comcast Communications in Philadelphia, Pennsylvania from May 1991 to November 1998, most recently as Vice President of Operational and Performance Engineering for the Comcast Cellular network. Mr. Zylka holds a Bachelor of Science degree in Electrical Engineering from the United States Military Academy at West Point and a Master of Science degree in Information Systems Management from Golden Gate University.

        Robert A. Berlacher has been a director of UbiquiTel Parent since its inception. Mr. Berlacher is President of LIP Advisors, Inc., the general partner of Lancaster Investment Partners, L.P., a technology, telecommunications and healthcare investment partnership based in King of Prussia, Pennsylvania. He also is the President and Managing Member of NCP Advisors, LLC, the advisor to Northwood Capital Partners, LP ("NCP"), a long/short equity investment partnership, and NwCapital Management, LLC, the general partner of NwCapital Management, LP, which is the general partner of NCP. Mr. Berlacher also is a co-founder and director of EGE Holdings, Ltd., a holding company with ownership interests in investment banking, money management and venture capital. While co-founding EGE Holdings, Ltd., Mr. Berlacher was a Managing Director of Boenning & Scattergood, Inc. from January 1997 to September 1999, and was a Managing Director and shareholder of Pacific Growth Equities, Inc. from March 1995 to January 1997. Mr. Berlacher received a Bachelor of Science degree in Business Administration-Finance from Cornell University.

        James E. Blake has been a director of UbiquiTel Parent since September 2000. Mr. Blake is a consultant to domestic and international telecommunications partnerships, engineering and electronic mass communication companies. In his role, he utilizes his unique experience in PCN in the United Kingdom, and cellular in the United States to assist companies in organizational development, financing and strategic planning. Mr. Blake served as Chairman of the Board of Coral Systems, Incorporated, Longmont, Colorado, from 1991 to 1995, which developed, marketed and supported integrated products and services to improve wireless telecommunications carriers' acquisition and retention processes. While at Coral Systems, Incorporated, he counseled management on strategies for financing and marketing, and facilitated establishment of domestic and foreign distribution channels. Prior to that, he was Chief Executive Officer of MicroTel from January 1990 to February 1991, President of Cellular One from December 1983 to December 1989 and President of Pyle-National from 1976 to 1983. Mr. Blake is a cum laude graduate in Business Administration from Syracuse University.

        Matthew J. Boos became a director of UbiquiTel Parent in August 2001 in connection with UbiquiTel Parent's acquisition of VIA Wireless LLC. Prior to the acquisition, Mr. Boos served as secretary- treasurer of VIA Wireless and as a member of its members committee. During the past thirteen years, Mr. Boos has been the general manager of The Ponderosa Telephone Co., a full service communications provider located in O'Neals, California, and its subsidiary companies, Ponderosa Cablevision, Ponderosa Internet and Ponderosa Long Distance, where he is responsible for all of the day to day operations. He is a board member of two of The Ponderosa Telephone Co.'s affiliated local wireline exchange companies, Table Top Telephone Company, Inc. and Tularosa Basin Telephone Company, Inc. He also serves as an outside director for three local exchange companies headquartered in Oregon. Mr. Boos joined Ponderosa as its financial director in 1989 and was promoted to his current position in 1992. Prior to his positions with Ponderosa, Mr. Boos was a senior consultant with GVNW Inc./Management in Oregon, a national provider of consulting services to telecommunications companies, and previously held management positions with Continental Telephone in Bakersfield, California. Mr. Boos also previously served nine years on the board of directors of the California Telephone Association, the state trade organization for all local exchange companies in California, and three years on the board of directors of the United States Telecom Association, the leading national broad-based association for the local exchange carrier industry. Mr. Boos received his Bachelor of Science degree in Business Administration from California State University, Fresno.

        Peter Lucas has been a director of UbiquiTel Parent since its inception and also served as our Interim Chief Financial Officer from inception until July 2001, except for a two-month period during 2000. Mr. Lucas is the General Manager of CBT Wireless Investments, L.L.C., an investment fund that makes debt and equity investments in private and public entities. Mr. Lucas also serves as Treasurer and a director of WesTower, LLC. From April 1997 to September 1999, he served as Chief Financial Officer of WesTower Corporation, a then publicly-traded provider of telecommunications sites and wireless network services. Mr. Lucas also served as Chief Financial Officer of Cotton Valley Resources Corporation, a Dallas-based public oil and gas company, from August 1995 to April 1997. Mr. Lucas received a Bachelor of Commerce degree from the University of Alberta.

        Bruce E. Toll has been a director of UbiquiTel Parent since September 2000. Mr. Toll is a founder and Vice-Chairman of Toll Brothers, Inc. (NYSE: TOL). Mr. Toll co-founded Toll Brothers, Inc. in 1967, which today is the leading builder of luxury homes in the United States. Mr. Toll is a principal of BET Associates, L.P. Mr. Toll holds a Bachelor of Arts degree from the University of Miami and attended the graduate school of business at the University of Miami.

        Eve M. Trkla has been a director of UbiquiTel Parent since its inception. Ms. Trkla is the co-founder, Senior Managing Director and Chief Financial Officer of Brookwood Financial Partners, L.P. and its affiliated companies, Brookwood Securities Partners, L.P. and Brookwood Management Partners, L.P. Ms. Trkla oversees the financial administration of Brookwood and its affiliates and the origination, evaluation, structuring and acquisition of real estate and private company investments. Brookwood is a Boston-based private investment banking firm founded in 1993, which specializes in acquiring and managing real estate and in providing equity and bridge financing to companies. Prior to co-founding Brookwood, Ms. Trkla was the Senior Credit Officer at The First National Bank of Ipswich. Ms. Trkla spent the first eight years of her career at the First National Bank of Boston as a lender specializing in large corporate acquisition finance. Ms. Trkla currently serves on the boards of directors of several private companies in which Brookwood has invested. Ms. Trkla is a cum laude graduate of Princeton University.

        Joseph N. Walter has been a director of UbiquiTel Parent since its inception. Mr. Walter founded The Walter Group, Inc., an international consulting and project management firm specializing in telecommunications companies, in 1988 and currently serves as its Chairman and Chief Executive Officer. In January 2000, The Walter Group sold its consulting and project management group to Wireless Facilities, Inc. (Nasdaq: WFII). The Walter Group continues to maintain investments in a variety of telecommunications-based companies. Prior to establishing The Walter Group, Mr. Walter served as Senior Vice President for McCaw Cellular Communications, Inc. and was responsible for the corporate headquarters group of the company. During his tenure at McCaw Cellular, Mr. Walter also was responsible for establishing McCaw Space Technologies, Inc. and McCaw Government Services, Inc. He served with McCaw Cellular from 1983 to 1988. Mr. Walter holds undergraduate degrees in biological science and social ecology from the University of California, Irvine and a Master of Business Administration degree from the University of Washington.

        Eric S. Weinstein has been a director of UbiquiTel Parent since January 2005, and he previously served on its board of directors from August 2001 to April 2002. Mr. Weinstein has over 12 years of experience in the wireless telecommunications industry. He is President of Weequahic Partners, LLC, which provides advice on corporate strategic and financial issues. From September 2003 to September 2004, he was Vice President of Strategic Planning for Centennial Communications Corp. Prior to joining Centennial, he was a Director of Credit Suisse First Boston, Inc. ("CSFB") where Mr. Weinstein served as a key advisor in numerous principal transactions, mergers, acquisitions, equity and leveraged financings. Mr. Weinstein originally joined Donaldson, Lufkin & Jenrette, Inc. ("DLJ") in 1996, prior to the acquisition of DLJ by CSFB, as the Wireless and Satellite equity research analyst. In 2000, he joined the firm's Private Equity Group as a Principal where he focused more broadly on telecommunications investment opportunities before returning to Equity Research in 2002 as the Senior U.S. Wireless analyst. Prior to joining DLJ, he had been an equity research analyst at Salomon Brothers and Lehman Brothers. Mr.Weinstein obtained his Bachelor of Science degree in Economics from the University of Pennsylvania's Wharton School of Business.

PRINCIPAL STOCKHOLDERS

        The table below sets forth information regarding the beneficial ownership of UbiquiTel Parent's common stock as of March 1, 2005, by the following individuals or groups:

  •
  each person or entity who is known by us to own beneficially more than 5% of UbiquiTel Parent's common stock;

  •
  each of UbiquiTel Parent's directors;

  •
  each of UbiquiTel Parent's executive officers; and

  •
  all of UbiquiTel Parent's directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of UbiquiTel Parent's common stock that are subject to stock options that are presently exercisable or exercisable within 60 days of March 1, 2005 are deemed to be outstanding and beneficially owned by the person holding the stock options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

        Unless indicated otherwise below, the address of UbiquiTel Parent's directors and executive officers is c/o UbiquiTel Inc., One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428. Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of UbiquiTel Parent's common stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Ownership
Bruce E. Toll(1) BRU Holding Co., LLC	6,248,842	6.7
The Ponderosa Telephone Co.(2)	5,750,756	6.2
Donald A. Harris(3)(16)	5,299,812	5.5
Trellus Management Company, LLC(4)	4,750,661	5.1
Joseph N. Walter (5) The Walter Group, Inc.	2,756,987	3.0
Robert A. Berlacher (6) Lancaster Investment Partners, L.P.	987,500	1.1
Dean E. Russell(7)(16)	774,682	*
Peter Lucas(8)	539,857	*
Eve M. Trkla(9)	317,857	*
James J. Volk(10)(16)	303,905	*
David L. Zylka(11)(16)	202,668	*
Matthew J. Boos(12)	176,943	*
Patricia E. Knese(13)(16)	160,983	*
James E. Blake(14)	57,500	*
Eric S. Weinstein(15)	—	—
All directors and executive officers as a group (13 persons)	17,827,536	18.4

*
Less than 1%.

(1)
Includes 37,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005. Also includes 6,211,342 shares held by BRU Holding Co., LLC. Mr. Toll, a director of UbiquiTel Parent, is the sole member of BRU Holding Co., LLC. The address of Mr. Toll and BRU Holding Co., LLC is 250 Gibralter Road, Horsham, Pennsylvania 19044.

(2)
The address of The Ponderosa Telephone Co. is 47034 Road 201, P.O. Box 21, O'Neals, California 93645. Matthew J. Boos, a director of UbiquiTel Parent, is the general manager of The Ponderosa Telephone Co.

(3)
Includes 2,540,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005. Also includes 120,000 shares held by the Harris Family Trust and 1,000 shares held in an individual retirement account of Mr. Harris' spouse, as to which shares Mr. Harris, a director of UbiquiTel Parent and our sole director, disclaims beneficial ownership.

(4)
Information presented is based on a Schedule 13G/A dated March 1, 2004 by Trellus Management Company, LLC reporting that it beneficially owned, as of December 31, 2003, 4,750,661 shares of UbiquiTel Parent's common stock. The address of Trellus Management Company, LLC is 350 Madison Avenue, 9th Floor, New York, New York 10017.

(5)
Includes 37,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005. Also includes 2,469,404 shares held by The Walter Group, Inc. Mr. Walter, a director of UbiquiTel Parent, is a principal of The Walter Group, Inc. and may be deemed to be the beneficial owner of the shares held by The Walter Group, Inc. Mr. Walter disclaims beneficial ownership of such shares. The address of Mr. Walter and The Walter Group, Inc. is 466 39th Avenue East, Seattle, Washington 98112.

(6)
Includes 37,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005. Also includes 750,000 shares held by Lancaster Investment Partners, L.P. Mr. Berlacher, a director of UbiquiTel Parent, is President of LIP Advisors, Inc., the general partner of Lancaster Investment Partners, L.P. The address of Mr. Berlacher and Lancaster Investment Partners, L.P. is 1150 First Avenue, Suite 600, King of Prussia, Pennsylvania 19406.

(7)
Includes 625,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005. Also includes 35,000 shares held by the spouse of Mr. Russell, as to which shares Mr. Russell disclaims beneficial ownership.

(8)
Includes 37,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005. The address of Mr. Lucas, a director of UbiquiTel Parent, is 1733 H Street, #330-141, Blaine, Washington 98230.

(9)
Includes 37,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005. Also includes 280,357 shares held by the spouse of Ms. Trkla, as to which shares Ms. Trkla disclaims beneficial ownership. The address of Ms. Trkla, a director of UbiquiTel Parent, is 50 Dunham Road, Beverly, Massachusetts 01915.

(10)
Includes 150,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005.

(11)
Includes 172,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005.

(12)
Includes 50,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005. The address of Mr. Boos, a director of UbiquiTel Parent, is 47034 Road 201, P.O. Box 21, O'Neals, California 93645.

(13)
Includes 147,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005.

(14)
Represents 57,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of March 1, 2005, which options are held by a family limited partnership of which Mr. Blake, a director of UbiquiTel Parent, is the general partner. Mr. Blake disclaims beneficial ownership of the options. The address of Mr. Blake is 65 Baynard Park Road, Hilton Head Island, South Carolina 29928.

(15)
The address of Mr. Weinstein, a director of UbiquiTel Parent, is 46 Maddock Road, Titusville, New Jersey 08560.

(16)
The named person is an executive officer of UbiquiTel Parent and us.

CERTAIN TRANSACTIONS

        On February 26, 2003, we completed a private placement exchange of $48.2 million aggregate principal amount of our 14% senior discount notes due May 15, 2010 and $9.6 million in cash for $192.7 million aggregate principal amount of our outstanding 14% senior subordinated discount notes due April 15, 2010. On February 14, 2003, we entered into a note purchase agreement with UbiquiTel Parent's directors Bruce E. Toll, Peter Lucas and Joseph N. Walter or their affiliates and nine other accredited investors in order to raise cash to primarily fund the cash portion of such debt-for-debt exchange. Under the note purchase agreement, UbiquiTel Parent's directors or their affiliates purchased from us at various times in February 2003 through May 2003 for aggregate consideration of $3,751,240 an aggregate of approximately $4,989,000 principal amount of our 14% Series B senior discount notes due 2008 and detachable warrants to purchase up to 3,751,240 shares of UbiquiTel Parent's common stock at an exercise price of $0.01 per share, which warrants have subsequently been exercised. We redeemed all 14% Series B senior discount notes issued to all investors on February 27, 2004 with a portion of the proceeds from our sale of the $270,000,000 aggregate principal amount of 9 7/8% senior notes due 2011 on February 23, 2004.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        As a condition to the sale of the outstanding notes in the private placement on October 14, 2004, we and the guarantor and the initial purchasers entered into a registration rights agreement for the benefit of the holders of the outstanding notes. Under the registration rights agreement, we agreed at our cost to use commercially reasonable efforts to:

        (1)   not later than 75 days after the settlement date, file a registration statement (the "Exchange Registration Statement") with respect to a registered offer to exchange (the "Registered Exchange Offer") the outstanding notes for a new series of notes (the "registered notes") having terms identical in all material respects to the outstanding notes (except that the registered notes will not contain transfer restrictions);

        (2)   cause the Exchange Registration Statement to be declared effective within 180 days after the settlement date; and

        (3)   complete the Registered Exchange Offer within 210 days after the settlement date.

        The exchange offer being made by this prospectus is intended to satisfy our obligations under the registration rights agreement. Promptly after the Exchange Registration Statement has been declared effective, we will commence the Registered Exchange Offer. We will keep the Registered Exchange Offer open for not less than 20 business days and not more than 30 business days (or longer if required by the registration rights agreement or applicable law) after the date on which notice of the Registered Exchange Offer is mailed to the holders of the outstanding notes.

        Under existing interpretations of the staff of the SEC, the registered notes would in general be freely transferable after the completion of the Registered Exchange Offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any participant in the offer who is our affiliate or who intends to participate in the Registered Exchange Offer for the purpose of distributing the registered notes:

        (1)   will not be able to rely on the interpretations of the SEC staff;

        (2)   will not be entitled to participate in the Registered Exchange Offer; and

        (3)   must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Each holder of outstanding notes who wishes to exchange outstanding notes for registered notes pursuant to the Registered Exchange Offer will be required to represent that:

        (1)   such holder is not our affiliate;

        (2)   the registered notes to be received by such holder will be acquired in the ordinary course of such holder's business; and

        (3)   at the time of the Registered Exchange Offer, such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the outstanding notes or registered notes.

        If you are not able to make these representations, you are a "Restricted Holder." As a Restricted Holder, you will not be able to participate in the exchange offer, may not rely on the SEC staff positions set forth in the Exxon Capital Holdings Corporation no-action letter and similar no-action letters and may only sell your outstanding notes as part of a registration statement containing the selling security holder information required by Item 507 or 508 of SEC Regulation S-K, as applicable, or under an exemption from the registration requirements of the Securities Act.

        In addition, each broker-dealer, other than a Restricted Holder, that receives registered notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities (a "Participating Broker-Dealer") may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the SEC staff, we believe that a Participating Broker-Dealer may offer for resale, resell and otherwise transfer registered notes issued under the exchange offer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as part of their resales. We have agreed that, for a period of one year after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. For more information, see the section in this prospectus entitled "Plan of Distribution."

        If:

        (1)   changes in law or the applicable interpretations of the SEC staff do not permit us to effect the Exchange Offer;

        (2)   for any other reason, the Registered Exchange Offer is not completed within 210 days after the settlement date; or

        (3)   any holder of outstanding notes notifies us that it is not eligible to participate in the Registered Exchange Offer,

        we will, at our cost:

          (a)   as promptly as practicable, but not later than 30 days after so required or requested pursuant to the registration rights agreement, file with the SEC a shelf registration statement (the "Shelf Registration Statement") covering resales of the outstanding notes; provided that, to the extent that we have already filed with the SEC a shelf registration statement covering these resales, we may instead use that registration statement;

          (b)   use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable; and

          (c)   use our best efforts to keep the Shelf Registration Statement effective until the earlier of two years after the settlement date of the offer pursuant to which such outstanding notes were issued and such time as all outstanding notes eligible to be sold thereunder have been sold.

        We will provide to each relevant holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has been filed and when it has become effective and take certain other actions as are required to permit unrestricted resales of the registered outstanding notes. A holder that sells outstanding notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations). In addition, a holder of outstanding notes will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have such holder's outstanding notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph. The right to use the prospectus under the Shelf Registration Statement will be subject to customary "blackout periods" initiated by us.

        If:

        (1)   on or prior to the 75th day following the settlement date, the Exchange Registration Statement has not been filed with the SEC; or

        (2)   on or prior to the 180th day following the settlement date, the Exchange Registration Statement has not been declared effective; or

        (3)   on or prior to the 210th day following the settlement date, neither the Registered Exchange Offer has been completed nor the Shelf Registration Statement has been declared effective; or

        (4)   after either the Exchange Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of outstanding notes or registered notes in accordance with and during the periods specified in the registration rights agreement without being succeeded within five business days by any additional registration statement or post-effective amendment covering the notes which has been filed and declared effective within seven business days after such filing (each such event referred to in clauses (1) through (4), a "Registration Default"), then UbiquiTel and the Guarantor will pay liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of notes held by such holder. Because we suspended this exchange offer for the notes after commencing it on January 11, 2005 due to UbiquiTel Parent having to restate its consolidated financial statements for the years ended December 31, 2000 through December 31, 2003 and the nine months ended September 30, 2004, a Registration Default occurred and, on February 14, 2005, the notes began accruing liquidated damages in an amount equal to $0.05 per week per $1,000 principal amount of notes. The notes ceased accruing liquidated damages when we resumed the exchange offer for the notes on April        2005, the date of this prospectus. The notes accrued an aggregate $                        of liquidated damages.

        The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of $0.50 per week per $1,000 principal amount of notes.

        All accrued liquidated damages will be paid by us and the Guarantor on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

        Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

        The above description of the registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the registration rights agreement. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Consequences of Failure to Exchange

        To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will decrease with a resulting decrease in the liquidity in the market for the outstanding notes. In addition, following completion of the exchange offer, except as provided in the registration rights agreement, you will not have any further registration rights and your outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your outstanding notes could be adversely affected. You may suffer adverse consequences if you fail to exchange your outstanding notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept for exchange any and all outstanding notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount at maturity of registered notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes under the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, an aggregate of $150,000,000 principal amount at maturity of the outstanding notes is outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about                         , 2005, to the nominee of The Depository Trust Company ("DTC" or the "Depository") and to others believed to have beneficial ownership in the outstanding notes.

        The form and terms of the registered notes will be substantially identical to the form and terms of the outstanding notes, except that:

  •
  the offering of the registered notes has been registered under the Securities Act;

  •
  the registered notes will not be subject to transfer restrictions; and

  •
  the registered notes will be issued free of any covenants regarding registration rights and free of any provision for additional interest.

        The registered notes will evidence the same debt as the outstanding notes and will be issued under the same indenture.

        You do not have any appraisal or dissenters rights under law or the indenture in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act. Outstanding notes which are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral notice, promptly confirmed in writing, or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us.

        If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, certificates for any such unaccepted outstanding notes will be returned to you, without expense, as promptly as practicable after the expiration date.

        If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of outstanding notes under the exchange offer. We will pay all charges and expenses, other than underwriting discounts and commissions and transfer taxes, as part of the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments; Termination

        The term "expiration date" means 5:00 p.m., New York City time, on                        , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        We have the right, subject to applicable law, in our reasonable discretion, at any time and from time to time, (1) to extend the exchange offer, (2) to waive any condition or otherwise amend this exchange offer in any respect or (3) to terminate the exchange offer, if any of the conditions set forth below under "—Conditions" shall not have been satisfied by giving oral or written notice of such extension, amendment or termination to the exchange agent. Any such extension, amendment or termination will be followed as promptly as practicable by a public announcement.

        Any such termination, amendment or extension will be followed promptly by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely release to the Dow Jones News Service or other similar media outlet.

Procedures for Tendering

  Book-Entry Interests

        All of the outstanding notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        If you hold your outstanding notes in the form of book-entry interests and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

  (1)
  written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

  (2)
  computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

        In addition, in order to deliver outstanding notes held in the form of book-entry interests:

    (A)
    a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "—Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

    (B)
    you must comply with the guaranteed delivery procedures described below.

        The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

  Certificated Outstanding Notes

        Only registered holders of certificated outstanding notes may tender those notes in the exchange offer. If your outstanding notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "—Exchange Agent." In addition, in order to validly tender your certificated outstanding notes:

  (1)
  the certificates representing your outstanding notes must be received by the exchange agent prior to the expiration date, or

  (2)
  you must comply with the guaranteed delivery procedures described below.

  Procedures Applicable to All Holders

        If you validly tender outstanding notes and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

  (A)
  outstanding notes tendered in the exchange offer are tendered either:

  (1)
  "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an eligible institution; and

  (B)
  the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

        If the letter of transmittal is signed by a person other than you, your outstanding notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those outstanding notes.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        You must cure any defects or irregularities in connection with tenders of your outstanding notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your outstanding notes will be returned to you if:

  (1)
  you improperly tender your outstanding notes;

  (2)
  you have not cured any defects or irregularities in your tender; and

  (3)
  we have not waived those defects, irregularities or improper tender.

        The exchange agent will return your outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

        By tendering, you will represent to us in the letter of transmittal that, among other things:

  (1)
  the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

  (2)
  you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer;

  (3)
  you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer; and

  (4)
  you are not an "affiliate" of us, as defined under Rule 405 of the Securities Act.

        In all cases, issuance of registered notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your outstanding notes or a timely book-entry confirmation of your outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged outstanding notes, or outstanding notes in substitution therefor, will be returned without expense to you. In addition, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged outstanding notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

  Guaranteed Delivery Procedures

        If you desire to tender your outstanding notes and your outstanding notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

  (1)
  you tender through an eligible financial institution;

  (2)
  on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

  (3)
  the certificates for all certificated outstanding notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  (1)
  your name and address;

  (2)
  the amount of outstanding notes you are tendering; and

  (3)
  a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

  (A)
  the certificates for all certificated outstanding notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

  (B)
  a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

  (C)
  any other documents required by the letter of transmittal.

Book-Entry Transfer

        The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

        If one of the following situations occur:

  (1)
  you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

  (2)
  you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address listed in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person having deposited the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any outstanding notes are to be registered if different from that of the person that deposited the outstanding notes to be withdrawn.

        If the outstanding notes have been delivered under the book-entry procedure set forth above under "—Procedures for Tendering," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn outstanding notes.

        We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination shall be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and registered notes will not be issued in exchange for such withdrawn outstanding notes unless the withdrawn outstanding notes are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

        Any outstanding notes that are tendered but not accepted due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable to the holder without cost to the holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, these outstanding notes will be credited to an account maintained with such book-entry transfer facility for the outstanding notes).

Conditions

        Notwithstanding any other term of the exchange offer, we are not required to accept for exchange any outstanding notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of any outstanding notes, if:

  •
  the exchange offer will violate applicable law or any applicable interpretation of the SEC staff;

  •
  the outstanding notes are not tendered in accordance with the exchange offer;

  •
  you do not represent that you are acquiring the registered notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the registered notes, and that you have no arrangement or understanding with any person to participate in a distribution of the registered notes; or

  •
  any action or proceeding is instituted or threatened by any governmental agency with respect to the exchange offer which would reasonably be expected to impair our ability to proceed with the exchange offer.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        If we determine in our reasonable judgment that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders (or, in the case of outstanding notes delivered by book-entry transfer within DTC, credit any outstanding notes to the account maintained within DTC by the participant in DTC which delivered the notes), (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the tenders of outstanding notes (see "—Withdrawal of Tenders" above) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. Delivery of letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Registered or Certified Mail, Overnight Courier or Hand Delivery:	By Facsimile (for Eligible Institutions only):
(212) 298-1915
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East (Lobby Window if by Hand Delivery) New York, NY 10286	Attention: Diane Amoroso Confirmed by Telephone: (212) 815-3738 (Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier or registered or certified mail.)

        Delivery to other than the above address or facsimile number will not constitute a valid delivery of your outstanding notes. Holders of outstanding notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning this exchange offer.

Fees and Expenses

        We will pay expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees.

        We have not retained any dealer-manager as part of the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses under the exchange offer. We will also pay the fees of up to $7,500 and reasonable expenses of one firm acting as counsel for the holders of the outstanding notes. Expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

        You must pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to you.

Accounting Treatment

        The registered notes will be recorded at the same carrying value as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the outstanding notes will be amortized over the term of the registered notes.

DESCRIPTION OF THE REGISTERED NOTES

        We will issue the registered notes under the indenture dated as of February 23, 2004 among us, the guarantor named therein, and The Bank of New York, as trustee.

        Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the registered notes issued in exchange for the outstanding notes and the previously outstanding $270,000,000 aggregate principal amount of 9 7/8% senior notes due 2011, will be treated as a single class of debt securities under the indenture. Unless otherwise indicated, the outstanding notes, the registered notes to be issued in the exchange offer and the previously outstanding 9 7/8% senior notes due 2011 are collectively referred to as the "notes" in this summary description. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture has been qualified as an indenture under the Trust Indenture Act.

        The following description is a summary of the material provisions of the indenture, and is qualified in its entirety by reference to all of the provisions of the notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. A copy of the indenture is incorporated by reference as an exhibit to the registration statement which includes this prospectus.

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture. In this description, the word "UbiquiTel" refers only to UbiquiTel Operating Company and not to any of its subsidiaries.

Principal, Maturity and Interest

        On October 14, 2004, we issued $150.0 million in aggregate principal amount of outstanding notes in denominations and integral multiples of $1,000, maturing on March 1, 2011. We will issue up to the same amount of registered notes. We may issue additional notes under the indenture from time to time after this exchange offer. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The outstanding notes, the registered notes, our previously outstanding notes and any additional notes subsequently issued after the date of this prospectus under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

        The outstanding notes were issued at a premium and generated gross proceeds to us of approximately $155.3 million.

        Interest on the notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2005 for the registered notes and outstanding notes. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. UbiquiTel will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.

        Interest on the registered notes and outstanding notes will accrue from September 1, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to UbiquiTel, UbiquiTel will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless UbiquiTel elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee is acting as paying agent and registrar. UbiquiTel may change the paying agent or registrar without prior notice to the holders of the notes, and UbiquiTel or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. UbiquiTel will not be required to transfer or exchange any note selected for redemption. Also, UbiquiTel will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantee

        The notes are guaranteed by UbiquiTel's parent company, UbiquiTel Inc., and by all future Domestic Restricted Subsidiaries. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related to the Notes—The notes and the guarantees of the notes could be held to be unenforceable or enforceable only to a limited extent under applicable federal and state laws."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than UbiquiTel or another Guarantor, unless:

  (5)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (6)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

  (b)
  except in any such transaction in which UbiquiTel Inc. is a party, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

        The Guarantee of a Guarantor, other than the Guarantee of UbiquiTel Inc., will be released:

        (1)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) UbiquiTel or a Restricted Subsidiary of UbiquiTel, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

        (2)   in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) UbiquiTel or a Restricted Subsidiary of UbiquiTel, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

        (3)   if UbiquiTel designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

        (4)   upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

        See "—Repurchase at the Option of Holders—Asset Sales."

Ranking

  The Notes

        The notes:

  •
  are general unsecured obligations of UbiquiTel;

  •
  rank pari passu in right of payment with all existing and future senior Indebtedness of UbiquiTel;

  •
  rank senior in right of payment to all existing and future subordinated Indebtedness of UbiquiTel; and

  •
  are unconditionally guaranteed by the Guarantor.

        However, the notes are effectively subordinated to all secured indebtedness of UbiquiTel to the extent of the assets securing such indebtedness, and to any indebtedness of subsidiaries of UbiquiTel that do not guarantee the notes. See "Risk Factors—Risks Related to the Notes—We may incur debt in the future that could be secured by our assets and you may not be fully repaid if we become insolvent."

  The Guarantee

        The Guarantee:

  •
  is a general unsecured obligation of the Guarantor;

  •
  ranks pari passu in right of payment with all existing and future senior Indebtedness of the Guarantor; and

  •
  ranks senior in right of payment to all existing and future subordinated Indebtedness of the Guarantor.

        Our only subsidiary, UbiquiTel Leasing Company, will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of this non-guarantor subsidiary, it will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. All of the leases for our leased tower sites are held by UbiquiTel Leasing Company.

        As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Optional Redemption

        At any time prior to March 1, 2007, UbiquiTel may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.875% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of UbiquiTel or a contribution to UbiquiTel's common equity capital; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by UbiquiTel and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 45 days of the date of the closing of such sale of Equity Interests or contribution.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at UbiquiTel's option prior to March 1, 2007.

        On or after March 1, 2007, UbiquiTel may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2007	107.406%
2008	104.938%
2009	102.469%
2010 and thereafter	100.000%

        Unless UbiquiTel defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        UbiquiTel is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require UbiquiTel to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, UbiquiTel will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, UbiquiTel will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. UbiquiTel will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, UbiquiTel will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control Payment Date, UbiquiTel will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by UbiquiTel.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. UbiquiTel will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require UbiquiTel to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that UbiquiTel repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        UbiquiTel will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by UbiquiTel and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of UbiquiTel and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require UbiquiTel to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of UbiquiTel and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        UbiquiTel's ability to pay cash to the holders of notes upon a Change of Control may be limited by UbiquiTel's then existing financial resources. See "Risk Factors—Risks Related to the Notes—Our ability to purchase the notes upon a change of control may be limited."

  Asset Sales

        UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  UbiquiTel or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by UbiquiTel or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on UbiquiTel's most recent consolidated balance sheet, of UbiquiTel or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases UbiquiTel or such Restricted Subsidiary from further liability;

  (b)
  any securities, notes or other obligations received by UbiquiTel or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by UbiquiTel or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

  (c)
  any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, UbiquiTel or the applicable Restricted Subsidiary, as the case may be, may apply such Net Proceeds:

  (1)
  to repay Indebtedness incurred pursuant to clause (1) of the definition of "Permitted Debt" (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto);

  (2)
  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of UbiquiTel;

  (3)
  to make a capital expenditure; or

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, UbiquiTel may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, UbiquiTel will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, UbiquiTel may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passuIndebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        UbiquiTel will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, UbiquiTel will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

  Restricted Payments

        UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of UbiquiTel's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving UbiquiTel) or to the direct or indirect holders of UbiquiTel's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of UbiquiTel;

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving UbiquiTel) any Equity Interests of UbiquiTel or any direct or indirect parent of UbiquiTel;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of UbiquiTel or any Guarantor that is contractually subordinated to the notes or to any Guarantee (excluding any intercompany Indebtedness between or among UbiquiTel and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment

    (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (1)
    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

    (2)
    UbiquiTel would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (3)
    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by UbiquiTel and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (1)—(3) and (5)—(7) of the next succeeding paragraph), is less than the sum, without duplication, of:

    (a)
    100% of the Consolidated Cash Flow of UbiquiTel for the period (taken as one accounting period) from January 1, 2004 to the end of UbiquiTel's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment less the product of 1.5 times UbiquiTel's Consolidated Interest Expense for the same period; plus

    (b)
    100% of the aggregate net cash proceeds received by UbiquiTel since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of UbiquiTel (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of UbiquiTel that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of UbiquiTel); plus

    (c)
    to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

    (d)
    to the extent that any Unrestricted Subsidiary of UbiquiTel designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of UbiquiTel's Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

    (e)
    50% of any dividends received by UbiquiTel or a Restricted Subsidiary of UbiquiTel that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of UbiquiTel, to the extent that such dividends were not otherwise included in the Consolidated Net Income of UbiquiTel for such period.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of UbiquiTel) of, Equity Interests of UbiquiTel (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to UbiquiTel; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of UbiquiTel or any Guarantor that is contractually subordinated to the notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

  (4)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of UbiquiTel, UbiquiTel Inc. or any Restricted Subsidiary of UbiquiTel held by any current or former officer, director or employee of UbiquiTel or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement (or the payment of a dividend or other distribution to UbiquiTel Inc. for such purpose); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $500,000 in any twelve-month period;

  (5)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (6)
  the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of UbiquiTel or any Restricted Subsidiary of UbiquiTel issued on or after the date of the indenture in accordance with the Debt to Cash Flow Ratio test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (7)
  Permitted Payments to Parent; and

  (8)
  additional Restricted Payments in an aggregate amount not to exceed $25.0 million.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by UbiquiTel or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of UbiquiTel whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $5.0 million.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and UbiquiTel will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that UbiquiTel may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and UbiquiTel's Restricted Subsidiaries that are Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if, after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), UbiquiTel's Debt to Cash Flow Ratio immediately preceding the incurrence of such additional Indebtedness or the issuance of such Disqualified Stock or preferred stock, as the case may be, would have been no greater than 7.0 to 1.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by UbiquiTel and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of UbiquiTel and its Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (1), not to exceed 1.5 times UbiquiTel's Annualized Consolidated Cash Flow for the most recently ended two full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred;

  (2)
  the incurrence by UbiquiTel and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by UbiquiTel and the Guarantors of Indebtedness represented by the notes and the related Guarantees to be issued on the date of the indenture, and the exchange notes and the related Guarantees to be issued pursuant to the registration rights agreement;

  (4)
  the incurrence by UbiquiTel or any of the Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of UbiquiTel or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

  (5)
  the incurrence by UbiquiTel or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (1), (2), (3), (4) or (5) of this paragraph;

  (6)
  the incurrence by UbiquiTel or any of its Restricted Subsidiaries of intercompany Indebtedness between or among UbiquiTel and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than UbiquiTel or a Restricted Subsidiary of UbiquiTel and (b) any sale or other transfer of any such Indebtedness to a Person that is not either UbiquiTel or a Restricted Subsidiary of UbiquiTel, will be deemed, in each case, to constitute an incurrence of such Indebtedness by UbiquiTel or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of UbiquiTel's Restricted Subsidiaries to UbiquiTel or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than UbiquiTel or a Restricted Subsidiary of UbiquiTel; and

  (b)
  any sale or other transfer of any such preferred stock to a Person that is not either UbiquiTel or a Restricted Subsidiary of UbiquiTel, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

  (8)
  the incurrence by UbiquiTel or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (9)
  the guarantee by UbiquiTel or any of the Guarantors of Indebtedness of UbiquiTel or a Restricted Subsidiary of UbiquiTel that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

  (10)
  the incurrence by UbiquiTel or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds in the ordinary course of business; and

  (11)
  the incurrence by UbiquiTel or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days.

        UbiquiTel will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of UbiquiTel or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of UbiquiTel solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, UbiquiTel will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of UbiquiTel as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that UbiquiTel or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

  Liens

        UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to UbiquiTel or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to UbiquiTel or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to UbiquiTel or any of its Restricted Subsidiaries; or

  (3)
  sell, lease or transfer any of its properties or assets to UbiquiTel or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; providedthat the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  agreements or instruments governing Indebtedness incurred pursuant to clause (1) of the definition of "Permitted Debt" so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of UbiquiTel to pay dividends or make any other distributions or payments directly or indirectly to UbiquiTel in an amount sufficient to permit UbiquiTel to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the notes, or (b) the encumbrances or restrictions contained therein are no more restrictive, taken as a whole, than those contained in the notes and the indenture;

  (3)
  the indenture, the notes and the Guarantees;

  (4)
  applicable law, rule, regulation or order;

  (5)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by UbiquiTel or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; providedthat, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (6)
  customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

  (7)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (8)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

  (9)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (10)
  Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (11)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of UbiquiTel's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

  (12)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

        UbiquiTel will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not UbiquiTel is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of UbiquiTel and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) UbiquiTel is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than UbiquiTel) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than UbiquiTel) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of UbiquiTel under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  UbiquiTel or the Person formed by or surviving any such consolidation or merger (if other than UbiquiTel), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two-quarter period, have a Debt to Cash Flow Ratio no higher than UbiquiTel's Debt to Cash Flow Ratio immediately prior to such transaction.

        In addition, UbiquiTel will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of UbiquiTel with an Affiliate solely for the purpose of reincorporating UbiquiTel in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among UbiquiTel and its Restricted Subsidiaries.

  Transactions with Affiliates

        UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of UbiquiTel (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to UbiquiTel or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by UbiquiTel or such Restricted Subsidiary with an unrelated Person; and

  (2)
  UbiquiTel delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of UbiquiTel set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of UbiquiTel; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to UbiquiTel or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by UbiquiTel or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

  (2)
  transactions between or among UbiquiTel and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of UbiquiTel) that is an Affiliate of UbiquiTel solely because UbiquiTel owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable directors' fees to Persons who are not otherwise Affiliates of UbiquiTel;

  (5)
  any issuance of Equity Interests (other than Disqualified Stock) of UbiquiTel to Affiliates of UbiquiTel;

  (6)
  Restricted Payments that do not violate the provisions of the indenture described above under the caption "—Restricted Payments;" and

  (7)
  Permitted Parent Payments.

  Business Activities

        UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to UbiquiTel and its Restricted Subsidiaries taken as a whole.

  Additional Guarantees

        If UbiquiTel or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the indenture, then that newly acquired or created Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of UbiquiTel may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by UbiquiTel and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by UbiquiTel. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of UbiquiTel may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of UbiquiTel as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of UbiquiTel as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," UbiquiTel will be in default of such covenant. The Board of Directors of UbiquiTel may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of UbiquiTel; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of UbiquiTel of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the two-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

  Payments for Consent

        UbiquiTel will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, UbiquiTel will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if UbiquiTel were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if UbiquiTel were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on UbiquiTel's consolidated financial statements by UbiquiTel's independent registered public accounting firm. In addition, UbiquiTel will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

        If, at any time, UbiquiTel is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, UbiquiTel will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. UbiquiTel will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept UbiquiTel's filings for any reason, UbiquiTel will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if UbiquiTel were required to file those reports with the SEC.

        If UbiquiTel has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of UbiquiTel and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of UbiquiTel.

        In addition, UbiquiTel and the Guarantor agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an "Event of Default":

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

  (3)
  failure by UbiquiTel or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," "—Certain Covenants—Restricted Payments," "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by UbiquiTel or any of its Restricted Subsidiaries for 60 days after notice to UbiquiTel by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by UbiquiTel or any of its Restricted Subsidiaries (or the payment of which is guaranteed by UbiquiTel or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

  (6)
  failure by UbiquiTel or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  except as permitted by the indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guarantee; and

  (8)
  certain events of bankruptcy or insolvency described in the indenture with respect to UbiquiTel or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to UbiquiTel, any Restricted Subsidiary of UbiquiTel that is a Significant Subsidiary or any group of Restricted Subsidiaries of UbiquiTel that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested that the trustee pursue the remedy;

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

        In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of UbiquiTel with the intention of avoiding payment of the premium that UbiquiTel would have had to pay if UbiquiTel then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 1, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of UbiquiTel with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2007, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        UbiquiTel is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, UbiquiTel is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of UbiquiTel or any Guarantor, as such, will have any liability for any obligations of UbiquiTel or the Guarantors under the notes, the indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        UbiquiTel may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers' certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  UbiquiTel's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and UbiquiTel's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, UbiquiTel may, at its option and at any time, elect to have the obligations of UbiquiTel and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  UbiquiTel must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and UbiquiTel must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, UbiquiTel must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) UbiquiTel has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, UbiquiTel must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which UbiquiTel or any Guarantor is a party or by which UbiquiTel or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which UbiquiTel or any of its Subsidiaries is a party or by which UbiquiTel or any of its Subsidiaries is bound;

  (6)
  UbiquiTel must deliver to the trustee an officers' certificate stating that the deposit was not made by UbiquiTel with the intent of preferring the holders of notes over the other creditors of UbiquiTel with the intent of defeating, hindering, delaying or defrauding any creditors of UbiquiTel or others; and

  (7)
  UbiquiTel must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture, the notes and the Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest, premium or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest, premium or Liquidated Damages, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, UbiquiTel, the Guarantors and the trustee may amend or supplement the indenture, the notes and the Guarantees:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of UbiquiTel's or a Guarantor's obligations under the indenture, the notes and the Guarantees in the case of a merger or consolidation or sale of all or substantially all of UbiquiTel's or such Guarantor's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the notes or the Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes or the Guarantees;

  (7)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

  (8)
  to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to UbiquiTel, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and UbiquiTel or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which UbiquiTel or any Guarantor is a party or by which UbiquiTel or any Guarantor is bound;

  (3)
  UbiquiTel or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  UbiquiTel has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, UbiquiTel must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of UbiquiTel or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Annualized Consolidated Cash Flow" of any specified Person as of any date of determination means two times the Consolidated Cash Flow of such Person for the most recently ended two-quarter period for which internal financial statements are available.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of UbiquiTel and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests in any of UbiquiTel's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

  (2)
  a transfer of assets between or among UbiquiTel and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of UbiquiTel to UbiquiTel or to a Restricted Subsidiary of UbiquiTel;

  (4)
  the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents; and

  (6)
  a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within six months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following events:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of UbiquiTel and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of UbiquiTel;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of UbiquiTel, measured by voting power rather than number of shares;

  (4)
  the first day on which a majority of the members of the Board of Directors of UbiquiTel are not Continuing Directors; or

  (5)
  the first day on which UbiquiTel Inc. (or its successor) ceases to own 100% of the outstanding Equity Interests of UbiquiTel, other than by reason of a merger or consolidation of UbiquiTel with UbiquiTel Inc. (or its successor).

        "Change of Control Offer"    has the meaning assigned to that term in the indenture governing the notes.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (5)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of UbiquiTel will be added to Consolidated Net Income to compute Consolidated Cash Flow of UbiquiTel only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to UbiquiTel by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Indebtedness" means, with respect to any specified Person as of any date of determination, the sum, without duplication, of:

  (1)
  the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

  (2)
  the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

  (3)
  the aggregate liquidation value of all Disqualified Stock of such Person and any of its Restricted Subsidiaries that have Guaranteed the Indebtedness of such Person and all preferred stock of the Restricted Subsidiaries of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of UbiquiTel (other than Disqualified Stock) or to UbiquiTel or a Restricted Subsidiary of UbiquiTel, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles will be excluded; and

  (4)
  notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of UbiquiTel who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Debt to Cash Flow Ratio" means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Annualized Consolidated Cash Flow of such Person for the two most recent full fiscal quarters for which internal financial statements are available prior to such date of determination, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such two-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions (and related financing transactions) had occurred at the beginning of such two-quarter period.

        In addition, for purposes of calculating the Debt to Cash Flow Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Debt to Cash Flow Ratio is made (the "Calculation Date") will be given pro forma effect (determined in good faith on a reasonable basis in accordance with Regulation S-X under the Securities Act by a responsible financial or accounting officer of the specified person) as if they had occurred on the first day of the two-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such two-quarter period; and

  (4)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such two-quarter period.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require UbiquiTel to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that UbiquiTel may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that UbiquiTel and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of UbiquiTel that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of UbiquiTel.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means Indebtedness of UbiquiTel and its Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of UbiquiTel (unless otherwise provided in the indenture).

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantee" means a guarantee of the notes by a Guarantor in accordance with the indenture.

        "Guarantor" means each of:

  (1)
  UbiquiTel Inc.; and

  (2)
  any Subsidiary of UbiquiTel that executes a Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; providedthat a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of UbiquiTel.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

  (6)
  representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If UbiquiTel or any Restricted Subsidiary of UbiquiTel sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of UbiquiTel such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of UbiquiTel, UbiquiTel will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of UbiquiTel's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by UbiquiTel or any Restricted Subsidiary of UbiquiTel of a Person that holds an Investment in a third Person will be deemed to be an Investment by UbiquiTel or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain

Covenants—Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the registration rights agreement.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by UbiquiTel or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness incurred pursuant to clause (1) of the definition of "Permitted Debt") secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither UbiquiTel nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of UbiquiTel or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of UbiquiTel or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means the delivery or distribution of telecommunications, voice, data or video services, or any business or activity reasonably related or ancillary thereto.

        "Permitted Holder" means:

  (1)
  any issuer of Voting Stock issued to the holders of the voting stock of UbiquiTel or UbiquiTel Inc. in a merger or consolidation that, but for this definition, would constitute a Change of Control solely by virtue of clause (3) of the definition of Change of Control, if no "person" (as that term is used in Section 13(d) of the Exchange Act), other than another Permitted Holder, Beneficially Owns, directly or indirectly, more than 50% of the Voting Stock of such issuer, measured by voting power rather than number of shares;

  (2)
  UbiquiTel Inc. (or its successor); and

  (3)
  any wholly owned Subsidiary of any Permitted Holder described in clause (1) or (2) above.

        "Permitted Investments" means:

  (1)
  any Investment in UbiquiTel or in a Restricted Subsidiary of UbiquiTel that is a Guarantor;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by UbiquiTel or any Restricted Subsidiary of UbiquiTel in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of UbiquiTel and a Guarantor; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, UbiquiTel or a Restricted Subsidiary of UbiquiTel that is a Guarantor;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of UbiquiTel;

  (6)
  any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of UbiquiTel or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates of UbiquiTel;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits;

  (9)
  loans or advances to employees made in the ordinary course of business of UbiquiTel or the Restricted Subsidiary of UbiquiTel in an aggregate principal amount not to exceed $1.0 million at any one time outstanding; and

  (10)
  repurchases of the notes.

        "Permitted Liens" means:

  (1)
  Liens on assets of UbiquiTel or any of its Restricted Subsidiaries securing Indebtedness incurred pursuant to clause (1) of the definition of "Permitted Debt;"

  (2)
  Liens in favor of UbiquiTel or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with UbiquiTel or any Subsidiary of UbiquiTel; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with UbiquiTel or the Subsidiary;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by UbiquiTel or any Subsidiary of UbiquiTel; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (10)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens, other than Liens securing Indebtedness for money borrowed, that may arise under UbiquiTel's management and services agreements with Sprint Spectrum L.P. and its Affiliates;

  (12)
  Liens for security for payment of workers' compensation or other insurance or arising under workers' compensation laws or similar legislation;

  (13)
  Liens with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, none of which materially impairs the use of any parcel of property material to the business of UbiquiTel and its Restricted Subsidiaries, taken as a whole, or the value of such property for the purpose of such business;

  (14)
  Liens arising from leases, subleases, licenses or other similar rights that do not interfere with the ordinary course of the business of UbiquiTel and its Restricted Subsidiaries;

  (15)
  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit;

  (16)
  Liens created for the benefit of (or to secure) the notes (or the Guarantees); and

  (17)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

    (b)
    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge.

        "Permitted Payments to Parent" means, without duplication as to amounts:

  (1)
  payments to UbiquiTel Inc. to permit UbiquiTel Inc. to pay reasonable accounting, legal and administrative expenses of UbiquiTel Inc. when due, in an aggregate amount not to exceed $500,000 per annum; and

  (2)
  for so long as UbiquiTel is a member of a group filing a consolidated or combined tax return with UbiquiTel Inc., payments to UbiquiTel Inc. in respect of an allocable portion of the tax liabilities of such group that is attributable to UbiquiTel and its Subsidiaries ("Tax Payments"). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that UbiquiTel would owe if UbiquiTel were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of UbiquiTel and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that UbiquiTel Inc. actually owes to the appropriate taxing authority. Any Tax Payments received from UbiquiTel shall be paid over to the appropriate taxing authority within 30 days of UbiquiTel Inc.'s receipt of such Tax Payments or refunded to UbiquiTel.

        "Permitted Refinancing Indebtedness" means any Indebtedness of UbiquiTel or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of UbiquiTel or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided, however, that this clause (3) shall not apply to any Permitted Refinancing Indebtedness the proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge UbiquiTel's 14% Senior Subordinated Discount Notes due 2010 if, immediately after giving effect thereto, UbiquiTel's Senior Debt to Cash Flow Ratio is no greater than UbiquiTel's Senior Debt to Cash Flow Ratio as of the date of the indenture; and

  (4)
  such Indebtedness is incurred either by UbiquiTel or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Senior Debt to Cash Flow Ratio" means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date, excluding any such Indebtedness that by its terms is expressly subordinated in right of payment to the notes or any Guarantee, to (b) the Annualized Consolidated Cash Flow of such Person for the two most recent full fiscal quarters for which internal financial statements are available prior to such date of determination, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such two-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions (and related financing transactions) had occurred at the beginning of such two-quarter period.

        In addition, for purposes of calculating the Senior Debt to Cash Flow Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Senior Debt to Cash Flow Ratio is made (the "Calculation Date") will be given pro forma effect (determined in good faith on a reasonable basis in accordance with Regulation S-X under the Securities Act by a responsible financial or accounting officer of the specified person) as if they had occurred on the first day of the two-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such two-quarter period; and

  (4)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such two-quarter period.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Unrestricted Subsidiary" means any Subsidiary of UbiquiTel that is designated by the Board of Directors of UbiquiTel as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with UbiquiTel or any Restricted Subsidiary of UbiquiTel unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to UbiquiTel or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of UbiquiTel;

  (3)
  is a Person with respect to which neither UbiquiTel nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of UbiquiTel or any of its Restricted Subsidiaries.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        This general discussion of certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of a registered note acquired in exchange for an outstanding note applies to you if you acquired the outstanding note for cash on its original issuance at its issue price and if you hold the outstanding note and the registered note as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of registered notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of that holder's particular circumstances or to a holder subject to special rules, such as a bank, financial institution, U.S. expatriate, insurance company, dealer in securities or currencies, trader in securities, partnership or other pass-through entity, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding registered notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

        No rulings from the IRS have been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the registered notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds a registered note, the tax treatment of the partner will generally depend on the status of the partner and the activities of the partnership. A partner should consult its tax adviser as to his tax consequences.

        Each holder of outstanding notes should consult his own tax advisers with regard to the application of the tax consequences discussed below to his particular situation as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange of Notes

        Your acquisition of a registered note in exchange for an outstanding note pursuant to the exchange offer should be treated for U.S. federal income tax purposes as a continuation of an investment in the same debt instrument. Accordingly, you should not recognize a taxable gain or loss as a result of the exchange, and you should have the same basis, holding period, issue price and stated redemption price at maturity for a registered note acquired pursuant to the exchange offer as you had in the outstanding note immediately before the exchange. The following discussion assumes the foregoing tax treatment of the exchange, and references to the registered notes treat the registered notes as a continuation of the outstanding notes.

U.S. Holders

        As used herein, "U.S. Holder" means a beneficial owner of registered notes who is or is treated for U.S. federal income tax purposes as:

  •
  an individual who is a citizen or resident of the United States, within the meaning of section 7701(b) of the Code;

  •
  a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or a political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust, if, (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial trust decisions, or (2) the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

  Interest

        Payments of stated interest on the registered notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. A portion of the price initially paid for a note will have been allocable to interest, known as pre-issuance accrued interest, that "accrued" prior to the date the note was issued. We intend to treat the issue price of the registered notes as excluding this pre-issuance accrued interest. In that event, a U.S. Holder will treat the portion of the first interest payment equal to this pre-issuance accrued interest as a nontaxable return of the pre-issuance accrued interest and will not include that amount in gross income. The U.S. Holder's adjusted tax basis in the registered note will decrease by the amount treated as a return of pre-issuance accrued interest.

        In certain circumstances (see "Description of the Registered Notes—Repurchase at the Option of Holders—Change of Control"), we may be obligated to pay amounts in excess of stated interest on or principal of the registered notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of any registered notes. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its registered notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a registered note before the resolution of the contingencies. If a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If any such amounts are in fact paid, a U.S. Holder would be required to include those amounts in income.

        The payment of liquidated damages (see "The Exchange Offer—Purpose of the Exchange Offer") on the outstanding notes could cause those notes to be treated, solely for purposes of determining the amount and timing of interest income on the notes under the original issue discount rules of the Code and Treasury regulations, as retired and reissued on the first date liquidated damages were paid. There would be no retirement and reissuance, however, if the amount of the liquidated damages is insignificant relative to the total expected amount of the remaining payments on the notes. We intend to treat the notes as not retired and reissued. Our determination is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its notes in amounts and at times different from those that otherwise would apply.

  Amortizable Bond Premium

        The issue price of the registered notes (computed, as described above, by subtracting pre-issuance accrued interest from the amount that holders initially paid for the notes) is expected to exceed the principal amount of the registered notes. Under the Code, a U.S. Holder that initially purchased a note for an amount in excess of its principal amount, known as "amortizable bond premium", may elect to reduce the amount of interest that the U.S. Holder includes in income on the registered note each year by the amount of the amortizable bond premium allocable to that year. Because the registered notes are subject to redemption at our option at various times at declining premiums above their stated principal amount, as described in this prospectus under "Description of the Registered Notes-Optional Redemption," a U.S. Holder will calculate the amortization of bond premium based on the call price of the registered notes on the next call date in respect of which the calculation of amortization based on that call price and call date (in lieu of the amount payable on the stated maturity date) results in a smaller amortization deduction for bond premium for the period ending on that call date. If the registered notes are not called on that call date, future amortization deductions are recalculated based on the same rule.

        Any election to amortize bond premium will apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and may not be revoked without the consent of the IRS. Amortizable bond premium on a registered note held by a U.S. Holder that does not elect to amortize that bond premium generally will give rise to a capital loss when the registered note matures or will increase the amount of loss or decrease the amount of gain on a taxable disposition of the registered note prior to maturity.

  Sale or Other Taxable Disposition of the Registered Notes

        A U.S. Holder will recognize gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a registered note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder's adjusted tax basis in the registered note. A U.S. Holder's adjusted tax basis in a registered note generally will be the U.S. Holder's cost therefor, decreased by (i) any principal payments received by the holder on the registered note, (ii) any amount treated as a return of pre-issuance accrued interest, as discussed above, and (iii) the amount of amortizable bond premium, if any, taken into account with respect to the registered note. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the registered note for more than one year on the date of disposition. Otherwise, such gain or loss will be a short-term capital gain or loss.

  Backup Withholding

        A U.S. Holder may be subject to backup withholding, currently at a rate of 28 percent, when such holder receives a payment of interest on or principal of the registered notes or a payment of the proceeds of a sale or other disposition of such registered notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. A U.S. Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

  •
  fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

        A U.S. Holder should consult his personal tax advisers regarding his qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and a taxpayer may use withheld amounts as a credit against his U.S. federal income tax liability or may claim a refund as long as he timely provides certain information to the IRS.

Non-U.S. Holders

        As used herein, a non-U.S. Holder means a beneficial owner of registered notes who is not a U.S. Holder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

  Interest

        Interest on a registered note paid to a non-U.S. Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

  •
  such holder (1) does not own, directly and constructively, ten percent or more of the total combined voting power of all classes of our stock, (2) is not a controlled foreign corporation that is related to us through stock ownership and (3) is not a bank that receives interest on a registered note as interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the registered notes on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or the paying agent with a copy of such statement or (3) the non-U.S. Holder holds its registered notes directly through a "qualified intermediary" and certain conditions are satisfied.

        Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-U.S. Holder's country of residence. To claim such a reduction or exemption, a non-U.S. Holder generally must complete IRS Form W-8BEN and claim this exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide to an intermediary documentary evidence of its claim or a qualified intermediary may already have some or all of the necessary evidence in its files.

        The certification requirements described above may require a non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number. Prospective investors should consult their tax advisers regarding the certification requirements for non-United States persons.

  Sale or Other Taxable Disposition of the Registered Notes

        A non-U.S. Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a registered note. However, a non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

  United States Trade or Business

        If interest on a registered note or gain from a disposition of a registered note is effectively connected with a non-U.S. Holder's conduct of a United States trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a "permanent establishment" or "fixed base" in the United States to which the interest or gain is attributable, the non-U.S. Holder will be subject to U.S. federal income tax on the interest or gain on a net basis generally in the same manner as if it were a U.S. Holder, including the rules with respect to pre-issuance accrued interest and amortizable bond premium described above in "—U.S. Holders—Interest" and "—U.S. Holders—Amortizable Bond Premium". If interest income received with respect to the registered note is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a registered note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a registered note or gain recognized on the disposition of a registered note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

  U.S. Federal Estate Tax

        A registered note that is owned, or treated as owned, by an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death will not be subject to U.S. federal estate tax, provided that interest on the registered note was not subject to U.S. federal income tax in the hands of the decedent.

  Backup Withholding and Information Reporting

        Backup withholding will not apply to payments of interest on or principal of a registered note made by us or the paying agent, in its capacity as such, to a non-U.S. Holder of a registered note if the holder meets the identification and certification requirements discussed above under "—Non-U.S. Holders—Interest" for exemption from United States federal withholding tax. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. Holder of a registered note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its taxable year one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business.

        Payment of the proceeds from a disposition by a non-U.S. Holder of a registered note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

        Non-U.S. Holders should consult their own tax advisers regarding application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if the payer knows or has reason to know that the certification may be false. The backup withholding tax is not an additional tax, and a taxpayer may use withheld amounts as a credit against his U.S. federal income tax liability or may claim a refund as long as he timely provides certain information to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives registered notes in exchange for outstanding notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of one year after consummation of the exchange offer.

        We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that effects any resale of registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes provided that the fees for such counsel do not exceed $7,500 without our prior written consent) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the registered notes offered hereby will be passed upon by Greenberg Traurig, P.A., Miami, Florida. Members of Greenberg Traurig beneficially own in the aggregate 36,250 shares of common stock of UbiquiTel Inc.

EXPERTS

        The consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) as of December 31, 2004, included in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to UbiquiTel Parent's restatement of its consolidated financial statements as described in Note 2 to the audited consolidated financial statements of UbiquiTel Inc. and its subsidiaries).

AVAILABLE INFORMATION

        We and UbiquiTel Parent are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. We and UbiquiTel Parent will file annual, quarterly and current reports and other information with the SEC. In addition, we have agreed under the indenture that governs the outstanding notes and the registered notes that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the outstanding notes or registered notes remain outstanding, we will furnish to the holders of any of those securities and file with the SEC, unless the SEC will not accept such a filing, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our independent registered public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the outstanding notes or registered notes remain outstanding, we have agreed to make available to any prospective purchaser or beneficial owner of any of those securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

        We have filed a registration statement on Form S-4 with the SEC to register under the Securities Act the registered notes. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

        You may read and copy any document we and/or UbiquiTel Parent file at the SEC's public reference room located in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our and UbiquiTel Parent's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. Our and UbiquiTel Parent's reports are also available on UbiquiTel Parent's Internet website at www.ubiquitelpcs.com as soon as practicable after we or UbiquiTel Parent file such material with the SEC. The information contained on our website is not incorporated by reference in this prospectus. This information is further available without charge upon written or oral request to:

UbiquiTel Operating Company
One West Elm Street, Suite 400
Conshohocken, Pennsylvania 19428
Attention: Investor Relations
(610) 832-3300

        You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the registered notes in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are "incorporating by reference" certain documents we and/or UbiquiTel Parent file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference the document listed below.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2004.

        All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"), after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

        We will provide a copy of the documents we incorporate by reference, at no cost, to any eligible offeree who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428, (610) 832-3300, Attention: Investor Relations.

UBIQUITEL INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        To the Board of Directors and Shareholders of UbiquiTel Inc.:

        We have completed an integrated audit of UbiquiTel Inc.'s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of UbiquiTel Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in Note 2, Restatements of Prior Years' Financial Statements, the Company has corrected its accounting for leases and restated previously issued financial statements.

Internal control over financial reporting

        Also, in our opinion, management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 10, 2005

UbiquiTel Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

	December 31, 2004	December 31, 2003
		(Restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$91,781	$57,225
Restricted cash	—	3,562
Accounts receivable, net of allowance for doubtful accounts of $3,358 and $2,722 at December 31, 2004 and 2003, respectively	22,609	19,614
Inventory, net	4,025	3,408
Prepaid expenses and other assets	17,680	16,065

Total current assets	136,095	99,874
PROPERTY AND EQUIPMENT, NET	243,679	259,556
CONSTRUCTION IN PROGRESS	1,867	5,045
DEFERRED FINANCING COSTS, NET	10,868	8,918
GOODWILL	38,138	38,138
INTANGIBLES, NET	64,565	68,869
OTHER LONG-TERM ASSETS	2,595	3,004

Total assets	$497,807	$483,404

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$223	$8,209
Accounts payable	3,124	3,633
Book cash overdraft	—	5,671
Accrued expenses	18,824	16,591
Accrued compensation and benefits	4,591	3,978
Interest payable	13,825	1,563
Taxes payable	2,672	4,049
Deferred revenue	12,274	11,347
Other	1,501	4,110

Total current liabilities	57,034	59,151

LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES	423,893	396,664
OTHER LONG-TERM LIABILITIES	11,462	10,749

Total long-term liabilities	435,355	407,413

Total liabilities	492,389	466,564

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.001 per share; 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2004 and 2003	—	—
Common stock, par value $0.0005 per share; 240,000 shares authorized; 93,016 and 92,579 shares issued and outstanding at December 31, 2004 and 2003, respectively	46	46
Additional paid-in-capital	303,830	299,955
Accumulated deficit	(298,458)	(283,161)

Total stockholders' equity	5,418	16,840

Total liabilities and stockholders' equity	$497,807	$483,404

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Year Ended December 31,
	2004	2003	2002
		(Restated)	(Restated)
REVENUES:
Subscriber revenue	$250,034	$197,633	$151,174
Roaming and wholesale revenue	102,920	63,428	61,300

Service revenue	352,954	261,061	212,474
Equipment revenue	13,089	12,205	8,331

Total revenues	366,043	273,266	220,805
COSTS AND EXPENSES:
Cost of service and operations (exclusive of depreciation as shown separately below)	170,265	137,479	147,832
Cost of products sold	38,314	40,247	36,531
Selling and marketing	67,485	53,681	54,711
General and administrative expenses excluding non-cash compensation charges	17,185	15,022	15,401
Non-cash compensation for general and administrative matters	3,371	205	378
Depreciation, amortization and accretion	49,913	46,909	51,571

Total costs and expenses	346,533	293,543	306,424

OPERATING INCOME (LOSS)	19,510	(20,277)	(85,619)
INTEREST INCOME	877	649	1,641
INTEREST EXPENSE	(40,070)	(31,249)	(46,004)
GAIN ON DEBT RETIREMENTS	4,947	43,050	—
OTHER INCOME	—	—	218

LOSS BEFORE INCOME TAXES	(14,736)	(7,827)	(129,764)
INCOME TAX BENEFIT (EXPENSE)	(561)	(766)	11,927

NET LOSS	$(15,297)	$(8,593)	$(117,837)

BASIC AND DILUTED NET LOSS PER SHARE OF COMMON STOCK	$(0.16)	$(0.10)	$(1.45)

BASIC AND DILUTED WEIGHTED-AVERAGE OUTSTANDING COMMON SHARES	92,761	86,875	81,216

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2004	2003	2002
		(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,297)	$(8,593)	$(117,837)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	1,497	1,835	1,949
Amortization of debt discount	823	1,315	1,597
Amortization of intangible assets	4,304	7,058	17,133
Depreciation and accretion	45,609	39,852	34,438
Interest accrued on discount notes	9,749	15,260	27,681
Non-cash compensation from stock options granted to employees	3,371	205	378
Deferred income taxes	316	—	(3,142)
(Gain) loss on sale of equipment	(308)	39	(189)
Gain on debt retirements	(4,947)	(43,050)	—
Interest earned on restricted cash balances	(12)	(39)	—
Changes in operating assets and liabilities exclusive of capital expenditures:
Accounts receivable	(2,995)	2,148	(5,811)
Inventory	(617)	(657)	1,940
Prepaid expenses and other assets	(1,354)	302	(5,829)
Income tax receivable	141	8,567	(8,784)
Accounts payable and accrued expenses	15,111	(9,790)	17,692

Net cash provided by (used in) operating activities	55,391	14,452	(38,784)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(26,984)	(25,928)	(43,157)
Proceeds from sale of towers, net of transaction costs	—	10,524	—
Proceeds from sale of assets	—	—	189
Change in restricted cash	1,137	(1,095)	2,775

Net cash used in investing activities	(25,847)	(16,499)	(40,193)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under senior secured credit facility	(230,000)	(15,000)	—
Drawings under senior secured credit facility	—	—	30,000
Proceeds from issuance of 14% Series B senior discount notes	—	10,914	—
Proceeds from issuance of 9.875% senior notes	420,552	—	—
Purchases of 14% senior discount notes and 14% senior subordinated discount notes	(155,194)	(10,701)	—
Repayment of 14% Series B senior discount notes	(12,478)	—	—
Financing costs	(12,396)	(4,588)	(1,170)
Repayment of capital lease obligations and other long-term debt	(305)	(683)	(1,226)
Change in book cash overdraft	(5,671)	5,671	—
Proceeds from issuance of common stock	262	32	110
Proceeds from exercise of stock options and warrants	420	146	—
Repurchase of common stock	(178)	—	—

Net cash provided by (used in) financing activities	5,012	(14,209)	27,714

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	34,556	(16,256)	(51,263)
CASH AND CASH EQUIVALENTS, beginning of period	57,225	73,481	124,744

CASH AND CASH EQUIVALENTS, end of period	$91,781	$57,225	$73,481

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$17,605	$13,207	$14,777
Cash paid for taxes	320	354	452

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

(In Thousands)

	Preferred Stock		Common Stock
					Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
BALANCE, December 31, 2001	—	$—	81,116	$41	$294,748	$(156,281)	$138,508
Restatement adjustment (see Note 2)	—	—	—	—	—	(450)	(450)

BALANCE, December 31, 2001, as restated	—	$—	81,116	$41	$294,748	$(156,731)	$138,058
Issuance of common stock to employee stock purchase plan	—	—	316	—	110	—	110
Amortization of deferred stock compensation expense granted to employees for general and administrative matters	—	—	—	—	378	—	378
Net loss, as restated	—	—	—	—	—	(117,837)	(117,837)

BALANCE, December 31, 2002, as restated	—	$—	81,432	$41	$295,236	$(274,568)	$20,709
Issuance of common stock to employee stock purchase plan	—	—	159	—	32	—	32
Amortization of deferred stock compensation expense granted to employees for general and administrative matters	—	—	—	—	205	—	205
Exercise of options	—	—	75	—	37	—	37
Issuance of detachable warrants	—	—	—	—	4,341	—	4,341
Exercise of warrants	—	—	10,913	5	104	—	109
Net loss, as restated	—	—	—	—	—	(8,593)	(8,593)

BALANCE, December 31, 2003, as restated	—	$—	92,579	$46	$299,955	$(283,161)	$16,840
Issuance of common stock to employee stock purchase plan	—	—	91	—	262	—	262
Exercise of options	—	—	374	—	420	—	420
Repurchase and retirement of common stock	—	—	(28)	—	(178)	—	(178)
Stock-based employee compensation expense	—	—	—	—	3,371	—	3,371
Net loss	—	—	—	—	—	(15,297)	(15,297)

BALANCE, December 31, 2004	—	$—	93,016	$46	$303,830	$(298,458)	$5,418

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.    ORGANIZATION AND NATURE OF BUSINESS

Organization and Nature of Business

        UbiquiTel Inc. and Subsidiaries ("UbiquiTel" or the "Company") was formed for the purpose of becoming the exclusive provider of Sprint Personal Communications Services ("PCS") in certain defined midsize markets in the western and midwestern United States.

        In October 1998, UbiquiTel L.L.C. (a Washington state limited liability company) entered into a management agreement with Sprint PCS for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the residents in the Reno/Tahoe, Nevada market. UbiquiTel L.L.C. had no financial transactions from its inception (August 24, 1998) to September 29, 1999. On September 29, 1999, UbiquiTel Inc. (formerly, UbiquiTel Holdings, Inc.) was incorporated in Delaware. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts including the rights to the Sprint PCS agreements to UbiquiTel Inc. On November 9, 1999, UbiquiTel Operating Company (a Delaware corporation, formerly a Delaware limited liability company) ("Operating Company"), was formed to serve as the operating company for UbiquiTel Inc. Also, on March 17, 2000, UbiquiTel Leasing Company (a Delaware corporation) was formed to serve as the leasing company for UbiquiTel Inc. UbiquiTel Inc. assigned the Sprint PCS agreements to Operating Company following its formation. On December 28, 1999, UbiquiTel amended its management agreement with Sprint PCS to expand its markets to include northern California, Spokane/Montana, southern Idaho/Utah/Nevada and southern Indiana/Kentucky, which together with Reno/Tahoe, contain approximately 7.7 million residents. On February 21, 2001, in connection with UbiquiTel's acquisition of VIA Wireless LLC, UbiquiTel amended its management agreement with Sprint PCS to expand its markets effective at the closing in August 2001 to include 3.4 million additional residents from the six VIA Wireless Basic Trading Areas covering the central valley of California market. On August 13, 2001, upon the closing of the merger agreement, VIA Wireless became a wholly owned subsidiary of Operating Company and was later merged into Operating Company in June 2003. On July 31, 2003, Operating Company amended its management agreement with Sprint PCS to eliminate the obligation to build out the state of Montana, thereby reducing its licensed resident population in its markets to approximately 10.0 million.

        The consolidated financial statements contain the financial information of UbiquiTel Inc. and its subsidiaries, UbiquiTel Operating Company and UbiquiTel Leasing Company. The Company operates under one segment.

Recent Development

        On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced that their boards of directors had unanimously approved a definitive agreement for a merger of equals. Nextel Communications currently operates a wireless mobility communications network in certain territories in which the Company also provides digital wireless mobility communications network services under the Sprint or affiliated brands.

        The Company has had only very preliminary communications with Sprint regarding the potential impact on the Company of the pending Sprint-Nextel transaction. The Company believes that, based on currently available information, and assuming that no changes are effected with respect to Sprint's agreements with the Company, Sprint could potentially be in violation of the exclusivity provision of the parties' management agreement at some point following completion of the Sprint-Nextel transaction due to the overlap between certain of the Company's and Nextel's territories. Sprint's agreements with the Company provide for specific remedies in the event of a material breach by Sprint of such agreements. The Company has not made any determination as to the potential impact on the Company's operations or the value of the Company's business of any of such remedies or whether any such remedy would be more or less favorable to it than the Company's existing arrangements with Sprint or any renegotiated arrangements with Sprint.

        The Company is committed to working with Sprint to reach mutually agreeable arrangements with respect to these matters. However, there can be no assurances that the Company and Sprint will be able to reach mutually acceptable arrangements or as to the terms of any such arrangements or the potential impact on the Company of any such arrangements. Furthermore, the Company has not been able to assess the potential impact of the Sprint-Nextel business combination on Sprint's competitiveness in the wireless industry on either a short-term or long-term basis.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Use of Estimates

        The accompanying financial statements include the accounts of UbiquiTel Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These assumptions also affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Restatements of Prior Years' Financial Statements

        The Company reviewed its accounting practices with respect to lease transactions. As a result of this review and in consultation with the audit committee of the Company's board of directors, the Company determined that it was appropriate to restate its consolidated financial statements for the years ended December 31, 2000 through December 31, 2003 and the nine months ended September 30, 2004 (see Note 15 for restated quarterly financial data). Historically, when accounting for tower leases with renewal options, the Company recorded rent expense on a straight-line basis over the initial non-cancelable lease term, excluding any potential renewal periods. The restatements recognized rent expense on a straight-line basis over the lease term (as defined in Statement of Financial Accounting Standards No. 13, "Accounting for Leases," as amended) of the Company's tower leases. Cell site assets associated with such leased towers are depreciated over the shorter of the assets' useful lives or the lease term. These restatements resulted from the correction of accounting errors and were not attributable to any material non-compliance by the Company with any financial reporting requirements under the federal securities laws.

        As a result of these restatements, certain previously reported amounts in the consolidated statements of operations have been restated as follows (in thousands, except per share data):

Year Ended December 31, 2003	As Originally Reported	Adjustments	As Restated
Cost of services and operations	$136,999	$480	$137,479
Total costs and expenses	293,063	480	293,543
Operating loss	(19,797)	(480)	(20,277)
Loss before income taxes	(7,347)	(480)	(7,827)
Net loss	(8,113)	(480)	(8,593)
Basic and diluted net loss per share of common stock	$(0.09)	$(0.01)	$(0.10)
Year Ended December 31, 2002	As Originally Reported	Adjustments	As Restated
Cost of services and operations	$147,382	$450	$147,832
Total costs and expenses	305,974	450	306,424
Operating loss	(85,169)	(450)	(85,619)
Loss before income taxes	(129,314)	(450)	(129,764)
Net loss	(117,387)	(450)	(117,837)
Basic and diluted net loss per share of common stock	$(1.45)	$(0.00)	$(1.45)

        As a result of these restatements, certain previously reported amounts in the consolidated balance sheets have been adjusted as follows (in thousands):

As of December 31, 2003	As Originally Reported	Adjustments	As Restated
Other long-term liabilities	$9,369	$1,380	$10,749
Total liabilities	465,184	1,380	466,564
Accumulated deficit	(281,781)	(1,380)	(283,161)
Total stockholders' equity	18,220	(1,380)	16,840

        The cumulative impact of the adjustments for all years prior to the year ended December 31, 2002 was approximately $450,000 and was recorded as an adjustment to accumulated deficit in stockholders' equity as of December 31, 2001. The amounts reflected in cost of service and operations, as originally reported, included Sprint PCS management fee expense reclassified from general and administrative expenses totaling $16.5 million and $11.0 million for the years ended December 31, 2003 and 2002, respectively.

        The Company did not amend its previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q for the restatement, and the financial statements and related financial information contained in such reports should no longer be relied upon.

        All referenced amounts for prior periods in these financial statements and the notes thereto reflect the balances and amounts on a restated basis.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payments" ("SFAS No. 123R"). SFAS No. 123R requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and measurement based on the grant-date fair value of the award. It also requires the cost to be recognized over the period during which an employee is required to provide service in exchange for the award. SFAS No. 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and its related interpretations.

        SFAS No. 123R is effective for periods beginning after June 15, 2005 and applies to all awards granted, modified, repurchased or cancelled after that date. Additionally, compensation expense will be recognized over the remaining employee service period for the outstanding portion of any awards for which compensation expense had not been previously recognized or disclosed under SFAS No. 123. The Company is currently assessing the impact and timing of adopting SFAS No. 123R, but expects that the adoption of this pronouncement will increase the Company's stock-based compensation expense in the period of adoption.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS No. 153"). SFAS No. 153 amends APB No. 29, "Accounting for Nonmonetary Transactions," to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges for nonmonetary assets that do not have commercial substance. Under SFAS No. 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS No. 153 is effective for nonmonetary transactions occurring in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of SFAS No. 153 will have a material impact on its financial position, results of operations or cash flows.

Cash, Cash Equivalents and Restricted Cash

        Cash and cash equivalents include cash and short-term investments with original maturities of three months or less. Restricted cash at December 31, 2003 represented approximately $2.4 million in cash in escrow related to the VIA Wireless acquisition and approximately $1.1 million in cash in escrow related to the sale of wireless communications towers located in the central valley of California. Book cash overdrafts are classified as a current liability, and were $0 and approximately $5.7 million as of December 31, 2004 and 2003, respectively.

Fair Value of Financial Instruments

        Fair value estimates, assumptions and methods used to estimate fair value of the Company's financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could ultimately realize. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

        The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable net, accounts payable and accrued expenses approximate fair value due to the short-term nature of the instruments.

        Long-term debt is comprised primarily of the 9.875% senior notes due 2011. The fair value of the 9.875% senior notes is measured at quoted market value and was approximately $470.4 million as of December 31, 2004 versus a carrying value of approximately $420.8 million. As of December 31, 2003, the Company's 14% senior discount notes, 14% senior subordinated discount notes and 14% Series B senior discount notes had an aggregate fair value of approximately $120.6 million versus an aggregate carrying value of approximately $137.0 million.

Inventory

        Inventory consists of handsets and related accessories. Inventories purchased for resale are carried at the lower of cost or market using replacement cost.

Property and Equipment and Construction in Progress

        Property and equipment are reported at cost less accumulated depreciation. Costs incurred to design and construct the wireless network in a market are classified as construction in progress. When the network assets are placed into service, the related costs are transferred from construction in progress to property and equipment. Repair and maintenance costs are charged to expense as incurred; significant renewals and betterments are capitalized. Costs for software and its installation that are paid to third parties and benefit future periods are capitalized. When property is retired or otherwise disposed of, the cost of the property and the related accumulated depreciation are removed from the accounts, and any resulting gains or losses are reflected in the consolidated statement of operations.

        Property and equipment are depreciated using the straight-line method based on estimated useful lives of the assets.

        Assets lives are as follows:

Network equipment	2-10 years
Computer equipment	4 years
Furniture and office equipment	4 years
Vehicles	5 years
Building	30 years

        Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement. Cell site assets associated with towers under operating leases are recorded in network equipment and are depreciated over the shorter of the assets' useful lives or the lease term. The Company considers the lease term to include the renewal periods of any lease that could cause a significant economic detriment to the Company if such lease renewal option is not exercised.

        Construction in progress at December 31, 2004 and 2003 included equipment not yet placed into service and engineering and site development costs incurred in connection with the build-out of the Company's PCS network.

Deferred Costs

        Costs incurred in connection with the negotiation and documentation of debt instruments are deferred and amortized over the terms of the debt instruments using the effective interest rate method. Costs incurred in connection with the issuance and sale of equity securities are deferred and netted against the proceeds of the stock issuance upon completion of the transaction. Costs incurred in connection with acquisitions are deferred and included in the aggregate purchase price allocated to the net assets acquired upon completion of the transaction.

Goodwill and Intangible Assets

        Goodwill is subject to at least an annual assessment for impairment by applying a fair value-based test. If the carrying amount exceeds the fair value, goodwill is considered to be impaired. As of October 31, 2004, the Company completed its annual impairment review and determined that no impairment charge was required. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating impairment, the Company estimates the sum of the expected future cash flows derived from such goodwill. Such evaluations for impairment are significantly impacted by estimates of future revenues, costs and expenses and other factors. If the goodwill is considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the goodwill exceeds the fair value of the expected future cash flows. Goodwill was approximately $38.1 million at December 31, 2004 and 2003.

        Intangible assets of approximately $64.6 million and $68.9 million, net of accumulated amortization expense of approximately $14.6 million and $10.3 million, for the years ended December 31, 2004 and 2003, respectively, consisted of the unamortized cost of a Sprint PCS management agreement acquired in a business combination. Amortization expense for intangible assets was approximately $4.3 million for each of the years ended December 31, 2004, 2003 and 2002.

        Estimated future amortization expense of intangible assets for the next five years at December 31, 2004 is as follows:

Years Ending December 31,	(In Thousands)
2005	$4,304
2006	4,304
2007	4,304
2008	4,304
2009	4,304

Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed based on the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted cash flows is less than the carrying value of the asset, an impairment loss is recognized. Any impairment loss, if indicated, is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Income Taxes

        The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires an asset and liability approach which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Loss Per Share

        The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per common share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding. In accordance with SFAS No. 128, incremental potential common shares from stock options and warrants are excluded in the calculation of diluted loss per share when the effect would be antidilutive. Accordingly, the number of weighted average shares outstanding as well as the amount of net loss per share are the same for basic and diluted per share calculations for the periods reflected in the accompanying financial statements.

        The following table summarizes the securities that are excluded from the loss per share calculation, as amounts would have an antidilutive effect.

	December 31, 2004	December 31, 2003	December 31, 2002
Stock options	7,841,225	6,637,875	5,335,800
Warrants	3,665,183	3,665,183	3,665,183

Total	11,506,408	10,303,058	9,000,983

        Stock-Based Compensation

        At December 31, 2004, UbiquiTel had two stock-based employee compensation plans, an employee stock purchase plan and an equity incentive plan, which are described in Note 8. The employee stock purchase plan was suspended effective with the offering period beginning January 1, 2003 and resumed effective with the offering period beginning January 1, 2004. The Company accounts for the plans in accordance with APB No. 25 and related interpretations. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

	Year Ended December 31,
	2004	2003	2002
		(Restated)	(Restated)
	(In Thousands, Except Per Share Amounts)
Net loss, as reported	$(15,297)	$(8,593)	$(117,837)
Add: stock-based employee compensation included in reported net loss, net of related tax	3,371	205	378
Deduct: total stock-based employee compensation expense determined under fair value-based method, net of related tax	(2,082)	(2,260)	(2,570)

Pro forma net loss	$(14,008)	$(10,648)	$(120,029)

Basic and diluted loss per share:
As reported	$(0.16)	$(0.10)	$(1.45)
Pro forma	$(0.15)	$(0.12)	$(1.48)

        The fair value of all option grants was estimated on the date of grant using the Black-Scholes model with the following weighted-average assumptions used for grants:

	Year Ended December 31,
	2004	2003	2002
Weighted-average risk-free interest rate	2.51%	1.50%	4.57%
Expected dividend yield	0%	0%	0%
Expected life in years	2.0	2.0	2.0
Expected volatility	86%	143%	89%

Revenue Recognition

        The Company recognizes revenues when services have been rendered or products have been delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured. The Company accounts for rebates, discounts and other sales incentives as a reduction to revenue. Subscriber revenue consists of monthly recurring service charges for voice and third generation data ("3G data") services and monthly non-recurring charges for local, long distance, travel and roaming airtime usage and 3G data usage in excess of the pre-subscribed usage plan received from the Company's subscribers, cancellation and late fee revenues and surcharges, less reductions for billing adjustments and credits. Equipment revenue includes sales of handsets and accessories. The Company's revenue recognition policies are consistent with the guidance in Emerging Issues Task Force Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"), and Staff Accounting Bulletin No. 104, "Revenue Recognition."

        The Company recognizes revenue from its subscribers as they use the service. The Company pro-rates access revenue over the billing period and records airtime usage in excess of the pre-subscribed usage plan. The Company's subscribers pay an activation fee to the Company when they initiate service. Prior to the adoption of EITF 00-21 on July 1, 2003, the Company deferred all activation fee revenue and direct customer activation costs on a straight-line basis over the average life of its subscribers, which was estimated to be 30 months. Direct customer activation costs in excess of activation fee revenue were recognized immediately. The Company has determined that the sale of wireless services through its direct sales channels with an accompanying handset constitutes a revenue arrangement with multiple deliverables, as defined in EITF 00-21. Upon adoption of EITF 00-21, non-refundable, up-front activation fees billed in the Company's direct sales channel are now included in equipment revenue rather than subscriber revenue in the consolidated statement of operations to the extent that the aggregate activation fee and handset proceeds received from a subscriber do not exceed the fair value of the handset sold. For the years ended December 31, 2004, 2003 and 2002, the Company recognized approximately $4.9 million, $4.9 million and $3.0 million, respectively, of activation fee revenue. As of December 31, 2004 and 2003, deferred revenue in the consolidated balance sheets included deferred activation fee revenue of approximately $3.1 million and $4.0 million, respectively, and also included approximately $9.2 million and $7.3 million of deferred access revenue, which represented customer access fees billed one month in advance, as of December 31, 2004 and 2003, respectively. Deferred activation fee revenue also was included in other long-term liabilities and totaled approximately $1.4 million and $1.9 million as of December 31, 2004 and 2003, respectively.

        Roaming and wholesale revenue includes reseller revenue, Sprint PCS travel revenue and non-Sprint PCS roaming revenue. The Company records Sprint PCS travel revenue on a per minute rate for voice services and on a per kilobit rate for data services when Sprint PCS subscribers based outside the Company's markets use the Company's network. The Company earned approximately $72.2 million, $48.7 million and $54.9 million of Sprint PCS travel revenue for the years ended December 31, 2004, 2003 and 2002, respectively. The Company records non-Sprint PCS roaming revenue when non-Sprint PCS subscribers use the Company's network. The Company earned approximately $20.2 million, $14.2 million and $6.4 million of non-Sprint PCS roaming revenue for the years ended December 31, 2004, 2003 and 2002, respectively. The Company records reseller revenue when reseller subscribers use the Company's network. The Company earned approximately $10.5 million and $0.6 million of reseller revenue for the years ended December 31, 2004 and 2003, respectively.

        Equipment revenue consists of proceeds from sales of handsets and accessories which are recorded at the time of sale. Revenues from sales of handsets and accessories represent a separate earnings process from service revenues because sales of handsets and accessories do not require customers to subscribe to wireless services. Beginning July 1, 2003, in accordance with EITF 00-21, equipment revenue also includes an allocation of the arrangement consideration from activation revenue received as part of revenue arrangements with multiple deliverables.

        The Company participates in the Sprint national and regional distribution programs in which national retailers such as RadioShack, Best Buy and Costco sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for Sprint PCS products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Company's Sprint PCS agreements, when a national retailer sells a handset purchased from Sprint to a subscriber in the Company's markets, the Company is obligated to reimburse Sprint for the handset subsidy. The Company does not receive any revenues from sales of handsets and accessories by national retailers. For a new subscriber activation and a handset upgrade to an existing subscriber, the Company includes these handset subsidy charges in cost of products sold in the consolidated statements of operations. Handset subsidy charges included in cost of products sold for the years ended December 31, 2004, 2003 and 2002 were approximately $12.7 million, $15.5 million and $10.8 million, respectively.

        Accounts receivable, net includes amounts due from subscribers and the Company's local indirect agents. The Company records an allowance for doubtful accounts to reflect the expected loss on the collection of receivables. The provision for doubtful accounts is included in the cost of service and operations in the consolidated statements of operations. Estimates are used in determining the allowance for bad debt and are based both on historical collection experience, current trends and credit policy and on a percentage of the Company's accounts receivable by aging category. In determining these percentages, the Company looks at historical write-offs of its receivables. The Company also looks at current trends in the credit quality of its customer base and changes in the credit policies. Sub-prime credit class customers are required to make a deposit that can be credited against future billings. Certain sub-prime credit class customers also are subject to account spending limits. Activity in the allowance for doubtful accounts for the years ended December 31, 2004, 2003 and 2002 was as follows:

	December 31, 2004	December 31, 2003	December 31, 2002
	(In Thousands)
Balance, beginning of year	$2,722	$4,343	$4,244
Provision charged to expense	5,554	1,663	21,488
Charges to allowance	(4,918)	(3,284)	(21,389)

Balance, end of year	$3,358	$2,722	$4,343

Advertising Expenses

        The Company expenses advertising costs when the advertising occurs. Total advertising expenses amounted to approximately $9.3 million, $8.0 million and $12.5 million for the years ended December 31, 2004, 2003 and 2002, respectively, and are included in selling and marketing expenses in the consolidated statements of operations.

Concentration of Risk

        Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the

Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with deposits in excess of the federally insured amounts. Further, the Company maintains accounts with nationally recognized investment managers. Such deposits are not insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with these uninsured deposits.

        Concentrations of credit risk with respect to accounts receivable are limited due to a large subscriber base. Initial credit evaluations of subscribers' financial condition are performed and security deposits are generally obtained for subscribers with a high credit risk profile. The Company maintains an allowance for doubtful accounts for potential credit losses.

        Additionally, the Company derives substantial revenues and expenses from Sprint. A significant amount of the Company's financial transactions result from the Company's relationship with Sprint.

Reclassifications

        For the years ended December 31, 2003 and 2002, the Company has reclassified Sprint PCS management fee expense of approximately $16.5 million and $11.0 million, respectively, from general and administrative expenses to cost of service and operations in the consolidated statements of operations to conform with current year presentation.

Comprehensive Income

        No statement of comprehensive income has been included in the accompanying financial statements since the Company does not have any other comprehensive income to report.

3.    SPRINT AGREEMENTS

        The Company entered into four major agreements with Sprint PCS and Sprint in late 1998. They are the management agreement, the services agreement, the trademark and service mark license agreement with Sprint and the trademark and service mark license agreement with Sprint PCS. The management agreement, as amended, allows the Company to exclusively offer Sprint PCS services in the Company's markets containing approximately 10.0 million residents that include Reno/Tahoe, Nevada; northern California; central valley of California; Spokane, Washington; southern Idaho/Utah/Nevada; and southern Indiana/Kentucky. See Note 1—Organization and Nature of Business—Recent Development, regarding current information related to Sprint's proposed business combination with Nextel Communications, Inc. and its potential impact on the Company's operations and business value.

        The management agreement has an initial term of 20 years ending in October 2018 with three 10-year renewals. It can be terminated if either party provides the other with two years' prior written notice or either Sprint PCS or the Company is in material default of its obligations. The key clauses within the management agreement are summarized as follows:

        Exclusivity.    The Company is designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in the Company's markets. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network operating in the 1900 MHz spectrum range in the Company's markets while the management agreement is in place and no event has occurred that would permit the agreement to be terminated.

        Network Build-out.    The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan, which requires that the Company provide network coverage to a minimum network coverage area within specified time frames. The Company believes it is in compliance with the Company's network build-out requirements and has satisfied the required deployment schedule under the management agreement.

        Products and Services Offered For Sale.    The management agreement identifies the products and services that can be offered for sale in the Company's markets. These products and services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement or as modified by Sprint PCS. The Company also is allowed to resell Sprint PCS services to wireless resellers who in turn resell Sprint PCS services to their customers using the Company's network.

        Service Pricing, Roaming, Travel and Fees.    The Company must offer Sprint PCS subscriber pricing plans designated for regional or national offerings. The Company is permitted to establish its own local price plans for Sprint PCS products and services offered only in its markets, subject to Sprint PCS' approval. The Company is entitled to receive fees weekly from Sprint PCS equal to 92% of net "billed revenue" related to customer activity less applicable write-offs, net of deposits applied. Sprint determines the write-offs for any given time period. Outbound non-Sprint PCS roaming billed to subscribers based in the Company's markets, proceeds from the sales of handsets and accessories, amounts collected with respect to taxes and surcharges for enhanced 911, wireless local number portability and universal service fund charges, and customer handset insurance are not considered "billed revenue." Billed revenue generally includes all other customer account activity for Sprint PCS products and services in the Company's markets, which includes such activities billed to, attributed to or otherwise reflected in customers accounts. The Company is generally entitled to 100% of the proceeds from customers for equipment and accessories that it sells or leases and to a percentage of fees for enhanced 911 and wireless local number portability attributable to customers based in the Company's markets less applicable write-offs. The Company also is entitled to 100% of the universal service funds from the Universal Service Administrative Company associated with customers in the Company's markets. Many Sprint PCS subscribers purchase nationwide pricing plans that allow roaming anywhere on Sprint PCS' and its affiliates' networks without incremental Sprint PCS roaming charges. However, the Company earns Sprint PCS roaming revenue for every minute that a Sprint PCS subscriber from outside the Company's markets enters its markets and uses its network. The Company earns revenue from Sprint PCS based on a per minute rate when Sprint PCS' or other Sprint PCS affiliates' subscribers travel on the Company's portion of the Sprint PCS network. Similarly, the Company pays the same rate for every minute the Company's subscribers use the Sprint PCS network outside the Company's markets. The roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third party roaming agreements. The Company recognizes revenue when a wireless subscriber based outside of the Company's markets uses PCS Vision data services on the Company's network and the Company recognizes expense when its subscribers use such services on the Sprint PCS network or network of another PCS affiliate of Sprint outside of the Company's markets.

        In September 2003, the Company recorded a non-recurring adjustment to reduce operating expenses by approximately $3.2 million relating to the resolution of more than $7.5 million of previously disputed charges with Sprint PCS for which the Company had fully reserved the amounts under dispute. The adjustment reduced cost of service and operations expense by approximately

$3.2 million and the Company paid Sprint PCS approximately $4.3 million in conjunction with other previously disputed charges in November 2003. In addition, in the fourth quarter of 2003, the Company recorded a $1.3 million adjustment to reduce operating expenses when it transitioned from the "collected revenue" to the "billed revenue" method for reconciling amounts due to the Company for accounts receivable.

        Advertising and Promotion.    Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. The Company is responsible for advertising and promotion in the Company's markets.

        Program Requirements Including Technical and Customer Care Standards.    The Company must comply with Sprint PCS' program requirements for technical standards, customer service standards and national and regional distribution and national accounts programs. Some of the technical standards relate to network up-time, dropped calls, blocked call attempts and call origination and termination failures. The Company is required to build a network that meets minimum transport requirements established by Sprint PCS for links between its cell sites and switches. These requirements are measured in milliseconds. The Company is also required to have minimal loss and echo return loss on its telephone lines. The Company must meet substantially high network up-time percentage in excess of 95%. Sprint PCS can adjust the program requirements at its discretion, though the Company has protective rights under certain conditions to decline to implement program requirement changes that Sprint could impose that adversely affect the Company's business.

        Non-Competition.    The Company may not offer Sprint PCS products and services outside the Company's markets.

        Inability to Use Non-Sprint PCS Brands.    The Company may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint brand, except for sales to resellers or as otherwise permitted under the trademark and service license agreements.

        Rights of First Refusal.    Sprint PCS has certain rights of first refusal to buy the Company's assets upon a proposed sale.

        Most Favored Nation Clause.    The Company generally has the right to amend the management agreement and services agreement to obtain the most favorable terms provided under a management agreement or services agreement between Sprint and a PCS affiliate of Sprint similarly situated to the Company (defined as having at least 3.0 million POPs) if, prior to December 31, 2006, Sprint amends the terms of any of those agreements of such similarly situated PCS affiliate of Sprint. This right is only effective, however, if the Company agrees to accept all the terms and conditions set forth in the other agreements agreed to after April 1, 2004 and is subject to specified restrictions on its applicability.

        Rights on Termination and Non-Renewal.    If the Company has the right to terminate the management agreement because of an event of termination caused by Sprint PCS, generally the Company may either (1) require Sprint PCS to purchase all of its operating assets used in connection with its PCS network for an amount equal to 80% of its "entire business value" (as defined in the management agreement), or (2) if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date of the management agreement, require Sprint PCS to assign to the Company, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (x) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint or (y) 9% of the Company's entire business value, or (3) sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement. If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by the Company, generally Sprint PCS may either (1) require the Company, without further approval of the Company's shareholders, to sell its operating assets to Sprint PCS for an amount equal to 72% of its entire business value, or (2) require the Company to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (x) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint or (y) 10% of the Company's entire business value, or (3) take any action as Sprint PCS deems necessary to cure the Company's breach of the management agreement, including assuming responsibility for, and operating, its PCS network, or (4) sue the Company for damages or submit the matter to arbitration and thereby not terminate the management agreement.

        If Sprint PCS gives the Company timely notice that it does not intend to renew the management agreement, the Company may either (1) require Sprint PCS to purchase all of the Company's operating assets used in connection with its PCS network for an amount equal to 80% of its entire business value, or (2) if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date of the management agreement, require Sprint PCS to assign to the Company, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (x) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (y) 10% of the Company's entire business value. If the Company gives Sprint PCS timely notice of non-renewal, or both parties give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may either (1) purchase all of the Company's operating assets, without further approval of the Company's shareholders, for an amount equal to 80% of its entire business value, or (2) require the Company to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (x) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (y) 10% of its entire business value.

        Services Agreement.    The services agreement outlines various support services such as activation, billing and customer care that will be provided to the Company by Sprint PCS. These services are available to the Company at established rates. Sprint PCS may discontinue a service provided that it gives nine months' written notice. The services agreement automatically terminates upon termination of the management agreement.

        Trademark and Service Mark License Agreements.    The trademark and service mark license agreements with Sprint and Sprint PCS provide the Company with non-transferable, royalty free licenses to use the Sprint brand name, the "diamond" symbol and several other trademarks and service marks. The Company's use of the licensed marks is subject to adherence to quality standards determined by Sprint and Sprint PCS. Sprint and Sprint PCS can terminate the trademark and service mark license agreements if the Company files for bankruptcy, materially breaches the agreement or if the management agreement is terminated.

4.    PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following:

	December 31, 2004	December 31, 2003
	(In Thousands)
Network equipment	$347,746	$330,738
Vehicles	1,508	1,381
Furniture and office equipment	5,211	4,727
Computer equipment and software	8,548	7,687
Leasehold improvements	4,403	4,196
Land	130	130
Buildings	4,670	4,670

	372,216	353,529
Accumulated depreciation	(128,537)	(93,973)

Property and equipment, net	$243,679	$259,556

        Depreciation expense was approximately $45.5 million, $39.7 million and $34.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        During the fourth quarter of 2003, the Company consummated a sale and lease-back agreement for the sale of 98 wireless communications towers that the Company owned located in the central valley of California and the lease-back of space on those towers. The Company received approximately $10.5 million, net of transaction costs, for the sale of the towers and related assets and completed the assignment of various leases of the ground space on which the towers were situated and co-location leases for third-party wireless providers who leased space on certain of the towers sold. The sale and lease-back resulted in a gain of approximately $5.3 million, which has been deferred and is amortized as a reduction of the rental expense incurred under the related tower site leases over the expected lives of such leases.

        In the fourth quarter of 2003, the Company entered into an agreement to systematically replace many of the Company's existing minicell base stations with an equivalent quantity of current generation multi-carrier capable base stations, or modcells. As of the date of the agreement, the estimated useful life of each existing minicell base station was reduced to reflect the remaining number of months such assets will be in use prior to conversion, thereby accelerating depreciation expense. The impact of this change increased depreciation expense by approximately $5.0 million and $1.6 million for the years ended December 31, 2004 and 2003, respectively.

5.    ACCRUED EXPENSES

        As of December 31, 2004 and 2003, accrued expenses consisted of the following accruals:

	December 31, 2004	December 31, 2003
	(In Thousands)
Fees and expenses payable to Sprint	$9,868	$10,427
Agent compensation	2,673	2,387
Use taxes payable	1,247	1,614
Other	5,036	2,163

Accrued expenses	$18,824	$16,591

6.    LONG-TERM DEBT AND DEBT RETIREMENTS

        Long-term debt outstanding as of December 31, 2004 and 2003 was as follows:

	December 31, 2004	December 31, 2003
	(In Thousands)
9.875% senior notes	$420,000	$—
Plus: premium	834	—
Building mortgage	3,228	3,453
Capital lease obligations	—	81
14% senior subordinated discount notes	—	100,380
Less: discount	—	(16,050)
Less: additional discount for detachable warrants	—	(3,364)
14% senior discount notes	32	48,180
Less: discount	(2)	(7,691)
14% Series B senior discount notes	—	14,515
Less: discount	—	(2,318)
Less: additional discount for detachable warrants	—	(3,730)
Senior secured credit facility	—	230,000

Subtotal	424,092	363,456
Future cash flows associated with 14% senior discount notes for interest and other	24	41,417

Total long-term debt	424,116	404,873
Less: current maturities	223	8,209

Total long-term debt, excluding current maturities	$423,893	$396,664

        Aggregate minimum annual principal payments due on all issues of long-term debt for the next five years at December 31, 2004 and thereafter are as follows:

Years Ending December 31,	(In Thousands)
2005	$223
2006	240
2007	257
2008	275
2009	295
Thereafter	421,970

Total future long-term debt payments	$423,260

Notes

        In April 2000, Operating Company issued in a private placement $300.0 million aggregate principal amount of 14% senior subordinated discount notes due April 15, 2010 (the "14% Subordinated Notes") that were accreting in value until April 15, 2005 with interest payable semiannually beginning on October 15, 2005, and warrants to purchase 3,579,000 shares of common stock of UbiquiTel at an exercise price of $11.37 per share. The 14% Subordinated Notes were subsequently registered under the Securities Act of 1933, as amended. All outstanding 14% Subordinated Notes were purchased by the Company in a series of transactions in 2003 and 2004 described below.

        In February 2003, Operating Company consummated certain private placement transactions to reduce its long-term debt outstanding, including an exchange of $48.2 million aggregate principal amount of 14% senior discount notes due May 15, 2010 ("14% Senior Notes") and $9.6 million in cash for $192.7 million aggregate principal amount of its outstanding 14% Subordinated Notes, and a related financing of $12.8 million aggregate principal amount of 14% Series B senior discount notes due 2008 ("14% Series B Senior Notes") in which Operating Company received cash proceeds of $9.6 million to fund the cash portion of the exchange. The Company issued detachable warrants under the financing to purchase up to approximately 9.6 million shares of UbiquiTel's common stock at an exercise price of $0.01 per share. The 14% Senior Notes accrete in value until, and are redeemable on or after, April 15, 2005, with interest payable semiannually beginning on October 15, 2005. The 14% Senior Notes were subsequently registered under the Securities Act. The 14% Series B Senior Notes were immediately redeemable and accrete in value until April 15, 2005 with interest payable semiannually beginning on October 15, 2005. The Company wrote off approximately $2.9 million in deferred financing fees related to the original issuance of the 14% Subordinated Notes and the Company incurred estimated fees and expenses of approximately $3.7 million in connection with the issuance of the 14% Senior Notes, which reduced the gain resulting from the private placement exchange, and the Company incurred estimated expenses of approximately $0.3 million in connection with the issuance of the 14% Series B Senior Notes. The Company recognized a gain of $39.0 million as a result of the private placement exchange. All but $32,000 aggregate principal amount of outstanding 14% Senior Notes were purchased by the Company and all outstanding 14% Series B Senior Notes were redeemed by the Company in a series of refinancing transactions in 2004 described below.

        The Company followed the provisions of SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," and EITF Issue No. 02-04, "Determining Whether a Debtor's

Modification or Exchange of Debt Instruments Is Within the Scope of FASB Statement No. 15," in recording the 2003 private placement exchange transaction. These provisions required that the carrying value of the 14% Senior Notes be recorded at the total future cash payments (principal and interest) specified by the 14% Senior Notes; therefore, the 14% Senior Notes were classified on the Company's balance sheet as long-term liabilities and were valued at $81.9 million as of the transaction date. As a result, no interest expense related to the 14% Senior Notes was recognized in future periods.

        The following table presents the gain recognized in the private placement exchange transaction in 2003 (in thousands, except per share data):

Principal amount of 14% Subordinated Notes exchanged	$192,720
Unamortized discount on 14% Subordinated Notes	(48,214)
Unamortized discount for detachable warrants	(7,306)
Unamortized deferred financing costs	(2,859)

Carrying value of debt exchanged	134,341
Maximum future cash principal payments for 14% Senior Notes issued	(48,180)
Maximum future cash interest payments for 14% Senior Notes issued	(33,726)
Cash payments for amount of debt exchanged	(9,636)
Direct expenses of exchange transaction	(3,674)

Aggregate gain from exchange transaction	$39,125

Aggregate gain per share—Basic and Diluted	$0.45

        In a series of additional private placement financings in the second quarter of 2003, Operating Company received cash proceeds of approximately $1.3 million, of which $1.1 million were used by Operating Company to fund open market purchases of $6.9 million aggregate principal amount ($5.3 million aggregate accreted value) of 14% Subordinated Notes, and the Company issued approximately $1.7 million aggregate principal amount of Operating Company's 14% Series B Senior Notes and detachable warrants to purchase up to approximately 1.3 million shares of UbiquiTel's common stock at an exercise price of $0.01 per share. In connection with these transactions, the Company wrote off approximately $0.1 million in deferred financing fees and $0.3 million in unamortized debt discount for detachable warrants related to the original issuance of the 14% Subordinated Notes, which reduced the gain resulting from the open market purchases. The Company recorded a gain of approximately $3.9 million during 2003. During 2003, the holders exercised all of the warrants issued in connection with the issuance of the 14% Series B Senior Notes, and UbiquiTel issued 10,913,607 shares of its common stock in the aggregate upon the exercises.

        No related income tax effect is reflected on the gain in 2003 from the private placement exchange or the open market purchases, as the Company expects to utilize a portion of its net operating loss carryforwards to offset any resulting taxable income. Prior to the exchange, the net operating loss carryforwards expected to be utilized had a corresponding valuation allowance applied to reduce their carrying value to zero.

        In February 2004, Operating Company issued in a private placement $270.0 million in aggregate principal amount of 9.875% senior notes due March 1, 2011 ("9.875% Senior Notes"). The 9.875% Senior Notes were issued at a discount and generated approximately $265.3 million in proceeds. The 9.875% Senior Notes were subsequently registered under the Securities Act. Interest on the 9.875% Senior Notes became payable semiannually beginning on September 1, 2004. The 9.875% Senior Notes are redeemable in whole or in part on or after March 1, 2007. Prior to March 1, 2007, Operating Company may redeem up to 35% of the aggregate principal amount of the 9.875% Senior Notes with net cash proceeds of a sale of its equity or a contribution to its common equity capital, provided that at least 65% of the principal amount of 9.875% Senior Notes originally issued under the indenture remains outstanding after giving effect to such redemption and such redemption occurs within 45 days of the date of such sale of equity interests or contribution. The indenture governing the 9.875% Senior Notes contains customary covenants, including covenants limiting indebtedness, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments, the acquisition and disposition of assets, and transactions with affiliates or related persons. The indenture governing the 9.875% Senior Notes provides for customary events of default, including cross defaults, judgment defaults and events of bankruptcy. Operating Company is permitted to issue additional 9.875% Senior Notes under the indenture from time to time.

        The proceeds from the sale of the 9.875% Senior Notes were used to repay and terminate Operating Company's senior secured credit facility, including the repayment of $230.0 million in outstanding borrowings plus accrued interest and termination of its unused $47.7 million revolving line of credit, to redeem all of Operating Company's outstanding 14% Series B Senior Notes ($14.5 million outstanding principal amount) for approximately $12.5 million, to purchase $16.7 million principal amount of Operating Company's outstanding 14% Senior Notes for approximately $15.9 million and to pay financing costs for the issuance of the 9.875% Senior Notes of approximately $7.8 million. The repayments of the senior secured credit facility and the 14% Series B Senior Notes and the purchase of the 14% Senior Notes resulted in a net gain on debt retirements of approximately $1.1 million, consisting of a loss on the purchase of the 14% Senior Notes of approximately $1.6 million, the write-off of deferred financing fees related to the senior secured credit facility and the 14% Series B Senior Notes of approximately $7.7 million, the write-off of unamortized debt discount for detachable warrants associated with the 14% Series B Senior Notes of approximately $3.6 million and costs of approximately $0.1 million related to the termination of the senior secured credit facility, net of a gain of approximately $14.1 million recognized on the reduction in carrying value of the future cash payments associated with the purchased 14% Senior Notes.

        In October 2004, Operating Company completed a financing of an additional $150.0 million aggregate principal amount of 9.875% Senior Notes in a private placement at a price of 103.5% generating cash proceeds of approximately $155.3 million. These 9.875% Senior Notes are of the same class as the previously outstanding $270.0 million aggregate principal amount of 9.875% Senior Notes. Operating Company used approximately $139.3 million of these cash proceeds to fund a cash tender offer and consent solicitation for its outstanding 14% Subordinated Notes and 14% Senior Notes. Approximately $100.4 million aggregate principal amount of 14% Subordinated Notes, representing all of the outstanding 14% Subordinated Notes, and approximately $31.4 million aggregate principal amount of 14% Senior Notes were validly tendered and accepted. There are approximately $32,000 aggregate principal amount of 14% Senior Notes that remain outstanding. Amendments to the indenture governing the 14% Senior Notes eliminating substantially all of the indenture's restrictive covenants and certain of its events of default became effective on October 14, 2004. The Company expects to repurchase and retire, defease or redeem the remaining outstanding 14% Senior Notes during 2005.

        The $420.0 million aggregate principal amount of 9.875% Senior Notes outstanding as of December 31, 2004 will require cash payments of interest of $41.5 million in each of the years 2005 through 2009.

        The Company presently is in compliance with all covenants associated with the 9.875% Senior Notes. UbiquiTel has fully and unconditionally guaranteed Operating Company's obligations under the 9.875% Senior Notes. UbiquiTel has no independent assets or operations separate from its investment in Operating Company.

        The Company may from time to time purchase outstanding 9.875% Senior Notes in the open market, in privately negotiated transactions or otherwise in accordance with its debt instruments and applicable law.

Building Mortgage

        The Company has a mortgage on an owned building and land with a balance of approximately $3.2 million at December 31, 2004. The mortgage carries a fixed interest rate of 6.99% and is payable in monthly installments of approximately $37,000. The mortgage is due to be repaid in full by April 2015.

Senior Secured Credit Facility

        In March 2000, Operating Company entered into a senior secured credit facility with Paribas, as administrative agent, and certain banks and other financial institutions as parties thereto, which was guaranteed by UbiquiTel. The Company's obligations under the credit facility were secured by all of the Company's assets. At the time of its repayment in full of $230.0 million principal amount of outstanding term loans and termination in February 2004, the credit facility consisted of a term loan A of $112.7 million and a term loan B of $117.3 million and an unused revolving line of credit of $47.7 million. The interest rates for the senior secured credit facility ranged from 4.4% to 5.5% during the year ended December 31, 2003.

7.    STOCKHOLDERS' EQUITY

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and do not have any cumulative voting rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If the Company liquidates, dissolves or winds up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

Warrants

        At December 31, 2004, the Company had outstanding warrants to purchase an aggregate of 3,665,183 shares of common stock, including warrants to purchase 3,579,000 shares issued in connection with the 14% Subordinated Notes. These warrants, which were detachable, have been exercisable at any time after April 15, 2001 at $11.37 per share and have a ten-year life. Warrants to purchase 86,183 shares of common stock at an exercise price of $8.00 per share were issued to Credit Suisse First Boston Corporation in connection with the 14% Subordinated Notes offering and have been exercisable since June 13, 2001 and expire June 12, 2005.

        In connection with the private placement issuances of 14% Series B Senior Notes in 2003 discussed in Note 6, the Company issued detachable warrants to purchase approximately 10.9 million shares of common stock at an exercise price of $0.01 per share, all of which were exercised for cash during 2003.

8.    STOCK-BASED COMPENSATION

Employee Stock Purchase Plan

        The Company commenced an Employee Stock Purchase Plan (the "ESP Plan") on April 15, 2002. Under the terms of the ESP Plan, during any calendar year there were four quarterly offering periods beginning January 1st, April 1st, July 1st and October 1st, during which eligible employees could participate. The purchase price is the lower of 85% of the fair market value of the common stock on the first trading day of the offering period or 85% of the fair market value of the common stock on the last trading day of the offering period. The Company issued 315,383 shares of common stock at an average per share price of approximately $0.35 in 2002, 158,686 shares of common stock at an average per share price of approximately $0.20 in 2003 and 90,804 shares of common stock at an average per share price of approximately $2.89 in 2004.

        On October 29, 2002, UbiquiTel's board of directors approved amendments to the ESP Plan, which among other items, authorized the suspension of the ESP Plan, which suspension became effective with the offering period beginning January 1, 2003. The ESP Plan was resumed effective January 1, 2004.

Stock Option Plan

        On November 29, 1999, the Company entered into an employment agreement with its chief executive officer. Under the employment agreement, the Company granted non-qualified options for 2,550,000 shares of common stock at a purchase price of $0.50 per share which the Company believes was the fair market value of the stock at that time. The options vested in three equal installments over a period of three years.

        In January 2000, the board of directors and shareholders of the Company approved the 2000 Equity Incentive Plan. In 2001, the Company's board of directors and shareholders approved the Amended and Restated 2000 Equity Incentive Plan (the "Equity Incentive Plan"). The purpose of the Equity Incentive Plan is to attract, retain and reward key employees, consultants and non-employee directors. A committee consisting of non-employee, independent members of the Company's board of directors administers the Equity Incentive Plan. The committee may grant stock options, stock appreciation rights and other equity-based awards to eligible persons, as defined in the Equity Incentive Plan, including directors. The Equity Incentive Plan authorizes up to 7,500,000 shares of common stock for issuance and does not include awards paid in cash. Stock options are normally granted with an exercise price equal to the fair value of the common stock on the date of grant. Stock options granted to employees have generally vested in four equal annual amounts beginning on the anniversary date of each grant and have a maximum term of ten years.

        In January 2000, the Company issued 260,000 options with an exercise price that was approximately $7.50 less per share than the fair market value of the common stock on the date of grant. The Company recognized compensation expense over the 48-month vesting period for these options. The deferred compensation expense was fully amortized as of December 31, 2003. During the years ended December 31, 2003 and 2002, the Company amortized approximately $0.2 million and $0.4 million of this expense, respectively.

        In May 2002, the Company modified 1,220,800 options previously issued to employees and board members under the Equity Incentive Plan to reduce the exercise price to $4.00, which was approximately $2.14 per share above the fair market value on the date of modification. The modification reducing the exercise price resulted in variable accounting for these options from the date of modification to the date the options are exercised, forfeited or expire unexercised. In prior years, the fair market value of the Company's common stock had not exceeded the modified price and, as such, no compensation expense had been recorded. As of December 31, 2004, the market price of the common stock was $7.12. Under variable accounting, compensation expense of approximately $3.4 million was recognized in 2004 for the excess of the common stock's fair market value over the modification price on 1,080,346 stock options deemed vested, which remain subject to variable accounting.

        The following is a summary of the options granted and outstanding at December 31, 2004, 2003 and 2002, respectively:

	December 31, 2004		December 31, 2003		December 31, 2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	6,637,875	$1.55	5,335,800	$1.57	4,611,000	$2.72
Granted	1,907,600	3.54	1,512,500	1.51	1,080,000	1.83
Exercised	(374,450)	1.12	(75,000)	0.50	—	—
Forfeited	(329,800)	2.33	(135,425)	2.54	(355,200)	3.52

Outstanding at end of year	7,841,225	$2.02	6,637,875	$1.55	5,335,800	$1.57

Options exercisable at end of year	4,622,925	$1.53	4,238,934	$1.36	3,644,776	$1.17
Weighted average fair value of options granted during year		$1.67		$1.04		$1.83

        The following table summarizes information about stock options outstanding at December 31, 2004:

Range of Exercise Prices	Options Outstanding at December 31, 2004	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Options Exercisable at December 31, 2004	Weighted-Average Exercise Price
$0.50 - $0.62	2,850,000	$0.50	4.8 years	2,842,500	$0.50
$1.14 - $1.86	1,969,725	1.64	8.1 years	629,100	1.67
$3.52 - $4.16	3,021,500	3.71	8.1 years	1,151,325	3.98

9.    INCOME TAXES

        The income tax expense of approximately $561,000 for the year ended December 31, 2004 was comprised of deferred income tax expense of approximately $316,000 and a provision for current state income taxes of approximately $245,000. The income tax expense of approximately $766,000 for the year ended December 31, 2003 was comprised of deferred income tax expense of approximately $793,000, net of an income tax refund of approximately $27,000. The increase in deferred income tax liabilities during the years ended December 31, 2004 and 2003 resulted from an income tax deduction for amortization of goodwill, which was not amortizable to expense for financial reporting purposes. As goodwill can only be reduced and charged against accounting income if an impairment of goodwill exists or if the related business were to be disposed of, the reversal of this deferred income tax liability cannot be expected to occur in a similar period to deferred tax assets. The income tax expense for the year ended December 31, 2002 was comprised of a deferred income tax benefit of approximately $3.1 million and a current federal income tax benefit of approximately $8.8 million resulting from the Company's ability to carry back 2002 net operating losses from the Company's former wholly owned VIA Holding subsidiary to realize a federal income tax refund.

        As of December 31, 2004, the Company had consolidated net operating loss carryforwards for federal and state income tax purposes totaling approximately $273.9 million, which will carry forward to future years. The net operating loss carryforwards will begin to expire in 2020 and may be limited due to changes in ownership in accordance with Internal Revenue Service guidelines.

        Including the income tax effects of the restatement adjustments described in Note 2, income tax expense (benefit) for the years ended December 31, 2004, 2003 and 2002 differed from the amount computed by applying the statutory federal income tax rate of 34% to the loss recorded as a result of the following:

	Year Ended December 31,
	2004	2003	2002
		(Restated)	(Restated)
	(In Thousands)
Computed "expected" tax benefit	$(5,010)	$(2,614)	$(44,119)
State tax benefit, net of federal benefit	(204)	(2,346)	(1,609)
14% Subordinated Notes and 14% Senior Notes interest	707	813	1,092
Change in valuation allowance	7,349	(466)	32,681
Debt retirements	(2,328)	5,359	—
Other	47	20	28

Total income tax (benefit) expense	$561	$766	$(11,927)

        Including the income tax effects of the restatement adjustments described in Note 2, the Company's net deferred tax liability, included in other long-term liabilities in the consolidated balance sheets, consisted of the following amounts of deferred tax assets and liabilities as of December 31, 2004 and 2003:

	December 31,
	2004	2003
		(Restated)
	(In Thousands)
Deferred tax assets:
Allowance for doubtful accounts	$1,300	$1,095
Start-up/organizational costs	14	195
Non-cash compensation	1,305	563
Deferred activation	1,760	2,371
Accumulated amortization	2,843	4,620
14% Subordinated Notes and 14% Senior Notes interest	—	23,603
Net operating losses	104,710	71,449
Deferred gain on sale of towers	1,799	2,000
State tax credits	328	1,409
Other	859	687

Total deferred tax assets	$114,918	$107,992

Deferred tax liabilities:
Accumulated depreciation	$48,582	$31,074
Purchase accounting	25,002	42,332
Deferred expenses	1,770	2,371
Goodwill amortization	1,109	793

Total deferred tax liability	76,463	76,570

Subtotal	38,455	31,422
Valuation allowance	(39,564)	(32,215)

Net deferred tax asset (liability)	$(1,109)	$(793)

        As of December 31, 2004 and 2003, the Company's deferred income tax assets exceeded its deferred income tax liabilities. It is expected that deferred income tax assets will either expire unused or give rise to future tax deductions that will be available to offset the future taxable income arising from the reversal of the deferred income tax liabilities, except for the liability arising from goodwill amortization. As a result, a full valuation allowance was recorded as of December 31, 2004 and 2003 against all deferred income tax assets that are not offset by anticipated reversals of deferred income tax liabilities.

10.    COMMITMENTS

Leases

        The Company is obligated under operating leases for office space, retail stores, land for radio communications sites, leased space on radio communications sites and office equipment. The Company recognizes rent expense on a straight-line basis over the life of the lease, which establishes deferred rent on the balance sheet. The Company considers the lease term to include the renewal periods of any lease that could cause a significant economic detriment to the Company if such lease renewal option is not exercised. Future minimum annual lease payments under these operating leases for the next five years at December 31, 2004 and thereafter are as follows:

Years ending December 31:	(In Thousands)
2005	$18,301
2006	12,811
2007	9,874
2008	7,862
2009	6,864
Thereafter	15,912

Total future minimum lease payments	$71,624

        Including the restatement adjustments described in Note 2, rental expense for operating leases was approximately $18.8 million, $17.3 million and $16.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Purchase Obligation

        In September 2004, the Company entered into an agreement with an equipment vendor to purchase network equipment for coverage improvements. The agreement provides for a minimum purchase commitment of $18.0 million in each of the years 2005 through 2008 for all network equipment and performance services.

Employment Agreements

        In November 2002, the Company entered into a new employment agreement with its chief executive officer. The employment agreement is for a three-year term and provides for an annual base salary of approximately $231,500, with a guaranteed minimum annual increase of 5% over the next two years. In addition to his base salary, the chief executive officer is eligible to receive bonuses in such amounts and at such times as determined by the disinterested members of the board of directors. The employment agreement provides that the chief executive officer's employment may be terminated by the Company with or without cause, as defined in the employment agreement, at any time or by the chief executive officer for any reason at any time upon 30 days' written notice to the Company. If the Company terminates the employment of the executive without cause, or if the executive terminates employment for good reason, as defined in the employment agreement, within 30 days of termination (or such other date mutually agreed to) the Company must pay the executive a single lump sum payment in cash equal to one year's gross salary in effect at the time of termination, plus all outstanding unreimbursed expenses. Following termination for a period of one year, the Company is required to maintain for the executive health, life insurance, long-term disability, dental and medical programs specified in the employment agreement. If the Company is required to make such payment within 24 months of a change of control, as defined in the employment agreement, or the executive is terminated without cause or terminates for good reason, each as defined in the employment agreement, due to, and within six months prior to, a change of control, the executive would be entitled to receive a lump sum cash payment (in lieu of any other payments), within 30 days of termination, equal to 2.99 times of the executive's annual gross salary and bonus for the year in which the change of control occurs or the immediately preceding year, whichever is higher. The executive would be entitled to health, life insurance, long-term disability, dental and medical program benefits for him and his family for the greater of 12 months or the remainder of the term as if his employment had not been terminated.

        In November 2003, the Company entered into employment agreements with two executive officers of the Company, including the chief financial officer and the senior vice president and general counsel. The employment agreements provide that the executive officer's employment may be terminated by the Company with or without cause, as defined in the employment agreement, at any time or by the executive officer for any reason at any time upon 30 days' written notice to the Company. If the Company terminates the employment of the executive officer without cause, or if the executive officer terminates employment for good reason, as defined in the employment agreement, within 30 days of termination (or such other date mutually agreed to) the Company must pay the executive officer a single lump sum payment in cash equal to the total of one year's gross salary in effect at the time of termination and the amount of the executive officer's bonus for the fiscal year preceding the year in which the termination occurs, plus all outstanding unreimbursed expenses. If the Company is required to make such payment within 24 months of a change of control, as defined in the employment agreement, or the executive officer is terminated without cause or terminates for good reason, each as defined in the employment agreement, due to, and within six months prior to, a change of control, the executive officer would be entitled to receive from the Company or the Company's successor-in-interest, as applicable, a lump sum cash payment, within 30 days of termination, equal to two times the executive officer's gross salary, excluding bonus, for the twelve-month period preceding the date of termination, plus all outstanding unreimbursed expenses, and the executive officer's outstanding stock options will terminate on the earlier of the date that is three years following the date on which the executive officer's employment is terminated or the termination date in the applicable stock option agreement. Following a termination by the Company or its successor-in-interest, if applicable, of the executive officer without cause, in connection with a change of control or otherwise, for a period of one year following termination, the Company is required to maintain for the executive officer health, life insurance, long-term disability, dental and medical program benefits to which the executive officer is then entitled.

        In March 2005, the Company entered into an employment agreement with the chief operating officer, an executive officer of the Company. The employment agreement provides that the executive officer's employment may be terminated by the Company with or without cause, as defined in the employment agreement, at any time or by the executive officer for any reason at any time upon 30 days' written notice to the Company. If the Company terminates the employment of the executive officer without cause, or if the executive officer terminates employment for good reason, as defined in the employment agreement, within 30 days of termination (or such other date mutually agreed to) the Company must pay the executive officer a single lump sum payment in cash equal to the total of one year's gross salary in effect at the time of termination and the amount of the executive officer's bonus for the fiscal year preceding the year in which the termination occurs, plus all outstanding unreimbursed expenses. If the Company is required to make such payment within 24 months of a change of control, as defined in the employment agreement, or the executive officer is terminated without cause or terminates for good reason, each as defined in the employment agreement, due to, and within six months prior to, a change of control, the executive officer would be entitled to receive from the Company or the Company's successor-in-interest, as applicable, a lump sum cash payment, within 30 days of termination, equal to two times the executive officer's annual gross salary for the year in which the change of control occurs and bonus paid to the executive officer for the fiscal year preceding the year in which the change of control occurs, plus all outstanding unreimbursed expenses, and the executive officer's outstanding stock options will terminate on the earlier of the date that is three years following the date on which the executive officer's employment is terminated or the termination date in the applicable stock option agreement. Following a termination by the Company or its successor-in-interest, if applicable, of the executive officer without cause, in connection with a change of control or otherwise, for a period of one year following termination, the Company is required to maintain for the executive officer health, life insurance, long-term disability, dental and medical program benefits to which the executive officer is then entitled.

        In March 2005, the Company entered into an employment agreement with the chief technology officer, an executive officer of the Company. The employment agreement provides that the executive officer's employment may be terminated by the Company with or without cause, as defined in the employment agreement, at any time or by the executive officer for any reason at any time upon 30 days' written notice to the Company. If the Company terminates the employment of the executive officer without cause, or if the executive officer terminates employment for good reason, as defined in the employment agreement, within 30 days of termination (or such other date mutually agreed to) the Company must pay the executive officer a single lump sum payment in cash equal to the total of one year's gross salary in effect at the time of termination and one month's gross salary for each full year of employment of the executive officer by the Company not to exceed an additional six month's gross salary, plus all outstanding unreimbursed expenses. If the Company is required to make such payment within 24 months of a change of control, as defined in the employment agreement, or the executive officer is terminated without cause or terminates for good reason, each as defined in the employment agreement, due to, and within six months prior to, a change of control, the executive officer would be entitled to receive from the Company or the Company's successor-in-interest, as applicable, a lump sum cash payment, within 30 days of termination, equal to the executive officer's gross salary, excluding bonus, for the twelve-month period preceding the date of termination and one-twelfth of the foregoing amount for each full year of employment of the executive officer by the Company not to exceed six-twelfths of the foregoing amount, plus all outstanding unreimbursed expenses, and the executive officer's outstanding stock options will terminate on the earlier of the date that is three years following the date on which the executive officer's employment is terminated or the termination date in the applicable stock option agreement. Following a termination by the Company or its successor-in-interest, if applicable, of the executive officer without cause, in connection with a change of control or otherwise, for a period of one year following termination, the Company is required to maintain for the executive officer health, life insurance, long-term disability, dental and medical program benefits to which the executive officer is then entitled.

11.    DEFERRED FINANCING COSTS

        In March 2000, the Company replaced a 1999 credit facility with a $250.0 million senior secured credit facility. Costs to secure the facility of approximately $7.1 million were included in deferred financing and were being amortized over the then term of the facility.

        In April 2000, the Company issued $300.0 million principal amount of 14% Subordinated Notes, and an amount of $6.3 million was incurred on the issuance.

        In March 2001, the Company increased its senior secured credit facility from $250.0 million to $300.0 million. An amount of approximately $2.8 million was incurred in connection with the increase in the facility, and was being amortized over the then term of the facility.

        In July 2002, the Company amended its senior secured credit facility to modify certain covenants. An amount of approximately $1.2 million was incurred in connection with the amendment, and was being amortized over the then term of the facility.

        In connection with the debt-for-debt exchange in February 2003, the Company wrote off certain deferred financing costs associated with the issuance of the 14% Subordinated Notes and incurred costs which reduced the gain resulting from the exchange. In addition, the Company incurred costs of approximately $0.3 million in connection with the issuances of 14% Series B Senior Notes in the first and second quarters of 2003.

        In February 2003, the Company amended its senior secured credit facility in connection with its debt-for-debt exchange and incurred financing fees of approximately $0.6 million which were being amortized over the then term of the facility.

        In January 2004, the Company amended its senior secured credit facility to modify certain covenants. An amount of approximately $0.4 million was incurred in connection with the amendment and was being amortized over the then term of the facility.

        Amortization of deferred financing charges amounted to approximately $1.5 million, $1.8 million and $1.9 million for the years ended December 31, 2004, 2003 and 2002, respectively, and was included in interest expense.

        In February 2004, the Company repaid in full its senior secured credit facility resulting in a write-off of unamortized deferred financing charges of approximately $7.3 million. In addition, the Company's redemption of all of its outstanding 14% Series B Senior Notes in February 2004 resulted in a write-off of unamortized debt issuance costs and unamortized debt discount for detachable warrants of approximately $0.4 million and $3.6 million, respectively.

        In October 2004, the Company purchased for cash all of its outstanding 14% Subordinated Notes and all but $32,000 aggregate principal amount of its outstanding 14% Senior Notes which resulted in a write-off of unamortized debt issuance costs and unamortized debt discount for detachable warrants of approximately $1.2 million and $2.9 million, respectively.

12.    RELATED PARTY TRANSACTIONS

        Effective February 20, 2002, UbiquiTel's board of directors approved an approximate $2.6 million short-term demand loan to the Company's chief executive officer. The loan was repaid in full on March 12, 2002 with accrued interest of approximately $7,000.

        Three directors of UbiquiTel or their affiliates participated in the Company's private placement financings of 14% Series B Senior Notes and warrants in the first and second quarters of 2003 (see Note 6) in which they paid total consideration of approximately $3.75 million and were issued approximately $5.0 million aggregate principal amount of 14% Series B Senior Notes and approximately 3.75 million detachable warrants to purchase common stock of UbiquiTel for $0.01 per share, which warrants were subsequently exercised in 2003. In February 2004, Operating Company redeemed the 14% Series B Senior Notes issued to all investors, including the directors or their affiliates, with a portion of the proceeds from Operating Company's sale of $270.0 million aggregate principal amount of 9.875% Senior Notes.

13.    LITIGATION

        UbiquiTel is not a party to any pending legal proceedings that management believes would, if adversely determined, individually or in the aggregate, have a material adverse effect on the Company's financial condition or results of operations.

14.    WHOLLY OWNED OPERATING SUBSIDIARY

        UbiquiTel has fully and unconditionally guaranteed Operating Company's obligations under the 9.875% Senior Notes (see Note 6). UbiquiTel has no independent assets or operations separate from its investment in Operating Company. UbiquiTel Leasing Company is a minor subsidiary.

        UbiquiTel had fully and unconditionally guaranteed Operating Company's obligations under the 14% Subordinated Notes, the 14% Senior Notes and the 14% Series B Senior Notes.

15.    SUPPLEMENTARY FINANCIAL INFORMATION

        The following table summarizes the Company's quarterly financial data for the years ended December 31, 2004 and December 31, 2003, respectively. For the quarters ended September 30, 2004, June 30, 2004 and March 31, 2004 and the year ended December 31, 2003, the data includes originally reported and restated amounts (see Note 2 for restatements):

	Quarter Ended
	March 31,				June 30,
	As Originally Reported		As Restated		As Originally Reported	As Restated
	(In Thousands, Except Per Share Amounts)
2004
Total revenues	$81,310		$81,310		$88,681	$88,681
Operating income (loss)	(1,300)		(1,333)		3,473	3,438
Net income (loss)	(8,558	)(1)	(8,591	)(1)	(6,837)	(6,872)
Net income (loss) per share:
Basic	$(0.09)		$(0.09)		$(0.07)	$(0.07)
Diluted	$(0.09)		$(0.09)		$(0.07)	$(0.07)
Other long-term liabilities	9,406		10,820		9,393	10,842
Total long-term liabilities	415,421		416,835		418,641	420,090
Accumulated deficit	(290,339)		(291,752)		(297,176)	(298,625)
Total stockholders' equity	9,662		8,249		3,236	1,787
	Quarter Ended
	September 30,		December 31,
	As Originally Reported	As Restated
	(In Thousands, Except Per Share Amounts)
2004
Total revenues	$97,748	$97,748	$98,304
Operating income (loss)	12,127	12,090	5,315
Net income (loss)	1,556	1,519	(1,353	)(2)
Net income (loss) per share:
Basic	$0.02	$0.02	$(0.01)
Diluted	$0.02	$0.02	$(0.01)
Other long-term liabilities	9,429	10,913	11,462
Total long-term liabilities	421,946	423,430	435,355
Accumulated deficit	(295,620)	(297,105)	(298,458)
Total stockholders' equity	4,690	3,206	5,418

	Quarter Ended
	March 31,		June 30,
	As Originally Reported	As Restated	As Originally Reported		As Restated
	(In Thousands, Except Per Share Amounts)
2003
Total revenues	$58,483	$58,483	$66,046		$66,046
Operating income (loss)	(12,916)	(13,033)	(5,468)		(5,586)
Net income (loss)	16,201 (3)	16,084 (3)	(8,903	)(4)	(9,021	)(4)
Net income (loss) per share:
Basic	$0.20	$0.20	$(0.11)		$(0.11)
Diluted	$0.18	$0.18	$(0.11)		$(0.11)
Other long-term liabilities	3,518	4,535	3,851		4,987
Total long-term liabilities	402,207	403,225	401,590		402,726
Accumulated deficit	(257,467)	(258,484)	(266,370)		(267,505)
Total stockholders' equity	41,769	40,752	33,517		32,382
	Quarter Ended
	September 30,			December 31,
	As Originally Reported	As Restated		As Originally Reported	As Restated
	(In Thousands, Except Per Share Amounts)
2003
Total revenues	$72,793	$72,793		$75,944	$75,944
Operating income (loss)	38 (5)	(82	)(5)	(1,451)	(1,576)
Net income (loss)	(7,005)	(7,125)		(8,406)	(8,531)
Net income (loss) per share:
Basic	$(0.08)	$(0.08)		$(0.09)	$(0.09)
Diluted	$(0.08)	$(0.08)		$(0.09)	$(0.09)
Other long-term liabilities	4,132	5,388		9,369	10,750
Total long-term liabilities	399,930	401,186		406,033	407,413
Accumulated deficit	(273,375)	(274,631)		(281,781)	(283,161)
Total stockholders' equity	26,579	25,323		18,220	16,840

        The sum of the quarterly per share amounts may not equal the annual per share amount due to relative changes in the weighted average number of shares used in the per share computation.

(1)
Includes gain on debt retirement of approximately $1.1 million in connection with the Company's redemption of its 14% Series B Senior Notes and purchases of its 14% Senior Notes.

(2)
Includes gain on debt retirement of approximately $3.8 million in connection with the Company's purchases of its 14% Subordinated Notes and 14% Senior Notes.

(3)
Includes gain on debt retirement of approximately $39.0 million recognized in connection with the Company's debt-for-debt exchange.

(4)
Includes gain on debt retirement of approximately $3.9 million in connection with the Company's open market purchases of 14% Subordinated Notes.

(5)
In conjunction with the amendments to our Sprint PCS agreements in 2003, the Company resolved all previously disputed charges between it and Sprint. As a result, the Company recorded an adjustment to reduce operating expenses by approximately $3.2 million.

UBIQUITEL OPERATING COMPANY

$150,000,000

OFFER TO EXCHANGE

Outstanding
9 7/8% Senior Notes
due 2011

for

Registered
9 7/8% Senior Notes
due 2011

PROSPECTUS

                        , 2005

        We have not authorized any dealer, sales representative or any other person to give any information or to make any representations not contained in this prospectus or the accompanying letter of transmittal. This prospectus and the accompanying letter of transmittal do not offer to sell or buy any securities in any jurisdiction where it is unlawful.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Section 102 of the General Corporation Law of Delaware provides that officers and directors will not be personally liable for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted by law. The Certificate of Incorporation of UbiquiTel Operating Company ("UbiquiTel") provides that the liability of the directors and officers of UbiquiTel to UbiquiTel or any of its stockholders for monetary damages arising from a breach of their fiduciary duty as directors and officers shall be limited to the fullest extent permitted by the General Corporation Law of Delaware. This limitation does not apply with respect to any action in which a director or officer would be liable under Section 174 of the General Corporation Law of Delaware, nor does it apply with respect to any liability in which a director or officer:

  •
  breached his duty of loyalty to UbiquiTel or its stockholders;

  •
  did not act in good faith or, in failing to act, did not act in good faith;

  •
  acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

  •
  derived an improper personal benefit.

        UbiquiTel's bylaws provide that UbiquiTel may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of UbiquiTel) by reason of the fact that he is or was a director, officer, employee, or agent of UbiquiTel, or is or was serving at the request of UbiquiTel as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of UbiquiTel and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The power to indemnify applies to actions brought by or in the right of UbiquiTel as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to UbiquiTel unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. To the extent that any present or former director of UbiquiTel has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        UbiquiTel has purchased directors' and officers' liability insurance covering its directors and officers in amounts customary for similarly situated companies.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits:

Exhibit Number	Description
*3.1	Amended and Restated Certificate of Incorporation of UbiquiTel Inc. (3.1)
**3.2	Amendment to Amended and Restated Certificate of Incorporation of UbiquiTel Inc. (3.2)
*3.3	Amended and Restated Bylaws of UbiquiTel Inc. (3.2)
>>>4.1	Indenture for UbiquiTel Operating Company's 9 7/8% Senior Notes Due 2011 dated as of February 23, 2004 among UbiquiTel Operating Company, UbiquiTel Inc. and The Bank of New York, as trustee including form of unregistered 9 7/8% Senior Note Due 2011. (10.2)
++4.2	Notation of Guarantee dated as of October 14, 2004 of UbiquiTel Inc. (10.5)
++4.3	Registration Rights Agreement dated as of October 14, 2004 among UbiquiTel Operating Company, UbiquiTel Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC. (10.1)
++++4.4	Form of Registered 9 7/8% Senior Note due 2011.
5.1	Opinion of Greenberg Traurig, P.A.
†*10.1	Sprint PCS Management Agreement, as amended, dated as of October 15, 1998 by and between Sprint Spectrum, LP, WirelessCo, LP and UbiquiTel, LLC. (10.1)
†*10.2	Sprint PCS Services Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC. (10.2)
*10.3	Sprint Trademark and Service Mark License Agreement dated as of October 15, 1998 by and between Sprint Communications Company, LP and UbiquiTel, LLC. (10.3)
*10.4	Sprint Spectrum Trademark and Service Mark License Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC. (10.4)
†*10.5	Asset Purchase Agreement dated as of December 28, 1999, as amended, by and between Sprint Spectrum L.P., Sprint Spectrum Equipment Company, L.P., Sprint Spectrum Realty Company, L.P., Cox Communications PCS, LP, Cox PCS Leasing Co., LP, Cox PCS Assets, LLC and UbiquiTel Holdings, Inc. (10.5)
##10.6	Addendum VI dated February 22, 2001 to Sprint PCS Management Agreement by and between Sprint Spectrum, LP, Wireless Co., LP, and UbiquiTel Operating Company. (10.36)
*10.7	Employment Agreement dated as of November 29, 1999 by and between UbiquiTel Inc. and Donald A. Harris. (10.17)
*10.8	Warrant Agreement dated as of April 11, 2000 between UbiquiTel Inc. and American Stock Transfer & Trust Company. (10.21)

#10.9	First Amendment, dated as of June 12, 2000, to Warrant Agreement dated as of April 11, 2000 between UbiquiTel Inc. and American Stock Transfer & Trust Company. (4.3)
#10.10	Warrant Agreement dated as of June 12, 2000 by and between UbiquiTel Inc. and Donaldson, Lufkin & Jenrette Securities Corporation. (4.4)
###10.11	Amended and Restated 2000 Equity Incentive Plan of UbiquiTel Inc. (10.39)
*10.12	Master Site Agreement dated as of May 11, 2000 between SpectraSite Communications, Inc. and UbiquiTel Leasing Company. (10.27)
^10.13	Master Tower Space License Agreement dated as of April 4, 2001 between American Tower, L.P. and UbiquiTel Leasing Company and First Amendment thereto dated June 18, 2001. (10.32)
^10.14	Master License Agreement dated as of December 15, 2000 between Crown Atlantic Company LLC, Crown Communication New York, Inc., Crown Castle PT Inc., Crown Castle South Inc., Crown Castle GT Company LLC, Crown Communication Inc. and UbiquiTel Leasing Company. (10.33)
^^10.15	UbiquiTel Inc. Amended and Restated 2002 Employee Stock Purchase Plan. (10.1)
^^^10.16	Employment Agreement dated as of November 30, 2002 by and between UbiquiTel Inc. and Donald A. Harris. (10.28)
^^^10.17	Indenture for UbiquiTel Operating Company's 14% Senior Discount Notes Due 2010 dated as of February 26, 2003 among UbiquiTel Operating Company, UbiquiTel Inc. and The Bank of New York, as trustee. (10.35)
>10.18	Master Site Agreement dated as of October 15, 2003 between UbiquiTel Leasing Company and GoldenState Towers, LLC. (10.1)
>10.19	Addendum VII dated July 31, 2003 to Sprint PCS Management Agreement by and between Sprint Spectrum L.P., WirelessCo, L.P., Sprint Communications Company L.P., Sprint Telephony PCS, L.P. and Sprint PCS License, L.L.C., and UbiquiTel Operating Company. (10.3)
>>10.20	Employment Agreement dated as of November 19, 2003 by and between UbiquiTel Inc. and James J. Volk. (10.46)
>>10.21	Employment Agreement dated as of November 19, 2003 by and between UbiquiTel Inc. and Patricia E. Knese. (10.47)
>>>10.22	Notation of Guarantee dated as of February 23, 2004 of UbiquiTel Inc. (10.3)
+++10.23	Addendum X dated December 8, 2004 to Sprint PCS Management Agreement by and between Sprint Spectrum L.P., WirelessCo L.P., Sprint Communications Company L.P., Sprint Telephony PCS, L.P. and Sprint PCS License L.L.C., and UbiquiTel Operating Company. (10.1)
+10.24	Form of Registered 9 7/8% Senior Note due 2011. (4.4)
++10.25	Supplemental Indenture dated as of October 14, 2004 to the Indenture for UbiquiTel Operating Company's 14% Senior Discount Notes Due 2010 dated as of February 26, 2003 among UbiquiTel Operating Company, UbiquiTel Inc. and The Bank of New York, as trustee. (10.2)
***10.26	Employment Agreement dated as of March 11, 2005 by and between UbiquiTel Inc. and Dean E. Russell. (10.11)
***10.27	Amendment to Employment Agreement dated as of March 11, 2005 by and between UbiquiTel Inc. and James J. Volk. (10.13)

***10.28	Amendment to Employment Agreement dated as of March 11, 2005 by and between UbiquiTel Inc. and Patricia E. Knese. (10.15)
***10.29	Employment Agreement dated as of March 11, 2005 by and between UbiquiTel Inc. and David L. Zylka. (10.16)
***10.30	Second Amendment dated as of December 22, 2004 to Master License Agreement dated as of December 15, 2000 between Crown Atlantic Company LLC, Crown Castle PT Inc., Crown Castle South LLC, Crown Castle GT Company LLC, Crown Communication Inc. and UbiquiTel Leasing Company. (10.27)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
***21.1	Subsidiaries of UbiquiTel Inc. (21.1)
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)
++++24.1	Powers of Attorney. (included on signature pages)
++++25.1	Statement of Eligibility of Trustee.
++++99.1	Form of Letter of Transmittal with respect to Exchange Offer.
++++99.2	Form of Notice of Guaranteed Delivery.
++++99.3	Form of Tender Instruction Letters.
++++99.4	Form of Exchange Agent Agreement.

*
Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-1 of UbiquiTel Inc. (Reg. No. 333-32236).

**
Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-3 of UbiquiTel Inc. (Reg. No. 333-39956).

***
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Annual Report on Form 10-K for the fiscal year ended December 31, 2004 of UbiquiTel Inc. and UbiquiTel Operating Company.

#
Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-1 of UbiquiTel Inc. (Reg. No. 333-39956).

##
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2000 of UbiquiTel Inc. and UbiquiTel Operating Company.

###
Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-3 of UbiquiTel Inc. (Reg. No. 333-68082).

^
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Annual Report on Form 10-K for the fiscal year ended December 31, 2001 of UbiquiTel Inc. and UbiquiTel Operating Company.

^^
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 of UbiquiTel Inc. and UbiquiTel Operating Company.

^^^
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of UbiquiTel Inc. and UbiquiTel Operating Company.

>
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 of UbiquiTel Inc. and UbiquiTel Operating Company.

>>
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Annual Report on Form 10-K for the fiscal year ended December 31, 2003 of UbiquiTel Inc. and UbiquiTel Operating Company.

>>>
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 of UbiquiTel Inc. and UbiquiTel Operating Company.

+
Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-4 of UbiquiTel Operating Company (Reg. No. 333-115626).

++
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 of UbiquiTel Inc. and UbiquiTel Operating Company.

+++
Incorporated by reference to the exhibit shown in parentheses and filed with the Current Report on Form 8-K dated December 8, 2004 of UbiquiTel Inc.

++++
Previously filed herewith.

†
Confidential treatment has been granted on portions of these documents.

(b)    Financial Statement Schedules:

        No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22.    UNDERTAKINGS

        1.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        2.    The undersigned registrant hereby undertakes:

        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        3.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        4.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        5.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        6.    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, UbiquiTel Operating Company has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Conshohocken, State of Pennsylvania, on the 31st day of March, 2005.

UBIQUITEL OPERATING COMPANY
By:	/s/ DONALD A. HARRIS Donald A. Harris Sole Director, President and Chief Executive Officer (Principal Executive Officer)
By:	/s/ JAMES J. VOLK James J. Volk Chief Financial Officer (Principal Financial Officer and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, UbiquiTel Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Conshohocken, State of Pennsylvania, on the 31st day of March, 2005.

UBIQUITEL OPERATING COMPANY
By:	/s/ DONALD A. HARRIS Donald A. Harris President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DONALD A. HARRIS Donald A. Harris	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 31, 2005
/s/ JAMES J. VOLK James J. Volk	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	March 31, 2005
/s/ ROBERT A. BERLACHER Robert A. Berlacher*	Director	March 31, 2005
/s/ JAMES E. BLAKE James E. Blake*	Director	March 31, 2005
/s/ MATTHEW J. BOOS Matthew J. Boos*	Director	March 31, 2005
/s/ PETER LUCAS Peter Lucas*	Director	March 31, 2005
/s/ BRUCE E. TOLL Bruce E. Toll*	Director	March 31, 2005
/s/ EVE M. TRKLA Eve M. Trkla*	Director	March 31, 2005
/s/ JOSEPH N. WALTER Joseph N. Walter*	Director	March 31, 2005

/s/ ERIC S. WEINSTEIN Eric S. Weinstein	Director	March 31, 2005
*By:	/s/ DONALD A. HARRIS Donald A. Harris Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Greenberg Traurig, P.A.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

QuickLinks

TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
MARKET AND OTHER DATA
PROSPECTUS SUMMARY
The Exchange Offer
Risk Factors
Summary Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
SPRINT PCS AGREEMENTS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN TRANSACTIONS
THE EXCHANGE OFFER
DESCRIPTION OF THE REGISTERED NOTES
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
UBIQUITEL INC. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
UbiquiTel Inc. and Subsidiaries Consolidated Balance Sheets (In Thousands, Except Per Share Data)
UbiquiTel Inc. and Subsidiaries Consolidated Statements of Operations (In Thousands, Except Per Share Data)
UbiquiTel Inc. and Subsidiaries Consolidated Statements of Cash Flows (In Thousands)
UbiquiTel Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity (In Thousands)
UbiquiTel Inc. and Subsidiaries Notes to Consolidated Financial Statements
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURES
INDEX TO EXHIBITS